                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-49813


                   [Letterhead of Peoples First Corporation]


                                  June 1, 1998


TO THE SHAREHOLDERS OF PEOPLES FIRST CORPORATION:

         You are cordially invited to attend a special meeting of the shareholders (the "Special Meeting") of Peoples First Corporation ("Peoples") to be held at the Executive Inn Riverfront located at Executive Inn Boulevard, Paducah, Kentucky at 4:00 p.m., local time, on June 30, 1998, notice of which is enclosed.

         At the Special Meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger (the "Agreement"), by and between Peoples and Union Planters Corporation, a Tennessee corporation ("UPC"), and a related Plan of Merger (the "Plan of Merger") pursuant to which Peoples will merge (the "Merger") with and into Union Planters Holding Corporation, a wholly owned subsidiary of UPC organized under the laws of Tennessee ("UPC Merger Subsidiary"), with the effect that UPC Merger Subsidiary will be the surviving corporation resulting from the Merger. Upon consummation of the Merger, each share of Peoples common stock issued and outstanding (excluding certain shares held by Peoples or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive 0.6 shares of UPC common stock and the associated "Preferred Share Rights" (as defined in the accompanying Proxy Statement/Prospectus), subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus, with cash being paid in lieu of issuing fractional shares.

         If the closing price of UPC common stock during the 20 trading day period ending on the date of the Special Meeting either (i) falls below $48.65 (or $29.19 on a per Peoples share equivalent basis), or (ii) both falls below $51.69 (or $31.01 on a per Peoples share equivalent basis) and falls by more than 10% below the relative performance of a specified group of bank holding company common stocks, Peoples will have the right to terminate the Agreement and Plan of Merger unless UPC elects to increase the exchange ratio. See pages 22-25 of the Proxy Statement/Prospectus for a description. If shareholders approve the Merger, and this termination right is triggered as a result of decline in the market price of UPC common stock, your Board of Directors could elect to proceed with the Merger without resoliciting shareholders. In making its determination whether to terminate the Agreement and whether to resolicit shareholders, the Board will consider, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including information concerning the business, financial condition, results of operations, and prospects of UPC, the recent performance of UPC Common Stock, the historical financial data of UPC, customary statistical measurements of financial performance, and the future prospects for UPC Common Stock following the Merger, and the advice of its financial advisors and legal counsel.

         Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, (iii) proxy card for the Special Meeting and (iv) pre-addressed return envelope for the proxy card. The Proxy Statement/Prospectus describes in more detail the Agreement, the Plan of Merger, and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of Peoples shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

         Keefe, Bruyette & Woods, Inc. and Stifel, Nicolaus & Company, Inc., Peoples' financial advisors, have issued their opinions to your Board of Directors regarding the fairness, from a financial point of view, of the consideration to be paid by UPC pursuant to the Agreement. Copies of the opinions are attached as Appendix C to the Proxy Statement/Prospectus.

         THE BOARD OF DIRECTORS OF PEOPLES HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND THE PLAN OF MERGER AND APPROVED CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

         Shareholders of Peoples are entitled to assert dissenters' rights under Subtitle 13 of the Kentucky Business Corporation Act, a copy of which is attached as Appendix D to the accompanying Proxy Statement/Prospectus. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person even if you previously returned your proxy card. The proposed Merger with UPC is a significant step for Peoples and your vote on this matter is of great importance.

         ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

         We look forward to seeing you at the Special Meeting.

                                        Sincerely,



                                        Aubrey W. Lippert
                                        Chairman of the Board, President and
                                        Chief Executive Officer

                            PEOPLES FIRST CORPORATION
                             100 SOUTH FOURTH STREET
                             PADUCAH, KENTUCKY 42002

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD AT 4:00 P.M. ON JUNE 30, 1998

         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of Peoples First Corporation ("Peoples") will be held at the Executive Inn Riverfront located at Executive Inn Boulevard, Paducah, Kentucky, on June 30, 1998, at 4:00 p.m., local time, for the following purposes:

         1. MERGER. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 17, 1997, as amended April 8, 1998 (the "Agreement"), by and between Peoples and Union Planters Corporation, a Tennessee corporation ("UPC"), and the related Plan of Merger (the "Plan of Merger"), by and between Peoples and Union Planters Holding Corporation, a wholly owned subsidiary of UPC organized under the laws of Tennessee ("UPC Merger Subsidiary"), pursuant to which (i) Peoples will merge (the "Merger") with and into UPC Merger Subsidiary, with the effect that UPC Merger Subsidiary will be the surviving corporation resulting from the Merger, (ii) each share of the common stock of Peoples ("Peoples Common Stock") issued and outstanding at the effective time of the Merger (excluding certain shares held by Peoples or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive 0.6 shares of the $5.00 par value common stock of UPC, and the associated "Preferred Share Rights" (as defined in the accompanying Proxy Statement/Prospectus), subject to possible adjustment, and cash in lieu of issuing any fractional share, and (iii) UPC will assume the obligations of Peoples under various stock plans and adopt substitute plans where appropriate, all as more fully described in the accompanying Proxy Statement/Prospectus. The text of the Agreement, as restated to reflect the April 8, 1998, amendment, and the Plan of Merger are set forth as Appendix A and Appendix B, respectively, to the accompanying Proxy Statement/Prospectus and is incorporated by reference herein.

         2. OTHER BUSINESS. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements of the Special Meeting.

         Only shareholders of record at the close of business on May 15, 1998 will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

         Shareholders of Peoples are entitled to assert dissenters' rights under Subtitle 13 of the Kentucky Business Corporation Act, a copy of which is attached as Appendix D to the accompanying Proxy Statement/Prospectus.

         THE BOARD OF DIRECTORS OF PEOPLES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.





                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        AUBREY W. LIPPERT

                                        Chairman of the Board, President and
                                        Chief Executive Officer


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                                   PROSPECTUS

                          COMMON STOCK, $5.00 PAR VALUE
                           UNION PLANTERS CORPORATION

                                 PROXY STATEMENT

                       FOR SPECIAL MEETING OF SHAREHOLDERS
                          OF PEOPLES FIRST CORPORATION
         This Prospectus of Union Planters Corporation, a bank holding company organized and existing under the laws of the State of Tennessee ("UPC"), relates to up to 6,364,897 shares of common stock, $5.00 par value, of UPC (together with associated "Preferred Share Rights" (as defined herein), "UPC Common Stock"), including shares to be subject to assumed options and rights, which are issuable to the shareholders of Peoples First Corporation, a corporation organized and existing under the laws of the State of Kentucky ("Peoples"), upon consummation of the proposed merger (the "Merger") of Peoples with and into Union Planters Holding Corporation, a wholly owned subsidiary of UPC organized under the laws of Tennessee ("UPC Merger Subsidiary"), with the effect that UPC Merger Subsidiary will be the surviving corporation of the Merger. The Merger will be consummated pursuant to the terms of the Agreement and Plan of Merger, dated as of November 17, 1997, as amended April 8, 1998 (the "Agreement"), by and between UPC, UPC Merger Subsidiary and Peoples, and the related Plan of Merger (the "Plan of Merger"), by and between UPC Merger Subsidiary and
Peoples, and joined in by UPC.

         At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of common stock of Peoples ("Peoples Common Stock") will be converted into and exchanged for the right to receive 0.6 shares of UPC Common Stock, subject to certain possible adjustments described herein (the "Exchange Ratio"). Cash (without interest) will be paid in lieu of the issuance of any fractional shares of UPC Common Stock. The reported closing sales price of UPC Common Stock on May 22, 1998 was $58.06, resulting in an equivalent price per Peoples share of $34.84. See "Summary-Comparative Market Prices of Common Stock."

         The Exchange Ratio could be adjusted upward if the quoted price of UPC Common Stock falls below certain minimum thresholds. Under the Agreement, Peoples may elect not to complete the Merger if the average closing sales price of UPC Common Stock during the 20 trading day period ending on the date of the Special Meeting either (i) falls below $48.65 (or $29.19 on a per Peoples share equivalent basis), or (ii) both falls below $51.69 (or $31.01 on a per Peoples share equivalent basis) and falls by more than 10% below the relative performance of a specified group of bank holding company common stocks, comparing closing sales prices on November 21, 1997 and on the date of the Special Meeting. However, if Peoples elects not to complete the Merger in either of these circumstances, UPC may, but is not obligated to, elect to cause the Merger to be completed. To do so, UPC must increase the Exchange Ratio by the amount necessary so that each share of Peoples Common Stock will be converted in the Merger into shares of UPC Common Stock having value, based on the average closing price, of $29.19 in the case of (i) above or, in the case of (ii) above, the lesser of $31.01 or the price that would reflect a decline in the closing sales price of UPC Common Stock that is 10% below the relative performance of the group of bank holding company common stocks between November 21, 1997 and the Special Meeting date. This adjustment formula is described in greater detail under the heading "DESCRIPTION OF THE TRANSACTION-- Possible Adjustment of Exchange Ratio."

         This Prospectus also serves as the Proxy Statement of Peoples, and is being furnished to the shareholders of Peoples in connection with the solicitation of proxies by the Peoples Board for use at its special meeting of shareholders (including any adjournment or postponement thereof, the "Special Meeting"), to be held on June 30, 1998, to consider and vote upon the Agreement and the Plan of Merger and the transactions contemplated therein. This Proxy Statement/Prospectus ("Proxy Statement") and related materials enclosed herewith are being mailed to shareholders of Peoples on or about June 1, 1998.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
                 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                      OR ADEQUACY OF THIS PROXY STATEMENT.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                              --------------------

             The date of this Proxy Statement is May 29, 1998.

                              AVAILABLE INFORMATION

         Each of UPC and Peoples is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants. The shares of UPC Common Stock are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "UPC," and reports, proxy and information statements, and other information concerning UPC also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The shares of Peoples Common Stock are traded on the Nasdaq National Market System (the "Nasdaq National Market") under the symbol "PFKY," and reports, proxy and information statements, and other information concerning Peoples also may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

         This Proxy Statement constitutes part of the Registration Statement on Form S-4 of UPC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about UPC and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

         All information contained in this Proxy Statement or incorporated herein by reference with respect to UPC was supplied by UPC, and all information contained in this Proxy Statement or incorporated herein by reference with respect to Peoples was supplied by Peoples.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR PEOPLES OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

         THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND BUSINESS OF UPC AND PEOPLES AND OF UPC FOLLOWING THE CONSUMMATION OF THE MERGER AND THE OTHER ACQUISITIONS (AS DEFINED UNDER "BUSINESS OF UPC -- RECENT DEVELOPMENTS"), INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE OTHER ACQUISITIONS AND THE EXPECTED IMPACT OF THE MERGER AND THE OTHER ACQUISITIONS ON UPC'S FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER

MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING POSSIBILITIES: (I) EXPECTED COST SAVINGS FROM THE MERGER AND THE OTHER ACQUISITIONS CANNOT BE FULLY REALIZED; (II) DEPOSIT ATTRITION, CUSTOMER LOSS, OR REVENUE LOSS FOLLOWING THE MERGER AND THE OTHER ACQUISITIONS IS GREATER THAN EXPECTED; (III) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (IV) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF UPC AND THE INSTITUTIONS TO BE ACQUIRED ARE GREATER THAN EXPECTED; (V) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (VI) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (VII) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (VIII) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; (IX) CHANGES OCCUR IN THE SECURITIES MARKETS; AND (X) DISRUPTIONS OF THE OPERATIONS OF UPC, PEOPLES OR ANY OF THEIR SUBSIDIARIES, OR ANY OTHER GOVERNMENTAL OR PRIVATE ENTITY AS A RESULT OF THE "YEAR 2000 PROBLEM." THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS PROXY STATEMENT HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF UPC AND PEOPLES, NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF UPC, PEOPLES OR UPC AFTER THE MERGER AND THE OTHER ACQUISITIONS IS INCLUDED IN THE SEC FILINGS INCORPORATED BY REFERENCE HEREIN.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by UPC pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 1-10160):

         (a) UPC's Annual Report on Form 10-K for the year ended December 31, 1997 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k), or (l) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement) ("UPC's 1997 Form 10-K");

         (b) UPC's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and the amendment thereto on Form 10-Q/A (the "UPC March 31, 1998 Form 10-Q");

         (c) UPC's Current Reports on Form 8-K dated January 15, February 23, and April 16, 1998;

         (d) The description of the current management and Board of Directors of UPC contained in the Proxy Statement of UPC filed pursuant to
              Section 14(a) of the Exchange Act for UPC's Annual Meeting of Shareholders held on April 16, 1998;

         (e) UPC's Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989; (SEC File No. 0-6919) in connection with UPC's designation and authorization of its Series A Preferred Stock; and

         (f) The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

         The following documents previously filed with the SEC by Peoples pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 0-16839):

         (a) Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 1997 ("Peoples' 1997 Form 10-K");

         (b) Peoples' Quarterly Report on Form 10-Q for the three months ended March 31, 1998;

         (c) The description of the Rights Agreement between Peoples and Registrar and Transfer Company, as Rights Agent dated January 18, 1995, as amended, contained in the Registration Statement of Peoples on Form 8-A, filed with the Commission on January
              18, 1995, and any amendments or reports filed thereafter for the purpose of updating such description; and

         (d) The description of Peoples Common Stock contained in the Registration Statement of Peoples on Form 8-A, filed with the Commission on April 29, 1998, and any amendments or reports filed thereafter for the purpose of updating such description.

         All documents filed by UPC and/or Peoples pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         UPC WILL PROVIDE WITHOUT CHARGE, UPON THE WRITTEN OR ORAL REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, A COPY OF ANY AND ALL INFORMATION (EXCLUDING CERTAIN EXHIBITS) RELATING TO UPC THAT HAS BEEN INCORPORATED BY REFERENCE IN THE REGISTRATION STATEMENT. SUCH REQUESTS SHOULD BE DIRECTED TO E. JAMES HOUSE, JR., SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT, UNION PLANTERS CORPORATION, 7130 GOODLETT FARMS PARKWAY, MEMPHIS, TENNESSEE 38018 (TELEPHONE (901) 580-6584). PEOPLES WILL PROVIDE WITHOUT CHARGE, UPON THE WRITTEN OR ORAL REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, A COPY OF ANY AND ALL INFORMATION (EXCLUDING CERTAIN EXHIBITS) RELATING TO PEOPLES THAT HAS BEEN INCORPORATED BY REFERENCE IN THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT IS A PART. SUCH REQUESTS SHOULD BE DIRECTED TO EILEEN M. DUOBINIS-GRAY, SECRETARY, PEOPLES FIRST CORPORATION, 100 SOUTH FOURTH STREET, PADUCAH, KENTUCKY 42002 (TELEPHONE (502) 441-1314). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 23, 1998.

                                TABLE OF CONTENTS

                                                                                                  Page
SUMMARY............................................................................................  1
     The Parties...................................................................................  1
     Meeting Of Shareholders.......................................................................  2
     The Merger....................................................................................  3
     Comparative Market Prices Of Common Stock.....................................................  8
     Historical And Pro Forma Comparative Per Share Data...........................................  9
     Selected Financial Data....................................................................... 11

SPECIAL MEETING OF PEOPLES SHAREHOLDERS............................................................ 19
     Date, Place, Time, And Purpose................................................................ 19
     Record Date, Voting Rights, Required Vote, And Revocability Of Proxies........................ 19
     Solicitation Of Proxies....................................................................... 20
     Recommendation................................................................................ 20

DESCRIPTION OF TRANSACTION......................................................................... 21
     General....................................................................................... 21
     Possible Adjustment Of Exchange Ratio......................................................... 22
     Effect Of The Merger On Employee Options...................................................... 25
     Right to Restructure Transaction.............................................................. 25
     Background Of And Reasons For The Merger...................................................... 25

Opinions Of Peoples' Financial Advisors............................................................ 28
     Opinion of Keefe, Bruyette & Woods, Inc....................................................... 28
     Opinion of Stifel, Nicolaus & Company......................................................... 33
     Effective Time Of The Merger.................................................................. 38
     Dissenters' Rights............................................................................ 38
     Distribution Of UPC Stock Certificates........................................................ 41
     Conditions To Consummation Of The Merger...................................................... 41
     Regulatory Approval........................................................................... 42
     Waiver, Amendment, And Termination............................................................ 43
     Conduct Of Business Pending The Merger........................................................ 44
     Management And Operations After The Merger.................................................... 45
     Interests Of Certain Persons In The Merger.................................................... 45
     Certain Federal Income Tax Consequences Of The Merger......................................... 47
     Accounting Treatment.......................................................................... 49
     Expenses And Fees............................................................................. 50
     Resales Of UPC Common Stock................................................................... 50
     Option Agreement.............................................................................. 51

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS..................................................... 54
     Anti-Takeover Provisions Generally............................................................ 54
     Authorized Capital Stock...................................................................... 55
     Amendment Of Charter And Bylaws............................................................... 56
     Classified Board Of Directors And Absence Of Cumulative Voting................................ 57
     Director Removal And Vacancies................................................................ 57
     Limitations On Director Liability............................................................. 58
     Indemnification............................................................................... 58
     Special Meeting Of Shareholders............................................................... 59
     Actions By Shareholders Without A Meeting..................................................... 59
     Shareholder Nominations And Proposals......................................................... 59
     Business Combinations......................................................................... 60

     Limitations On Ability To Vote Stock.......................................................... 62
     Dissenters' Rights Of Appraisal............................................................... 62
     Shareholders' Rights To Examine Books And Records............................................. 63
     Dividends..................................................................................... 63

COMPARATIVE MARKET PRICES AND DIVIDENDS............................................................ 63

BUSINESS OF PEOPLES................................................................................ 65
     General....................................................................................... 65
     Beneficial Ownership Of Peoples Common Stock.................................................. 65

BUSINESS OF UPC.................................................................................... 67
     General....................................................................................... 67
     Recent Developments........................................................................... 68

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION............................................. 71

CERTAIN REGULATORY CONSIDERATIONS.................................................................. 77
     General....................................................................................... 77
     Payment Of Dividends.......................................................................... 78
     Capital Adequacy.............................................................................. 79
     Support Of Subsidiary Institutions............................................................ 80
     Prompt Corrective Action...................................................................... 81

DESCRIPTION OF UPC CAPITAL STOCK................................................................... 82
     UPC Common Stock.............................................................................. 82
     UPC Preferred Stock........................................................................... 83

OTHER MATTERS...................................................................................... 84

SHAREHOLDER PROPOSALS.............................................................................. 84

EXPERTS............................................................................................ 84

OPINIONS........................................................................................... 84

Appendices

     Appendix A   Agreement and Plan of Merger, dated November 17, 1997, as
                  restated to reflect the amendment thereto, dated April 8, 1998, by and between Peoples First Corporation, Union Planters
                  Corporation, and Union Planters Holding Corporation (without exhibits)

     Appendix B   Plan of Merger, dated November 17, 1997

     Appendix C   Opinions of Keefe, Bruyette & Woods, Inc. and Stifel Nicolaus
                  & Company, Inc.

     Appendix D   Subtitle 13 of the Kentucky Business Corporation Act

                                     SUMMARY

         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROXY STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT, INCLUDING THE APPENDICES. AS USED IN THIS PROXY STATEMENT, THE TERMS "UPC" AND "PEOPLES" REFER TO UNION PLANTERS CORPORATION AND PEOPLES FIRST CORPORATION, RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, TO THOSE ENTITIES AND THEIR RESPECTIVE SUBSIDIARIES.

THE PARTIES

         PEOPLES. Peoples, a Kentucky corporation, is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of March 31, 1998, Peoples had total consolidated assets of approximately $1.5 billion, total consolidated loans of approximately $1.1 billion, total consolidated deposits of approximately $1.2 billion, and total consolidated shareholders' equity of approximately $157.3 million.

         Peoples conducts a complete range of commercial and personal banking activities in Western Kentucky and Northwestern Tennessee through its wholly owned bank subsidiary, The Peoples First National Bank & Trust Company of Paducah, ("Peoples Bank"). Peoples Bank operates 28 branches in ten Western Kentucky counties and in Montgomery County, Tennessee.

         The principal executive offices of Peoples are located at 100 South Fourth Street, Paducah, Kentucky 42002 and its telephone number at such address is (502) 441-1200. Additional information with respect to Peoples and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "BUSINESS OF PEOPLES."

         UPC. UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, UPC had total consolidated assets of approximately $18.4 billion, total consolidated loans of approximately $12.7 billion, total consolidated deposits of approximately $13.6 billion, and total consolidated shareholders' equity of approximately $1.8 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $15.7 billion asset Union Planters Bank, National Association ("UPB"), a multi-state national banking association, founded in 1869 and headquartered in Memphis, Tennessee with branches in Tennessee, Arkansas, Missouri, Kentucky, Alabama, Mississippi and Louisiana, one savings association headquartered in Tennessee, two other Tennessee chartered banks headquartered in Tennessee, two recently acquired Arkansas state-chartered banks, and one Florida chartered bank headquartered in Miami, Florida (collectively, with UPB, the "UPC Banking Subsidiaries"). Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 518 banking offices and 676 automated teller machines ("ATMs"). UPC's total deposits at March 31, 1998 are allocable by state (before consolidating adjustments) approximately as follows: $6.7 billion in Tennessee; $2.9 billion in Mississippi; $1.3 billion in Florida; $1.2 billion in Missouri; $596 million in Arkansas; $598 million in Louisiana; $412 million in Alabama; and $103 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed 13 acquisitions in 1994, three in 1995, seven in 1996, six in 1997, adding approximately $3.8 billion in total assets in 1994, $1.3 billion in 1995, $4.2 billion in 1996 and $3.6 billion in 1997. Through April 1, 1998, UPC has completed the acquisition of two institutions with approximately $520 million in total assets (the "Recently Completed Acquisitions"). In addition, UPC was, as of that date, a party to definitive agreements to acquire ten financial institutions, not including Peoples, and to purchase certain branch locations and assume deposit liabilities of California Federal Bank in Florida ("CalFed Branch Purchase")(collectively referred to as the "Other Pending Acquisitions"). The Other Pending Acquisitions had aggregate total assets of approximately $11.6 billion at March 31, 1998. For purposes of this Proxy Statement, the "Recently Completed Acquisitions" and "Other Pending Acquisitions" are collectively referred to as the "Other Acquisitions". The largest of the Other Acquisitions is UPC's proposed acquisition of Magna Group, Inc. ("MGR"), St. Louis, Missouri, which had total consolidated assets of approximately $7.3 billion at March 31, 1998. On May 1, 1998, MGR acquired Charter Financial, Inc. and its subsidiary, Charter Bank, S.B. (the "Charter Acquisition"), in a transaction accounted for as a purchase. Located in Sparta, Illinois, Charter Financial, Inc. had at the time of consummation, total assets of approximately $406 million, total deposits of approximately $309 million, and total shareholders' equity of approximately $67 million. For purposes of this Proxy Statement, including the historical and equivalent pro forma data, the terms "Other Acquisitions" and "Other Pending Acquisitions" include the Charter Acquisition. For additional information, see "BUSINESS OF UPC -- Recent Developments" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions in the past three fiscal years, see the caption "Acquisitions" (pages 10, 11 and 12) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 contained (pages 49 and 50) in such Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions and other entities engaged in lines of business permissible for banks and bank holding companies. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required in connection with acquisitions. For a description of the acquisitions in addition to the Merger which are currently pending, see "BUSINESS OF UPC -- Recent Developments."

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "BUSINESS OF UPC."

         UPC MERGER SUBSIDIARY. UPC Merger Subsidiary, a Tennessee corporation, is a wholly owned subsidiary of UPC. UPC Merger Subsidiary is a bank holding company which owns all of the common stock of UPB, all the outstanding stock of Union Planters Bank of Florida and other permissible investments. The directors and officers of UPC Merger Subsidiary are executive officers of UPC.

MEETING OF SHAREHOLDERS

         This Proxy Statement is being furnished to the holders of Peoples Common Stock in connection with the solicitation by the Board of Directors of Peoples (the "Peoples Board") of proxies for use at the Special Meeting at which Peoples shareholders will be asked to vote upon (i) a proposal to approve the Agreement and the Plan of Merger and (ii) such other business as may properly come before the meeting but which is not now anticipated. The Special Meeting will be held at the Executive Inn Riverfront located on Executive Inn Boulevard, Paducah, Kentucky, at 4:00 p.m., local time, on June 30, 1998. See "SPECIAL MEETING OF PEOPLES SHAREHOLDERS -- Date, Place, Time, and Purpose."

         The Peoples Board has fixed the close of business on May 15, 1998, as the record date (the "Record Date") for determination of the shareholders entitled to notice of and to vote at the

Special Meeting. Only holders of record of shares of Peoples Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Peoples Common Stock is entitled to one vote. Shareholders who execute proxies solicited by the Peoples Board retain the right to revoke them at any time prior to the proxies being voted at the Special Meeting. On the Record Date, there were 10,024,311 shares of Peoples Common Stock outstanding. See "SPECIAL MEETING OF PEOPLES SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

         Pursuant to Peoples' Articles of Incorporation, approval of the Agreement and the Plan of Merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the votes entitled to be cast at the Special Meeting.

         The directors and executive officers of Peoples (including immediate family members and affiliated entities) owned, as of the Record Date, 777,438 shares (excluding shares underlying stock options), or approximately 7.8% of the outstanding shares of Peoples Common Stock.

         The directors and executive officers of UPC owned, as of the Record Date, no shares of Peoples Common Stock. As of the Record Date, UPC held no shares of Peoples Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted, and Peoples Bank held 847,181 shares of Peoples Common Stock in a fiduciary capacity for others with respect to which Peoples Bank has sole or shared voting power. See "SPECIAL MEETING OF PEOPLES SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

         For information with respect to beneficial owners of 5.0% or more of the outstanding shares of Peoples Common Stock, see "BUSINESS OF PEOPLES -- Beneficial Ownership of Peoples Common Stock."

THE MERGER

         GENERAL. The Agreement provides for the acquisition of Peoples by UPC pursuant to the merger of Peoples with and into UPC Merger Subsidiary, a wholly owned subsidiary of UPC organized under the laws of Tennessee, with the effect that UPC Merger Subsidiary will be the surviving corporation of the Merger. At the Effective Time, each share (other than shares (the "Dissenting Shares") of Peoples Common Stock with respect to which the holder has properly perfected the holder's rights to dissent under Subtitle 13 of Chapter 271B of the Kentucky Business Corporation Act (the "KBCA")) of Peoples Common Stock then issued and outstanding, including the associated Peoples Rights (as hereinafter defined) (excluding shares held by Peoples, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive 0.6 shares of UPC Common Stock, subject to possible adjustment as described below (the "Exchange Ratio").

         If either (A) (i) the Average Closing Price (as described below) of UPC Common Stock is less than $51.69 (or $31.01 on a Peoples per share equivalent basis) and (ii) the relative performance of UPC Common Stock (as measured by comparing the Average Closing Price to $60.8125, which was the closing price of UPC Common Stock on the fourth trading day after the public announcement of the Merger) is more than 10% lower than the relative performance of the common stocks of a specified group (the "Index Group") of bank holding companies (as measured by comparing the Index Price on the date of the Special Meeting to the Index Price on the fourth trading day after the public announcement of the Merger), or (B) the Average Closing Price shall be less than $48.65 (or $29.19 on a Peoples per share equivalent basis), then Peoples may elect to terminate the Agreement (the "Stock Price Termination Right") unless UPC increases the Exchange Ratio in the case of a failure to satisfy the condition in clause (A), to equal the lesser of (i) the number obtained by dividing the product of $51.69 and the Exchange Ratio by the Average Closing Price or (ii) the number obtained by dividing the product of the Index Ratio and the Exchange Ratio by the UPC Ratio, or in the case of a failure to satisfy the condition in clause (B), to the number obtained by dividing the product of $48.65 and the Exchange Ratio by the Average Closing

Price. If the Merger is approved by the Peoples shareholders, the Peoples Board could elect not to terminate the Agreement and to consummate the Merger without resoliciting the Peoples shareholders even if Peoples' Stock Price Termination Right is triggered. The Peoples Board would determine whether to exercise its right to terminate the Agreement only after evaluating, in consultation with its financial and legal advisors, the financial condition of UPC and Peoples and all relevant facts and circumstances that exist at the time. If the Peoples Board were to elect not to exercise its termination right, the value of the shares of UPC Common Stock that Peoples shareholders would receive, based on the Exchange Ratio and the Average Closing Price, would be (i) less than the lesser of $31.01 and the price that would reflect a decline in the market price of UPC Common Stock since November 20, 1997, which is 10% more than the relative decline of the Index Group stocks during the same period; (ii) less than $29.19; or (iii) less than both.

         Under no circumstances would the Exchange Ratio be less than 0.6 shares of UPC Common Stock for each share of Peoples Common Stock. See "DESCRIPTION OF TRANSACTION -- Possible Adjustment of Exchange Ratio."

         The Average Closing Price will be the average of the daily last sales prices of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by UPC) for 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the date of the Special Meeting.

         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any Peoples shareholder would otherwise be entitled upon consummation of the Merger, in an amount equal to such fraction multiplied by the closing price of one share of UPC Common Stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by
UPC) on the last trading day preceding the Effective Time. See "DESCRIPTION OF TRANSACTION -- General."

         EFFECT OF THE MERGER ON EMPLOYEE OPTIONS. At the Effective Time, each option to purchase shares of Peoples Common Stock, pursuant to stock options ("Employee Options") granted by Peoples under the Peoples Stock Plans, as defined in the Agreement, which are outstanding at the Effective Time, whether or not exercisable, shall be assumed by UPC and will be converted into and become an option with respect to UPC Common Stock on a basis adjusted to reflect the Exchange Ratio. See "DESCRIPTION OF TRANSACTION -- Effect of the Merger on Employee Options."

         As of the Record Date, Peoples had 10,024,311 shares of Peoples Common Stock issued and outstanding and 541,934 additional shares of Peoples Common Stock subject to Employee Options. Based upon an Exchange Ratio of 0.6, upon consummation of the Merger, UPC would issue up to approximately 6,014,586 shares of UPC Common Stock, excluding shares subject to assumed Employee Options. Accordingly, UPC would then have outstanding up to approximately 90,908,081 shares of UPC Common Stock based on the number of shares of UPC Common Stock outstanding on April 30, 1998 (and excluding shares to be issued pursuant to Other Acquisitions and shares to be issued pursuant to the exercise of stock options and for other purposes).

         REASONS FOR THE MERGER, RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF PEOPLES. The Peoples Board believes that the Agreement and the Merger are in the best interests of Peoples and its shareholders. THE PEOPLES BOARD UNANIMOUSLY RECOMMENDS THAT PEOPLES SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER. The Peoples Board believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Peoples and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger."

         In unanimously approving the Agreement and the Plan of Merger, Peoples' directors considered, among other things, UPC's business and financial condition, the financial terms and income tax consequences of the Merger, the effect on shareholder value of Peoples continuing as an independent entity compared to the effect of the Merger with UPC, and the opinions of Keefe, Bruyette & Woods, Inc. ("KBW") and Stifel Nicolaus & Company, Inc. ("Stifel") as to the fairness of the Exchange Ratio, from a financial point of view, to the shareholders of Peoples. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger."

         OPINIONS OF FINANCIAL ADVISORS. KBW and Stifel have rendered opinions to the Peoples Board that, based on and subject to the procedures, matters, and limitations described in their opinions and such other matters as they considered relevant, as of the date of their opinions, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Peoples. The opinions of KBW and Stifel dated as of the date of this Proxy Statement are attached as Appendix C to this Proxy Statement. Peoples shareholders are urged to read the opinions in their entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "DESCRIPTION OF TRANSACTION -- Opinions of Peoples' Financial Advisors."

         EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Kentucky Articles of Merger become effective with the Secretary of State of the Commonwealth of Kentucky and the Tennessee Articles of Merger become effective with the Secretary of State of the State of Tennessee. Subject to the terms and conditions of the Agreement, unless otherwise agreed upon by Peoples and UPC, the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 45 days following the last to occur of (i) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereof),
(ii) the date on which the shareholders of Peoples approve the Agreement, and
(iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party's obligations under the Agreement have been satisfied or waived (to the extent available by such party). It is anticipated that the Effective Time will occur on July 1, 1998, the day following the date of the Special Meeting. See "DESCRIPTION OF TRANSACTION -- Effective Time of the Merger," "-- Conditions to Consummation of the Merger," and "-- Waiver, Amendment, and Termination."

         NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. PEOPLES AND UPC ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED ON OR BEFORE JULY 1, 1998. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

         EXCHANGE OF STOCK CERTIFICATES. Promptly after the Effective Time, UPC will cause UPB, acting in its capacity as exchange agent for UPC (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of Peoples Common Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of UPC Common Stock. Cash will be paid to the holders of Peoples Common Stock in lieu of issuing any fractional shares of UPC Common Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will Peoples, UPC, or the Exchange Agent be liable to any holder of Peoples Common Stock for any UPC Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

         REGULATORY APPROVAL AND OTHER CONDITIONS. The Merger is subject to the prior approval of the Federal Reserve. An application has been filed with each of these regulatory authorities for the requisite approval. By letter dated April 1, 1998, the Federal Reserve advised UPC that the Merger had been approved.

         Consummation of the Merger is subject to various other conditions, including receipt of the required approval of Peoples shareholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other conditions. See "DESCRIPTION OF TRANSACTION -- Regulatory Approval" and "-- Conditions to Consummation of the Merger."

         WAIVER, AMENDMENT, AND TERMINATION. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of the Peoples Board and the Board of Directors of UPC (the "UPC Board"), or by the action of the Board of Directors of either company under certain circumstances, including, but not limited to, (i) if the Merger is not consummated by August 31, 1998, unless the failure to consummate by such date is due to a willful breach of the Agreement by the party seeking to terminate, and
(ii) by the Peoples Board, in certain circumstances, if an adjustment is not made to the Exchange Ratio. To the extent permitted by law, the Agreement may be amended upon the written agreement of UPC and Peoples without the approval of shareholders, whether before or after approval of the Agreement and the Plan of Merger by Peoples shareholders. See "DESCRIPTION OF TRANSACTION -- Possible Adjustment of Exchange Ratio" and "-- Waiver, Amendment, and Termination."

         DISSENTERS' RIGHTS. Any shareholder of Peoples will have the right to dissent from the Merger and to demand a determination of the fair value of the shareholder's shares in the event the Merger is approved and the Merger consummated. The right of any shareholder to receive the fair value of his or her shares is contingent upon strict compliance with the provisions of Subtitle 13 of the KBCA, a copy of which is included as Appendix D to this Proxy Statement/Prospectus. See "DESCRIPTION OF TRANSACTION-Dissenters' Rights."

         Pursuant to Subtitle 13 of the KBCA, any holder of Peoples Common Stock who desires to dissent from the Merger must initially take two actions to perfect his or her rights. First, the shareholder must deliver to Peoples, before the vote on the Merger is taken, written notice of his or her intent to demand payment for his or her shares if the Merger is consummated. Merely voting against the Merger or returning a proxy indicating a vote against the Merger will not satisfy this notice requirement. Second, the shareholder must not vote his or her shares in favor of the Merger. A shareholder's failure to vote with respect to the Merger will not, by itself, constitute a waiver of that shareholder's right to dissent under the KBCA. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the Merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the Merger, which will have the effect of waiving that shareholder's dissenter's rights.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of Peoples' management and the Peoples Board have interests in the Merger in addition to their interests as shareholders of Peoples generally. These interests relate to:
(i) the receipt, under certain circumstances, by the Executive Officers (as defined herein) of certain economic benefits pursuant to the terms of their respective employment agreements; (ii) the assumption by UPC of the Employee Options on a basis that reflects the Exchange Ratio, including Employee Options held by the "Executive Officer Group" (as defined herein) and the "Non-Executive Officer Director Group" (as defined herein) entitling them, as of the Record Date, to purchase in the aggregate 541,934 shares of Peoples Common Stock having an aggregate value of approximately $12 million (based upon the $37.00 closing price of Peoples Common Stock on the Nasdaq National Market on March 31, 1998); and (iii) the continued indemnification by UPC of the former directors, officers, employees, and agents of Peoples and its subsidiaries following consummation of the Merger. In connection with the Merger, the two senior executive officers of Peoples would be entitled to cash payments equal in the aggregate to $2,255,000 under the terms of their employment agreements with Peoples. See "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger."

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. It is intended that the Merger will be treated as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes, no gain or loss will be recognized by a Peoples shareholder upon the exchange of all of such shareholder's shares of Peoples Common Stock solely for shares of UPC Common Stock (except with respect to cash received in lieu of a fractional share of UPC Common Stock). Consummation of the Merger is conditioned upon receipt by UPC of an opinion of Wyatt, Tarrant & Combs and upon receipt by Peoples of an opinion of Brown, Todd & Heyburn PLLC, in each case dated the Effective Time, substantially to this effect. The conditions relating to the receipt of the tax opinions may be waived by both UPC and Peoples. Neither UPC nor Peoples currently intends to waive the conditions relating to the receipt of the tax opinions. If the conditions relating to the receipt of the tax opinions were waived and the material federal income tax consequences of the Merger were substantially different from those described in this Proxy Statement, Peoples would resolicit the approval of its shareholders prior to consummating the Merger. TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND ALL PEOPLES SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger, including a description of the tax opinions issued in connection with this Proxy Statement, see "DESCRIPTION OF TRANSACTION -- Certain Federal Income Tax Consequences of the Merger."

         ACCOUNTING TREATMENT. It is intended that the Merger will be accounted for as a pooling of interests transaction for accounting and financial reporting purposes and UPC will not consummate the Merger if such accounting treatment is not available. See "DESCRIPTION OF TRANSACTION -- Accounting Treatment."

         CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS. At the Effective Time, Peoples shareholders, whose rights are governed by Peoples' Amended and Restated Articles of Incorporation, as amended (the "Articles"), and Bylaws (the "Bylaws") and by the KBCA, will automatically become UPC shareholders, and their rights as UPC shareholders will be governed by UPC's Restated Charter (the "Charter") and Bylaws and by the Tennessee Business Corporation Act (the "TBCA"). The rights of UPC shareholders differ from the rights of Peoples shareholders in certain important respects, including but not limited to (i) anti-takeover provisions generally, (ii) authorized capital stock, (iii) amendments of charter and bylaws, (iv) the absence of cumulative voting, (v) director removal and vacancies, (vi) limitations on director liability, (vii) indemnification, (viii) shareholder meetings and actions without a meeting, (ix) shareholder nominations and proposals, (x) dissenters' rights, (xi) shareholders' rights to examine books and records, and (xii) dividends. See "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

         OPTION AGREEMENT. Peoples, as issuer, and UPC, as grantee, entered into a stock option agreement (the "Option Agreement"), which became effective on November 17, 1997, pursuant to which Peoples granted UPC an option to purchase, under certain circumstances and subject to certain possible adjustments and limitations, up to 1,991,406 shares of Peoples Common Stock at a price of $33.00 per share. Notwithstanding anything to the contrary contained in the Option Agreement, in no event may the Total Profit or the Notional Total Profit (each as defined in the Option Agreement) of UPC exceed $15 million. The Option Agreement is exercisable upon the occurrence of certain events that create the potential for another party to acquire control of Peoples. To the knowledge of Peoples, no event that would permit exercise of the Option Agreement has occurred as of the date of this Proxy Statement. The Option Agreement was granted by Peoples as a condition of and in consideration for UPC's entering into the Agreement and is intended to increase the likelihood that the Merger will be completed by making it more difficult and more expensive for a third party to acquire control of Peoples. See "DESCRIPTION OF TRANSACTION -- Option Agreement."

         CONDUCT OF BUSINESS PENDING THE MERGER. Each party has agreed in the Agreement to, among other things, take no action that would materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement. In addition, Peoples has agreed not to take certain actions relating to the operation of Peoples pending consummation of the Merger without the prior written consent of UPC, except as otherwise permitted by the Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of an aggregate of $500,000, except in the ordinary course of business consistent with past practices; (ii) paying any dividends, except a quarterly dividend of no more than $0.24 per share of Peoples Common Stock in accordance with past practices, or, subject to certain exceptions, exchanging any shares of its capital stock, issuing any additional shares of its capital stock, or giving any person the right to acquire any such shares; (iii) acquiring control over any other entity; (iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers, or employees; or (v) except as previously disclosed to UPC, modifying or adopting any employee benefit plans, including any employment contract. See "DESCRIPTION OF TRANSACTION -- Conduct of Business Pending the Merger."

COMPARATIVE MARKET PRICES OF COMMON STOCK

         Shares of UPC Common Stock are traded on the NYSE under the symbol "UPC." Shares of Peoples Common Stock are quoted on the Nasdaq National Market under the symbol "PFKY." The following table sets forth the reported closing sale prices per share for Peoples Common Stock and UPC Common Stock and the equivalent per share prices giving effect to the Merger (as explained below) for Peoples Common Stock on (i) November 17, 1997, the last trading day preceding the public announcement of the execution of the Agreement, and (ii) May 22, 1998, the latest practicable date prior to the mailing of this Proxy Statement.

                                                                                                    Equivalent Price
                                  Peoples Common Stock               UPC Common Stock             Per Peoples Share(1)
November 17, 1997                        $31.88                           $60.00                         $36.00

May 22, 1998                             $35.00                           $58.06                         $34.84

____________________

(1) The equivalent price per share of Peoples Common Stock at each specified date represents the closing sale price of a share of UPC Common Stock on such date multiplied by an Exchange Ratio of 0.6. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

         There can be no assurance as to what the market price of the UPC Common Stock will be if and when the Merger is consummated.

-------------------------------------------------------------------------------


HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

         The following table sets forth certain comparative per share data relating to earnings before extraordinary items and accounting changes, cash dividends, and book value on: (i) a historical basis for UPC and Peoples; (ii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger only; (iii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger and the Other Acquisitions; (iv) an equivalent pro forma basis per share of Peoples Common Stock, giving effect to the Merger only; and (v) an equivalent pro forma basis per share of Peoples Common Stock, giving effect to the Merger and the Other Acquisitions. The UPC pro forma combined information and the Peoples equivalent pro forma information give effect to the Merger and the Other Acquisitions and reflect an Exchange Ratio of 0.6. The Merger and each of the Other Pending Acquisitions (with the exception of the acquisitions of Duck Hill Bank, the Charter Acquisition and the CalFed Branch Purchase) are expected to be, and the Recently Completed Acquisition of Security Bancshares, Inc. was accounted for using the pooling of interests method of accounting. The recently completed acquisition of Sho-Me Financial Corp. and the Charter Acquisition were, and the Other Pending Acquisitions of Duck Hill Bank and the CalFed Branch Purchase are expected to be accounted for using the purchase method of accounting. The pro forma information for 1997 reflects the acquisition of Peoples and the Other Acquisitions as of January 1, 1997. The pro forma information for 1996 and 1995 reflects only the acquisition of MGR, Peoples, AMBANC Corp. ("AMBANC") and Merchants Bancshares, Inc. ("Merchants") because the Other Acquisitions (other than MGR, Peoples, AMBANC and Merchants) are not considered material to UPC from a financial statement presentation standpoint. Furthermore, the pro forma impact of the CalFed Branch Purchase on the pro forma statement of earnings for each of the three years presented has been excluded due to the lack of information available for operation of the branches on a historical basis. The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma book value per share data reflects preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger and the Other Acquisitions; however, the earnings per share amounts do not reflect the estimated acquisition-related charges. For additional information with respect to the estimated charges UPC anticipates it would incur in connection with the Merger and the Other Acquisitions, see "BUSINESS OF UPC -- Recent Developments." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to its acquisition program over the past three fiscal years, see the caption "Acquisitions" (on pages 10, 11 and 12) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996 and 1995 (on pages 49 and 50) contained in such UPC 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K, and
Exhibit 13 is incorporated by reference herein to the extent indicated herein. See "DOCUMENTS INCORPORATED BY REFERENCE."

         The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of UPC and Peoples, including the respective notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE," "-- Selected Financial Data," and "BUSINESS OF UPC -- Recent Developments."

            UNION PLANTERS CORPORATION AND PEOPLES FIRST CORPORATION
               HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                  Three
                                                  Months
                                                  Ended               Years Ended December 31, (1)
                                                March 31,
                                                   1998                1997        1996        1995
                                                ----------------------------------------------------
EARNINGS BEFORE EXTRAORDINARY ITEMS
 AND ACCOUNTING CHANGES
 UPC
  Basic                                          $  .89              $  2.54     $  2.13     $  2.79
  Diluted                                           .86                 2.45        2.05        2.66

 UPC pro forma (Peoples Only)
  Basic                                             .88                 2.55        2.19        2.78
  Diluted                                           .85                 2.46        2.11        2.65

 UPC pro forma (all Other Acquisitions
  and Peoples)(2)
  Basic                                             .80                 2.52        2.24        2.56
  Diluted                                           .78                 2.45        2.17        2.46

 Peoples
  Basic                                             .47                 1.62        1.75        1.54
  Diluted                                           .46                 1.59        1.72        1.51

 Peoples equivalent pro forma (Peoples
  only)(1)
  Basic                                             .53                 1.53        1.31        1.67
  Diluted                                           .51                 1.48        1.27        1.59

 Peoples equivalent pro forma (all Other
  Acquisitions and Peoples)(1)(2)
  Basic                                             .48                 1.51        1.34        1.54
  Diluted                                           .47                 1.47        1.30        1.48

CASH DIVIDENDS PER SHARE
 UPC                                                .50              $  1.495    $  1.08     $   .98
 Peoples                                            .24                  .82         .63         .48
 Peoples equivalent pro forma (1)                   .30                  .90         .65         .59



                                                                        March 31,       December 31,
                                                                          1998              1997
                                                                        ---------       ------------
BOOK VALUE PER COMMON SHARE
 UPC                                                                     $21.13            $20.72
 UPC pro forma (Peoples only)                                             21.38             21.07
 UPC pro forma (all Other Acquisitions
  and Peoples)                                                            20.82             21.73
 Peoples                                                                  15.68             15.46
 Peoples equivalent pro forma (Peoples only)(1)                           12.83             12.64
 Peoples equivalent pro forma (all Other
  Acquisitions and Peoples)(1)                                            12.49             13.04


_______________

(1) The equivalent pro forma per share data for Peoples is computed by multiplying UPC's pro forma information by an Exchange Ratio of 0.6.
(2) Pro forma information for 1996 and 1995 reflects only the acquisitions of MGR, AMBANC, Merchants and Peoples; the remaining Other Acquisitions are not considered material to UPC from a financial statement presentation standpoint.

SELECTED FINANCIAL DATA

         The following tables present selected consolidated financial data for UPC and Peoples for the three months ended March 31, 1998 and 1997 and for the five-year period ended December 31, 1997. The information for UPC has been derived from the consolidated financial statements of UPC, including the audited consolidated financial statements of UPC incorporated in this Proxy Statement by reference to UPC's 1997 Form 10-K and March 31, 1998 Form 10-Q and should be read in conjunction therewith and with the notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE." The information for Peoples has been derived from the consolidated financial statements of Peoples incorporated in this Proxy Statement by reference to Peoples' 1997 Form 10-K and March 31, 1998 Form 10-Q and should be read in conjunction therewith and with the notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE." Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective managements of UPC and Peoples, all adjustments (which include normal recurring adjustments and those related to the adoption of new accounting principles) necessary to arrive at a fair statement of interim results of operations of UPC and Peoples, respectively, have been included. With respect to UPC and Peoples, results for the three months ended March 31, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "BUSINESS OF UPC -- Recent
Developments" for information concerning UPC's Other Acquisitions as defined therein.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
    Net interest income........  $   190,707   $   190,590   $   770,385   $   744,852   $   669,451   $    627,439   $   558,036
    Provision for losses on
      loans....................       17,909        22,004       113,633        68,948        33,917         15,989        35,235
    Investment securities gains
      (losses).................        5,215           173         2,104         4,099         1,433        (21,302)        6,686
    Other noninterest income...       90,503        82,811       359,506       316,403       292,277        237,129       228,996
    Noninterest expense........      153,624       148,646       697,704       731,817       607,189        634,965       550,045
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Earnings before income
      taxes, extraordinary
      item, and accounting
      changes..................      114,892       102,924       320,658       264,589       322,055        192,312       208,438
    Applicable income taxes....       40,320        36,479       111,897        93,115       110,799         63,058        66,570
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Earnings before
      extraordinary item and
      accounting changes.......       74,572        66,445       208,761       171,474       211,256        129,254       141,868
    Extraordinary item and
      accounting changes, net
      of taxes.................           --            --            --            --            --             --         4,505
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Net earnings...............  $    74,572   $    66,445   $   208,761   $   171,474   $   211,256   $    129,254   $   146,373
                                 ===========   ===========   ===========   ===========   ===========   ============   ===========
PER COMMON SHARE DATA(3)
    Basic
        Earnings before
          extraordinary item
          and accounting
          changes..............  $       .89   $       .82   $      2.54   $      2.13   $      2.79   $       1.67   $      2.19
        Net earnings...........          .89           .82          2.54          2.13          2.79           1.67          2.27
    Diluted
        Earnings before
          extraordinary item
          and accounting
          changes..............          .86           .79          2.45          2.05          2.66           1.63          2.13
        Net earnings...........          .86           .79          2.45          2.05          2.66           1.63          2.21
    Cash dividends.............          .50           .32         1.495          1.08           .98            .88           .72
    Book value.................        21.13         20.00         20.72         19.57         18.34          15.28         14.50

(continued on following page)

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD
  END)
    Total assets...............  $18,413,614   $18,054,916   $18,105,079   $18,330,588   $17,182,861   $ 15,893,162   $14,180,524
    Loans, net of unearned
      income...................   12,727,659    12,560,838    12,658,564    12,578,571    10,917,307     10,074,458     8,077,152
    Allowance for losses on
      loans....................      223,837       192,943       225,389       189,118       179,968        174,604       172,330
    Investment securities......    3,287,664     3,449,824     3,247,680     3,387,217     3,970,036      4,016,506     4,124,679
    Total Deposits.............   13,581,227    13,386,397    13,440,269    13,514,144    13,047,488     12,506,212    11,732,707
    Short-term borrowings......      442,051       611,757       831,627       961,051       974,416        887,074       392,980
    Long-term debt(4)
        Parent company.........      373,242       373,468       373,746       373,459       214,758        114,790       114,729
        Subsidiary banks.......    1,630,693     1,473,599     1,176,158     1,332,534     1,087,273        819,982       481,193
    Total shareholders'
      equity...................    1,809,442     1,663,363     1,746,866     1,618,883     1,450,546      1,202,686     1,111,158
    Average assets.............   18,005,794    18,031,648    17,991,160    18,202,355    16,263,164     15,472,568    13,823,185
    Average shareholders'
      equity...................    1,760,458     1,615,979     1,690,992     1,533,348     1,334,995      1,226,852       973,087
    Average shares outstanding
      (in thousands)(3)
        Basic..................       83,379        78,904        80,336        77,240        72,512         71,678        56,169
        Diluted................       86,974        84,465        85,195        83,542        78,798         77,579        60,832

(continued on following page)

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
                      SELECTED FINANCIAL DATA (CONTINUED)

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PROFITABILITY AND CAPITAL
  RATIOS
    Return on average assets...         1.68%         1.49%         1.16%          .94%         1.30%           .84%         1.06%
    Return on average common
      equity...................        17.50         17.16         12.54         11.38         16.56          10.74         15.88
    Net interest income
      (taxable-
      equivalent)/average
      earning assets(5)........         4.80          4.80          4.79          4.56          4.60           4.56          4.58
    Loans/deposits.............        93.72         93.83         94.18         93.08         83.67          80.56         68.84
    Common and preferred
      dividend payout ratio....        57.03         37.71         54.96         44.57         29.25          35.03         24.42
    Equity/assets (period
      end).....................         9.83          9.21          9.65          8.83          8.44           7.57          7.84
    Average shareholders'
      equity/average total
      assets...................         9.78          8.96          9.40          8.42          8.21           7.93          7.04
    Leverage ratio.............        10.72         10.05         10.48          9.50          8.11           7.56          7.73
    Tier 1
      capital/risk-weighted
      assets...................        15.66         14.88         15.51         14.92         13.28          12.58         13.65
    Total capital/risk-weighted
      assets...................        20.71         17.55         18.12         17.60         16.21          14.67         15.92
CREDIT QUALITY RATIOS(6)
    Allowance/period-end
      loans....................         1.95%         1.76%         1.99%         1.72%         1.82%          1.87%         2.27%
    Nonperforming loans/total
      loans....................          .81           .85           .92           .91           .85            .74          1.18
    Allowance/nonperforming
      loans....................          240           207           215           188           213            252           193
    Nonperforming assets/loans
      and foreclosed
      properties...............         1.01          1.14          1.13          1.21          1.09           1.08          1.76
    Provision/average loans....          .62           .81          1.01           .65           .35            .19           .47
    Net charge-offs/average
      loans....................          .79           .67           .72           .61           .32            .27           .34

______________________________

(Notes to Selected Financial Data on the following page)

NOTES TO SELECTED FINANCIAL DATA

(1) Interim period ratios have been annualized were applicable.

(2) Reference is made to "Basis of Presentation" in Note 1 to UPC's consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(3) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as poolings of interests and to reflect the change in presentation of EPS as discussed in Notes 2 and 16 to the consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(4) Long-term debt includes Medium-Term Bank Notes, Federal Home Loan Bank
    (FHLB) advances, Trust Preferred Securities, variable rate asset-backed certificates, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year.

(5) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.

(6) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to UPC.

                   PEOPLES FIRST CORPORATION AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA

                                    Three Months Ended                      Years Ended December 31,
                                       March 31,(1)
                                  ----------------------   --------------------------------------------------------
                                     1998        1997        1997        1996        1995        1994        1993
                                     ----        ----        ----        ----        ----        ----        ----
                                                    (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
  Net interest income               $14,542     $14,256     $57,891     $54,114     $47,594     $45,549     $42,848
  Provision for losses on loans         939         839       5,041       2,664       2,167       1,723       2,541
  Investment securities gains
    (losses)                             --          --          --          --         178          62          41
  Other noninterest income            2,562       2,417      10,548       8,535       7,766       7,014       6,642
  Noninterest expense                 9,229       9,145      39,280      34,843      32,158      32,312      29,373
                                    -------     -------     -------     -------     -------     -------     -------
  Earnings before income
    taxes, extraordinary item,
    and accounting changes            6,936       6,689      24,118      25,142      21,213      18,590      17,617
  Applicable income taxes             2,271       2,191       7,931       7,978       6,446       5,465       4,807
                                    -------     -------     -------     -------     -------     -------     -------
  Earnings before extra-
    ordinary item and
    accounting changes                4,665       4,498      16,187      17,164      14,767      13,125      12,810
  Extraordinary item and
    accounting changes,
    net of taxes                         --          --          --          --          --          --          --
                                    -------     -------     -------     -------     -------     -------     -------
  Net earnings                      $ 4,665     $ 4,498     $16,187     $17,164     $14,767     $13,125     $12,810
                                    =======     =======     =======     =======     =======     =======     =======

PER COMMON SHARE DATA
  Basic
    Earnings before extra-
      ordinary item and
      accounting changes            $  0.47     $  0.45     $  1.62     $  1.75     $  1.54     $  1.35     $  1.32
    Net earnings                       0.47        0.45        1.62        1.75        1.54        1.35        1.32
  Diluted
    Earnings before extra-
      ordinary item and
      accounting changes               0.46        0.44        1.59        1.72        1.51        1.32        1.30
    Net earnings                       0.46        0.44        1.59        1.72        1.51        1.32        1.30
  Cash dividends                       0.24        0.19        0.82        0.63        0.48        0.39        0.34
  Book value                          15.68       14.60       15.46       14.45       13.89       12.17       11.81

(continued on the following page)

                                  Three Months Ended                        Years Ended December 31,
                                     March 31,(1)
                               -----------------------   --------------------------------------------------------------
                                  1998         1997         1997         1996         1995         1994         1993
                                  ----         ----         ----         ----         ----         ----         ----
                                                    (Dollars in thousands, except per share data)
BALANCE SHEET DATA
  (AT PERIOD END)
Total assets                   $1,493,091   $1,426,486   $1,500,997   $1,417,764   $1,287,596   $1,210,556   $1,156,506
Loans, net of unearned
  income                        1,110,745    1,053,605    1,103,847    1,038,315      914,497      805,947      704,037
Allowance for losses on
  loans                            16,783       15,120       16,442       14,795       13,371       12,188       10,715
Investment securities             300,225      307,808      316,493      304,311      306,642      333,527      375,366
Deposits                        1,209,860    1,122,286    1,176,841    1,115,253    1,047,104      998,583      992,896
Short-term borrowings              77,672       92,052      114,472      132,167       93,469       84,567       32,502
Long-term debt
  Parent company                       --           --           --           --           --           --           --
  Subsidiary banks                 35,890       54,207       43,104       14,013        7,757        9,536       16,555
Total shareholders' equity        157,304      146,055      154,727      144,549      128,172      110,263      106,371
Average assets                  1,482,682    1,415,316    1,443,441    1,335,630    1,245,932    1,178,272    1,126,458
Average shareholders' equity      155,335      145,077      149,011      134,573      118,545      107,993       99,139
Average shares outstanding
  (in thousands)
  Basic                            10,024       10,002        9,998        9,787        9,600        9,943        9,854
  Diluted                          10,250       10,252       10,188        9,956        9,804        9,730        9,705

(continued on the following page)

                   PEOPLES FIRST CORPORATION AND SUBSIDIARIES
                       SELECTED FINANCIAL DATA (CONTINUED)

                                      Three Months Ended
                                           March 31,                        Years Ended December 31,
                                      -----------------       -----------------------------------------------------
                                       1998        1997        1997        1996        1995        1994        1993
                                      -----       -----       -----       -----       -----       -----       -----
PROFITABILITY AND CAPITAL RATIOS
  Return on average assets             1.28%       1.29%       1.12%       1.29%       1.19%       1.11%       1.14%
  Return on average common
    equity                            12.18%      12.57%      10.86%      12.75%      12.46%      12.15%      12.92%
  Net interest income (taxable-
    equivalent)/average earning
    assets                             4.29%       4.41%       4.32%       4.41%       4.18%       4.28%       4.24%
  Loans/deposits                      91.81%      93.88%      93.80%      93.10%      87.34%      80.71%      70.91%
  Common and preferred
    dividend payout ratio             52.17%      43.18%      50.62%      36.00%      31.17%      28.89%      25.76%
  Equity/assets (period end)          10.54%      10.24%      10.31%      10.20%       9.95%       9.11%       9.20%
  Average shareholders'
    equity/average total assets       10.61%      10.25%      10.31%      10.08%       9.51%       9.17%       8.80%
  Leverage ratio                       9.78%       9.76%       9.56%       9.55%       9.30%       8.82%       8.18%
  Tier 1 capital/risk-weighted
    assets                            13.49%      13.19%      13.36%      13.15%      13.00%      13.05%      13.12%
  Total capital/risk-weighted
    assets                            14.92%      14.36%      14.61%      14.33%      14.24%      14.31%      14.37%

CREDIT QUALITY RATIOS
  Allowance/period end loans           1.51%       1.44%       1.49%       1.42%       1.46%       1.51%       1.52%
  Nonperforming loans/total
    loans                              1.26%       1.03%       1.16%       1.17%       0.67%       0.63%       0.62%
  Allowance/nonperforming
    loans                               118%        135%        126%        121%        196%        182%        163%
  Nonperforming assets/loans
    and foreclosed properties          1.28%       1.06%       1.18%       1.17%       0.74%       0.83%       0.93%
  Provision/average loans              0.35%       0.33%       0.47%       0.28%       0.25%       0.23%       0.38%
  Net charge-offs/average
    loans                              0.22%       0.20%       0.32%       0.18%       0.11%       0.03%       0.07%

NOTES TO PEOPLES SELECTED FINANCIAL DATA

(1) Interim period ratios have been annualized where applicable.

                     SPECIAL MEETING OF PEOPLES SHAREHOLDERS


DATE, PLACE, TIME, AND PURPOSE

                  This Proxy Statement is being furnished to the holders of Peoples Common Stock in connection with the solicitation by the Peoples Board of proxies for use at the Special Meeting and at any adjournments or postponements thereof at which Peoples shareholders will be asked to vote upon a proposal to approve the Agreement and the Plan of Merger. The Special Meeting will be held at the Executive Inn Riverfront located on Executive Inn Boulevard, Paducah, Kentucky, at 4:00 p.m., local time, on June 30, 1998. See "DESCRIPTION OF TRANSACTION."


RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES

                  The close of business on May 15, 1998, has been fixed as the Record Date for determining holders of outstanding shares of Peoples Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of Peoples Common Stock of record on the books of Peoples at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 10,024,311 shares of Peoples Common Stock issued and outstanding held by approximately 3,250 holders of record.

                  Each holder of record of shares of Peoples Common Stock on the Record Date is entitled to cast one vote per share on the proposal to approve the Agreement and the Plan of Merger, and on any other matter properly submitted for the vote of the Peoples shareholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Peoples Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

                  Peoples intends to count shares of Peoples Common Stock present in person at the Special Meeting but not voting, and shares of Peoples Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Approval of the Agreement and Plan of Merger requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting. Brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval of the Agreement and the Plan of Merger without specific instructions from such customers. Any abstention, non-voting share or "broker non-vote" with respect to such shares of Peoples Common Stock will have the same effect as a vote AGAINST the approval of the Agreement and the Plan of Merger.

                  Shares of Peoples Common Stock represented by properly executed proxies that are received before voting at the Special Meeting and not revoked will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER AND IN THE DISCRETION OF THE PROXYHOLDER AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXYHOLDERS MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXYHOLDER WILL VOTE ANY PROXIES VOTED AGAINST APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING.

                  A Peoples shareholder who has given a proxy solicited by the Peoples Board may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of Peoples,
(ii) properly submitting to Peoples a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Peoples First Corporation, 100 South Fourth Street, Paducah, Kentucky 42002; Attention: Eileen M. Duobinis-Gray, Secretary.

                  The directors and executive officers of Peoples (including immediate family members and affiliated entities) owned, as of the Record Date, 777,438 shares (excluding shares underlying Employee Options), or approximately 7.8% of the outstanding shares of Peoples Common Stock.

                  The directors and executive officers of UPC owned, as of the Record Date, no shares of Peoples Common Stock. As of the Record Date, UPC held no shares of Peoples Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted, and Peoples Bank held 847,181 shares of Peoples Common Stock in a fiduciary capacity for others with respect to which Peoples Bank has sole or shared voting power.

                  For information with respect to beneficial owners of 5.0% or more of the outstanding shares of Peoples Common Stock, see "BUSINESS OF PEOPLES -- Beneficial Ownership of Peoples Common Stock."


SOLICITATION OF PROXIES

                  Proxies may be solicited by the directors, officers, and employees of Peoples by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. Peoples may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Peoples Common Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. All expenses associated with the solicitation of proxies, other expenses associated with the Special Meeting, and expenses related to the printing and mailing of this Proxy Statement, will be shared by UPC and Peoples as provided in the Agreement. See "DESCRIPTION OF TRANSACTION -- Expenses and Fees."


RECOMMENDATION

                  THE PEOPLES BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT, THE PLAN OF MERGER, AND THE MERGER CONTEMPLATED THEREBY, BELIEVES THAT THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER IS IN THE BEST INTERESTS OF PEOPLES AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE PEOPLES SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

                           DESCRIPTION OF TRANSACTION

                  The following information describes material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the text of the Agreement, as restated to reflect the April 8, 1998, amendment, and the Plan of Merger, which are attached as Appendices A and B, respectively, to this Proxy Statement. The Agreement and Plan of Merger are incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.


GENERAL

                  The Agreement provides for the acquisition of Peoples by UPC pursuant to the merger of Peoples with and into UPC Merger Subsidiary, a corporation organized under the laws of the State of Tennessee, and a wholly-owned subsidiary of UPC, with the effect that UPC Merger Subsidiary will be the surviving corporation resulting from the Merger. At the Effective Time, each share of Peoples Common Stock then issued and outstanding, including any associated Peoples Rights, and except for Dissenting Shares (excluding shares held by Peoples, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive 0.6 shares of UPC Common Stock and the associated Preferred Share Rights, subject to possible adjustment as described below (the "Exchange Ratio").

                  No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share to which any Peoples shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of such common stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by UPC) on the last trading day preceding the Effective Time.

                  As of the Record Date, Peoples had 10,024,311 shares of Peoples Common Stock issued and outstanding and 541,934 additional shares of Peoples Common Stock subject to Employee Options. Based upon an Exchange Ratio of 0.6, upon consummation of the Merger, UPC would issue approximately 6,014,586 shares of UPC Common Stock, excluding shares subject to assumed Employee Options. Accordingly, UPC would then have outstanding approximately 90,908,081 shares of UPC Common Stock based on the number of shares of UPC Common Stock outstanding on April 30, 1998 (and excluding shares to be issued pursuant to Other Acquisitions and shares to be issued pursuant to the exercise of stock options and for other purposes).

                  UPC's Charter currently authorizes the issuance of 300,000,000 shares of UPC Common Stock and 10,000,000 shares of UPC Preferred Stock. As of April 30, 1998, UPC had 84,893,432 shares of UPC Common Stock outstanding and approximately 7,947,518 shares of UPC Common Stock were earmarked for issuance in connection with currently outstanding UPC stock options, UPC's dividend reinvestment plan, and with respect to conversion rights of currently outstanding UPC Series E Preferred Stock (defined below). At its 1998 Annual Shareholders Meeting held on April 16, 1998 (the "UPC Annual Meeting"), UPC's shareholders approved an amendment to the UPC Charter to increase the number of authorized shares of UPC Common Stock by 200,000,000 shares for a total of 300,000,000 shares of authorized UPC Common Stock. In addition, as of April 30, 1998, 1,179,343 shares of Series E Preferred Stock were outstanding. As of April 30, 1998, none of UPC's 750,000 authorized shares of Series A Preferred Stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

                  Under certain circumstances described below, the Exchange Ratio could be adjusted pursuant to certain provisions of the Agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN 0.6 SHARES OF UPC COMMON STOCK FOR EACH SHARE OF PEOPLES COMMON STOCK. An adjustment could occur only if the Peoples Board elects by a majority vote to terminate the Agreement pursuant to the provisions of the Agreement described below, and if UPC then elects to avoid termination of the Agreement by increasing the Exchange Ratio.

                  Peoples may elect to terminate the Agreement (the "Stock Price Termination Right") in EITHER of the two following circumstances:

         (A) the Average Closing Price (as defined below) is less than $48.65;

                  or

         (B) (i) the Average Closing Price (as defined below) is less than $51.69; and

             (ii) (a) the number obtained by dividing the Average Closing
Price by $60.8125 is less than (b) the number obtained by dividing the weighted average of the closing prices of the common stock of the bank holding companies defined as the "Index Group" in the Agreement (the "Index Price") on the date of the Special Meeting by the Index Price on November 21, 1997, less 10% (the "Index Ratio").

In either case, UPC has the option to avoid termination of the Agreement by Peoples by increasing the Exchange Ratio. In the case of a failure to satisfy clause (A) above, UPC may increase the Exchange Ratio to the number obtained by dividing the product of 48.65 and the Exchange Ratio by the Average Closing Price. In the case of a failure to satisfy clause (B) above, UPC may increase the Exchange Ratio to equal the lesser of (i) the number obtained by dividing the product of 51.69 and the Exchange Ratio by the Average Closing Price and
(ii) the number obtained by dividing the product of the Index Ratio and the Exchange Ratio by the UPC Ratio. If the Merger is approved by the Peoples shareholders, the Peoples Board could elect not to terminate the Agreement and to consummate the Merger without resoliciting the Peoples shareholders even if Peoples' Stock Price Termination Right is triggered.

                  The Average Closing Price is the average of the daily last sales prices of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by UPC) for 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the date of the Special Meeting (the Determination Date). The UPC Ratio is the number obtained by dividing the Average Closing Price by $60.8125.

                  These conditions reflect the parties' agreement that Peoples' shareholders will assume the risk of declines in the value of UPC Common Stock to $51.69. Any adjustment of the Exchange Ratio below a decline in the price of UPC Common Stock to $51.69 would be dependent on whether the Average Closing Price of UPC Common Stock is less than $48.65 or lags behind the trading prices of a group of comparable bank holding company common stocks (the Index Group referenced above) by more than 10%.

                  In making its determination whether to terminate the Agreement and whether to resolicit shareholders, the Peoples Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of UPC (including the recent performance of UPC Common Stock, the historical financial data of UPC, customary statistical measurements of UPC's financial performance, and the future prospects for UPC Common Stock following the Merger), and the advice of its financial advisors and legal counsel. If the Peoples Board elects to terminate the Agreement, UPC would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors UPC will consider include the projected effect of the Merger on UPC's pro forma earnings per share and whether UPC's assessment of Peoples' earning potential as part of UPC justifies the issuance of an increased number of UPC's shares. If UPC declines to adjust the Exchange Ratio, Peoples may elect to proceed without the adjustment, provided it does so within 12 days of the Determination Date. UPC IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO.

                  The operation of the adjustment mechanism can be illustrated by five scenarios. (For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is 0.6, the Starting Price of UPC Common Stock is $60.8125, and the Index Price, as of the Starting Date, is $100.)

(1) The first scenario occurs if the Average Closing Price is equal to $51.69 or more. Under this scenario, regardless of any comparison between the UPC Ratio and the Index Ratio, there would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Peoples shareholders could have fallen from a pro forma $36.49 per share, as of the Starting Date, to $31.01 per share, as of the Determination Date.

(2) The second scenario occurs if the Average Closing Price is less than $51.69, but does not represent a decline from the Starting Price of more than 10% than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Peoples shareholders would have fallen from a pro forma $36.49 per share, as of the Starting Date, to an amount based on the then lower Average Closing Price of UPC Common Stock, as of the Determination Date.

(3) The third scenario occurs if the Average Closing Price declines below $51.69, but not less than $48.65, and the UPC Ratio is below the Index Ratio. Under this scenario, the adjustment in the Exchange Ratio is designed to ensure that the Peoples shareholders receive shares of UPC Common Stock having a value (based upon the Average Closing Price) that corresponds to at least $51.69 or a price reflecting a 10% decline from the stock price performance reflected by the Index Group, whichever is less.

         For example, if the Average Closing Price were $50, and the ending Index Price, as of the Determination Date, were $95, the UPC Ratio (.8221) would be below the Index Ratio (.85, or .95 minus .10), Peoples could terminate the Agreement unless UPC elected within five days to increase the Exchange Ratio to equal .6204, which represents the lesser of (a) .6204 [the result of dividing $31.01 (the product of $51.69 and the 0.6 Exchange Ratio) by the Average Closing Price ($50), rounded to the nearest thousandth] and (b) .6933 [the result of dividing the Index Ratio (.85) times 0.6 by the UPC Ratio (.8221), rounded to the nearest thousandth]. Based upon the assumed $50 Average Closing Price, the new Exchange Ratio would represent a value to the Peoples shareholders of $31.01 per share.

         If the Average Closing Price were $50, and the ending Index Price, as of the Determination Date, were $100, the UPC Ratio (.8221) would be below the Index Ratio (.90, or 1.00 minus .10), Peoples could terminate the Agreement unless UPC elected within five days to increase the Exchange Ratio to equal .6204, which represents the lesser of (a) .6204 [the result of dividing $31.01 (the product of $51.69 and the 0.6 Exchange Ratio) by the Average Closing Price ($50), rounded to the nearest thousandth] and (b) .6568 [the result of dividing the Index Ratio (.90) times 0.6 by the UPC Ratio (.8221), rounded to the nearest thousandth]. Based upon the assumed $50 Average Closing Price, the new Exchange Ratio would represent a value to the Peoples shareholders of $31.01 per share.

(4) The fourth scenario occurs if the Average Closing Price declines below $48.65, but does not represent a decline from the Starting Price of more than 10% than the decline of the common stock prices of the Index Group. Under this scenario, the adjustment in the Exchange Ratio is designed to ensure that the Peoples shareholders receive shares of UPC Common Stock having a value (based upon the Average Closing Price) that corresponds to at least $48.65.

         For example, if the Average Closing Price were $45, Peoples could terminate the Agreement unless UPC elected within five days to increase the Exchange Ratio to equal .6487 [the result of dividing $29.19 (the product of $48.65 and the 0.6 Exchange Ratio) by the Average Closing Price ($45), rounded to the nearest thousandth]. Based upon the assumed $45 Average Closing Price, the new Exchange Ratio would represent a value to the Peoples shareholders of $29.19 per share.

(5) The fifth scenario occurs if the Average Closing Price declines below $48.65 and the UPC Ratio is below the Index Ratio. Either of these would trigger the Stock Price Termination Right. If Peoples were to exercise its right to terminate under this scenario, it would be required to choose one of these circumstances as the basis for the termination. That choice will determine what type of adjustment to the Exchange Rate would be required in order to avoid termination. Under this scenario, the adjustment in the Exchange Ratio is designed to let Peoples choose whether the Peoples shareholders receive shares of UPC Common Stock having a value (based upon the Average Closing Price) that corresponds to either (A) $48.65 or (B) a 10% decline from the stock price performance reflected by the Index Group (up to $51.69).

         For example, assume the Average Closing Price were $45, and the ending Index Price, as of the Determination Date, were $85, the UPC Ratio (.74) would be below the Index Ratio (.75, or .85 minus .10). Peoples could terminate the Agreement unless UPC elected within five days to increase the Exchange Ratio to equal either (A) .6487 [the result of dividing $29.19 (the product of $48.65 and the 0.6 Exchange Ratio) by the Average Closing Price ($45), rounded to the nearest thousandth], or
         (B) .6081 [the result of dividing the Index Ratio (.75) times 0.6 by the UPC Ratio (.74), rounded to the nearest thousandth]. If Peoples were to select (A) when it exercised its Stock Price Termination Right, the new Exchange Ratio would represent a value to the Peoples shareholders of $29.19 per share, based upon the assumed $45 Average Closing Price.

         If the Average Closing Price were $45, and the ending Index Price, as of the Determination Date, were $100, the UPC Ratio (.74), Peoples could terminate the Agreement unless UPC elected within five days to increase the Exchange Ratio to equal .6487 [the result of dividing $29.19 (the product of $48.65 and the 0.6 Exchange Ratio) by the Average Closing Price ($45), rounded to the nearest thousandth]. Alternatively, Peoples could terminate the Agreement unless UPC elected within five business days to increase the Exchange Ratio to equal .6892, which represents the lesser of (i) .6892 [the result of dividing $31.01 (the product of $51.69 and the 0.6 Exchange Ratio) by the Average Closing Price ($45), rounded to the nearest thousandth], or
         (ii) .7297 [the result of dividing the Index Ratio (.90, or 1.00 minus .10) times 0.6 by the UPC Ratio (.74), rounded to the nearest thousandth]. If Peoples were to exercise its right to terminate under this scenario based on the second alternative, the new Exchange Ratio would represent a value to the Peoples shareholders of $31.01 per share, based upon the assumed $45 Average Closing Price.

                  Based on the $58.06 closing price of UPC Common Stock on May 22, 1998, the Exchange Ratio would represent a value of $34.84 per share of Peoples Common Stock.

                  The actual market value of a share of UPC Common Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of Certificates for shares of Peoples Common Stock may be more or less than the Average Closing Price. Peoples shareholders are urged to obtain current market quotations for UPC Common Stock. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."


EFFECT OF THE MERGER ON EMPLOYEE OPTIONS

                  At the Effective Time, each Employee Option granted under the Peoples Stock Plans, as defined in the Agreement, that is outstanding at the Effective Time, whether or not exercisable, will be converted into and become an option with respect to UPC Common Stock, and UPC will assume each Employee Option, in accordance with the terms of the Peoples Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) UPC and its Salary and Benefits Committee will be substituted for Peoples and the Committee of the Peoples Board (including, if applicable, the entire Peoples Board) administering such Peoples Stock Plan,
(ii) each Employee Option assumed by UPC may be exercised solely for shares of UPC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of UPC Common Stock subject to such Employee Option will be equal to the number of shares of Peoples Common Stock subject to such Employee Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price under each such Employee Option will be adjusted by dividing the per share exercise price under each such Employee Option by the Exchange Ratio and rounding up to the nearest cent.

                  For information with respect to Employee Options held by the Peoples Board and management, see "-- Interests of Certain Persons in the Merger."


RIGHT TO RESTRUCTURE TRANSACTION

         UPC has reserved the right to revise the structure of the Merger in order to achieve tax benefits or for any other reason it deems advisable. However, without the approval of the Peoples Board and, if required by the KBCA, the Peoples shareholders, UPC may not make any revision to the structure of the Merger which would: (i) change the amount of the consideration Peoples shareholders are entitled to receive; (ii) change the intended tax-free effects of the Merger to UPC, Peoples or Peoples shareholders or change the intended pooling of interests accounting treatment; (iii) permit UPC to pay the consideration for the Merger other than by delivery of UPC Common Stock registered with the SEC; (iv) be materially adverse to the interests of Peoples or adverse to the shareholders of Peoples; (v) materially impede or delay consummation of the Merger; or (vi) require a vote of UPC shareholders under relevant state law.


BACKGROUND OF AND REASONS FOR THE MERGER

                  BACKGROUND OF THE MERGER. Since the passage of legislation in the 1980s permitting bank holding companies to operate in more than one state, both the Western Kentucky banking market and the United States banking industry as a whole have been consolidating at an accelerating pace. During this time, Peoples acquired several banking institutions in Western Kentucky and Northern Tennessee, becoming one of the largest regional bank holding companies headquartered in Kentucky, with total assets of approximately $1.5 billion as of December 31, 1997. Reviewing industry developments in the second quarter of 1997, senior executive officers concluded that Peoples needed to evaluate its strategic plan to consider all possible alternatives for enhancing long-term shareholder value in the current banking environment.

                  In June and July of 1997, Aubrey W. Lippert, Chairman of the Board, President and Chief Executive Officer of Peoples, and Allan B. Kleet, Principal Accounting Officer of Peoples, met with representatives of several investment banking firms, including Keefe, Bruyette & Woods, Inc. (KBW) and Stifel, Nicolaus & Company, Incorporated (Stifel), to discuss a strategic planning process for Peoples.

                  On July 16, 1997, the Executive Committee of Peoples' Board of Directors met to consider several issues related to the strategic planning process. Attending the meeting were Messrs. Lippert and Kleet, Executive Committee Members Apperson, Dick, Hancock, Page, Pugh and Speck, representatives of Brown, Todd & Heyburn PLLC ("BTH"), legal counsel to Peoples, and representatives of Stifel. Employment agreements for Mr. Lippert and Mr. Kleet were presented for the consideration of the Executive Committee and were approved. See "The Merger--Interests of Certain Persons in the Merger." At the meeting, representatives of Stifel, which has served as the principal market maker for Peoples Common Stock, made a presentation outlining strategic planning considerations for regional financial institutions. The presentation analyzed the financial implications of various strategic alternatives available to Peoples, focusing on the following alternatives: (i) Peoples remaining independent and continuing to perform in accordance with the financial results projected by management; (ii) the acquisition of Peoples by a larger regional institution at an "appropriate" premium (in Stifel's view) to the current trading price of Peoples Common Stock; and (iii) a "merger of equals" involving Peoples and another comparably sized financial institution serving markets not distant geographically to the Western Kentucky markets served by Peoples. After discussion, the Executive Committee authorized Messrs. Lippert and Kleet to initiate exploratory discussions with other regional financial institutions and to engage one or more financial advisors to assist the Board of Directors in its strategic planning process.

                  The Executive Committee met on September 11, 1997 to continue its consideration of various strategic planning and other issues. Representatives of KBW attended the September 11 meeting and presented an overview of current trends among financial institutions, including the consolidation among industry participants and the trading market for the securities of regional financial institutions. KBW's presentation included an analysis of various financial and other issues that related to the Board of Directors' consideration of any proposal to acquire Peoples. Shortly thereafter, Peoples engaged KBW as financial advisor to assist senior management in identifying and contacting potential interested acquirors, to render its opinion as to the financial fairness of the terms of any subsequent acquisition transaction, and to provide other advisory services to the Board of Directors in connection with the evaluation of acquisition proposals. In early October, Peoples engaged Stifel to assist the Board of Directors in evaluating potential acquisition proposals from the perspective of the principal market maker for Peoples Common Stock, and to render its opinion as to the financial fairness of any acquisition transaction.

                  In late September, representatives of KBW contacted several regional bank holding companies to inquire about their interest in discussing a possible transaction with Peoples. In early October, KBW distributed a confidential information memorandum to the five institutions that expressed interest and entered into a confidentiality agreement with Peoples. Three companies, including UPC, submitted written indications of interest outlining preliminary terms and conditions on which they would be willing to proceed with negotiations with Peoples. The three preliminary proposals each provided for consideration in the form of shares of the publicly traded common stock of the bidder. Based on then current trading prices of each bidder's stock, the indicated values of the consideration offered by the bidders were considered comparable. All of the parties received additional information about Peoples, and two of the responding parties conducted a due diligence investigation of Peoples and submitted a revised proposal on November 10, 1997. The next day Peoples' senior executives, in consultation with representatives of KBW and BTH, evaluated the terms of the two proposals, other information about the two bidders, and the financial returns Peoples would have to achieve to attain comparable value for its shareholders. Mr. Lippert then authorized KBW to contact senior executive officers of UPC to convey the general terms and conditions on which Peoples would be willing to negotiate and enter into a definitive agreement with UPC.

                  Mr. Lippert and Mr. Kleet, as well as representatives of KBW, held several discussions with Benjamin W. Rawlins, Chairman and Chief Executive Officer of UPC, and Jack W. Parker, Chief Financial Officer of UPC, and reached agreement on the Exchange Ratio of 0.6 shares of UPC Common Stock for each outstanding share of Peoples Common Stock on November 12, 1997. During the next several days, the senior executives of Peoples and their financial and legal advisors negotiated the terms of the Merger Agreement (the Agreement and Plan of Merger) and the other related agreements with their counterparts at UPC.

                  The Merger Agreement and the related agreements were presented for the approval of the Executive Committee and the Board of Directors of Peoples, respectively, at separate meetings on November 17, 1997. At both meetings, representatives of BTH reviewed the terms of the proposed Merger Agreement, and representatives of both KBW and Stifel made presentations analyzing the financial terms of the proposed Merger and delivered orally their respective opinions that the terms of the Merger Agreement were fair from a financial point of view. After extensive discussion, the Merger Agreement and related agreements were approved unanimously by the Executive Committee and the Board of Directors and were signed on behalf of Peoples and UPC shortly thereafter. Both Peoples and UPC issued press releases to announce the signing of the Merger Agreement before the beginning of trading on November 18, 1997.

                  PEOPLES' REASONS FOR THE MERGER AND RECOMMENDATION OF THE PEOPLES BOARD. In reaching its decision to approve the Merger Agreement, the Board of Directors of Peoples consulted with its legal and financial advisors and with Peoples' senior executives. The Board considered a number of factors in reaching its decision, including the factors listed below that it deemed material, but did not assign any specific weight or priority to the factors it considered.

                  1. The financial terms of the Merger. The Board noted that stocks of financial institutions were then trading at historically high multiples of earnings and that in recent transactions, acquirors had paid historically high premiums to acquire financial institutions comparable to Peoples. Information provided by the Peoples' financial advisors indicated that the Exchange Ratio compared favorably to the consideration paid in recent acquisitions of comparable institutions. The Board also noted that Peoples would have the right to terminate the Merger Agreement if the average market trading price of UPC Common Stock for 20 consecutive trading days before the Merger has received both regulatory and shareholder approval decreases to less than $48.65 before the Merger. If such a decline in the price of UPC Common Stock were to occur, the Board would have an opportunity to consult with its financial and other advisors to determine the course of action best in the interests of Peoples, its shareholders and other constituencies.

                  2. The effect on shareholder value of Peoples continuing as an independent entity compared to the effect of the Merger with UPC. Analyses presented by Peoples' financial advisors indicated that, based on certain assumptions, Peoples would have to achieve annual growth in its earnings per share significantly higher than its historical rates to provide the same value to shareholders as the Merger. It was noted that with fewer acquisition candidates in or surrounding the Western Kentucky markets currently served by Peoples, and the more competitive acquisition environment generally, Peoples would not be likely to achieve the same value to shareholders through an aggressive acquisition strategy without incurring the risk of dilution to Peoples' earnings per share. Moreover, the consolidation trend has also reduced the number of larger regional financial institutions that could be expected to have significant interest in Peoples and the Western Kentucky banking markets it serves. It was also considered unlikely that Peoples could achieve the same value to shareholders through a "merger of equals" with a comparably sized regional financial institution.

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




                  3. Market, financial, and other information about UPC. The Board evaluated historical financial and operational information about UPC. It was noted that UPC Common Stock has demonstrated good long-term appreciation over a ten-year business cycle. A stock-for-stock exchange with UPC would give Peoples shareholders an opportunity to acquire in a tax-free transaction stock of a company whose expected earning per share growth is faster than Peoples' own and at a price representing a premium over the current trading price of Peoples Common Stock. It was also noted that UPC is a larger financial institution serving more geographically diverse markets than Peoples. Therefore, adverse changes in economic conditions would be less likely to have a significant impact on UPC than on less diversified banking companies or on Peoples, as an independent entity.

                  4. The impact of the Merger generally on the customers, communities, and other constituencies served by Peoples. In this regard, the Board of Directors regarded the banking and business philosophies of UPC and Peoples to be compatible. The Board noted that UPC has a reputation of commitment to the customers and employees of, and the community served by, its affiliate banks.

                  5. The opinions of KBW and Stifel that the Merger is fair to Peoples shareholders from a financial point of view. See "Opinion of Keefe, Bruyette & Woods, Inc." and "Opinion of Stifel, Nicolaus & Company, Incorporated."

                  BASED ON THESE FACTORS, AND SUCH OTHER FACTORS AS MEMBERS OF THE BOARD OF DIRECTORS DEEMED RELEVANT, THE PEOPLES BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS BEING IN THE BEST INTERESTS OF PEOPLES, ITS SHAREHOLDERS, EMPLOYEES AND CUSTOMERS, AND THE COMMUNITY SERVED BY PEOPLES. THE PEOPLES BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF PEOPLES VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                  UPC'S REASONS FOR THE MERGER. In adopting the Agreement, the Plan of Merger, and the Merger, the UPC Board considered a number of additional factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the UPC Board considered the following additional material factors:

                  (a) a review, based in part on a presentation by UPC's management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Peoples on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which Peoples operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on historical and prospective basis, and (iii) the results of UPC's due diligence review of Peoples; and

                  (b) a variety of factors affecting and relating to the overall strategic focus of UPC, including UPC's desire to expand into markets in the Southeast and the business lines pursued by Peoples.

                  The UPC Board determined that the Merger was in the best interests of UPC and its shareholders and unanimously approved the proposed Merger on December 18, 1997.


OPINIONS OF PEOPLES' FINANCIAL ADVISORS

                  OPINION OF KEEFE, BRUYETTE & WOODS, INC. Peoples retained KBW as financial advisor in connection with Peoples' consideration of a possible business combination with a third party and to render an opinion with respect to the fairness from a financial point of view of the consideration to be received by the shareholders of Peoples therein. KBW was selected to act as Peoples' financial advisor

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



based upon its qualifications, expertise and reputation. KBW specializes in rendering a range of investment banking services to banking enterprises and regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

                  On November 17, 1997, at the meeting at which the Peoples Board approved and adopted the Agreement and the transactions contemplated thereby, KBW rendered its oral opinion to the Peoples Board that, as of such date, the Consideration was fair to the shareholders of Peoples from a financial point of view. KBW has reconfirmed its oral opinion of November 17, 1997 by delivering a written opinion to the Peoples Board of Directors, dated the date of this Prospectus-Proxy Statement to the effect that, as of the date thereof, the Exchange Ratio was fair to the shareholders of Peoples from a financial point of view.

                  THE FULL TEXT OF THE OPINION OF KBW, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROSPECTUS-PROXY STATEMENT AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. KBW'S OPINION IS DIRECTED TO PEOPLES BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO IN THE AGREEMENT FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

                  In rendering its opinion, KBW reviewed, analyzed and relied upon the following material relating to the financial and operating condition of UPC and Peoples: (i) the Merger Agreement; (ii) the Plan of Merger; (iii) the Option Agreement; (iv) Annual Reports to Shareholders for the three years ended December 31, 1996 for UPC and Peoples; (v) certain interim reports to shareholders of UPC and Peoples and Quarterly Reports on Form 10-Q of UPC and Peoples and certain other communications from UPC and Peoples to their respective shareholders; (vi) other financial information concerning the businesses and operations of UPC and Peoples furnished to KBW by UPC and Peoples for the purpose of KBW's analysis, including certain internal financial analyses and forecasts for UPC and Peoples prepared by senior management of UPC and Peoples; (vii) certain publicly available information concerning the trading of, and the trading market for, the Common Stock of UPC and Peoples; and (viii) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that KBW considered relevant to its inquiry. Additionally, in connection with its written opinion attached as Appendix C to this Prospectus-Proxy Statement, KBW reviewed a draft of this Prospectus-Proxy Statement in substantially the form hereof. KBW also held discussions with senior management of UPC and Peoples concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. KBW also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of financial institutions, including banks, bank holding companies, thrifts and finance companies generally. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to KBW through the date thereof.

                  In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt to verify such information independently. KBW relied upon the managements of UPC and Peoples as to the reasonableness and achievability of the financial and operating forecasts

(the assumptions and bases therefor) provided to KBW and assumed that such forecasts reflected the best available estimates and judgments of such managements and that such forecasts will be realized in the amounts and in the time periods estimated by such managements. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for UPC and Peoples are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property of UPC and Peoples, nor did KBW examine any individual loan credit files.

                  The following is a summary of the material financial analyses employed by KBW in connection with providing its oral opinion of November 17, 1997 and does not purport to be a complete description of all analyses employed by KBW.

                  Transaction Overview. KBW reviewed the terms of the Merger, including the Exchange Ratio and the aggregate transaction value. KBW calculated the percentage ownership that shareholders of Peoples would own of UPC. Based on the Exchange Ratio of 0.60, Peoples shareholders would receive approximately 6.3 million shares of UPC Common Stock in exchange for all the shares of Peoples Common Stock. The UPC shares to be received by Peoples would represent approximately 6.6% of the total number of UPC shares to be outstanding on a pro forma basis. KBW also reviewed the implied value of the consideration offered based upon the closing price of UPC Common Stock on November 14, 1997. The implied value of the Peoples transaction was approximately $35.51 per share of Peoples Common Stock, representing a 14% premium to the November 14, 1997 stock price of $31.25 per share of Peoples Common Stock, or a total transaction value of approximately $370 million. Based on the aggregate consideration offered using the November 14, 1997 price for UPC Common Stock, KBW calculated the price to: 1997 estimated earnings per share; 1998 estimated earnings per share; last twelve months earnings per share; September 30, 1997 book value per share; and September 30, 1997 tangible book value per share. This analysis yielded a price to: 1997 estimated earnings of 19.9 times; 1998 estimated earnings of 17.2 times; trailing twelve months of operating earnings of 20.1 times; book value of
2.31 times; and tangible book value of 2.52 times.

                  Selected Peer Group Analysis. KBW compared the financial performance and market performance of UPC and Peoples based on various financial measures including earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market to book values, price to earnings, price to cash earnings and dividend yields of comparable companies. For purposes of such analysis, the financial information used by KBW for UPC and Peoples and the comparable companies was as of and for the quarter ended September 30, 1997 and the market price information was as of November 14, 1997. Additionally, estimated earnings and cash earnings per share data were generated by either KBW's research department or by using estimates from the Institutional Broker Estimates System ("IBES").

                  The set of comparable companies used as peers against Peoples was comprised of fifteen community banking companies having assets between $1.2 billion and $2.0 billion. The peer group and Peoples, respectively, had average return on assets on an annualized basis of 1.27% and 1.19%; return on average equity on an annualized basis of 14.56% and 11.39%; net interest margin on an annualized basis of 4.39% and 4.32%; efficiency ratio on an annualized basis of 58.66% and 54.49%; non-interest income to revenue ratio (revenue defined by net interest income plus non-interest income) of 25.86% and 16.05%; leverage ratio of 8.73% and 9.75%; tier 1 capital ratio of 13.56% and 13.76%; total capital ratio of 14.77% and 14.96%; non-performing assets to loans and real estate owned of 0.71% and 0.74%; and loan loss reserve to loans of 1.31% and 1.40%.

                  KBW's analysis further showed, among other things, the following concerning the market performance of the peer group and Peoples, respectively: that the price to earnings multiple based on 1997 estimated earnings was 17.41 times and 16.89 times; that the price to earnings multiple based on 1998 estimated earnings was 15.40 times and 15.17 times; that the price to book value multiple was 2.30

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



times and 2.04 times; that the price to tangible book value multiple was 2.45 times and 2.22 times; that the dividend yield was 1.92% and 2.82%; and that the common dividend payout ratio was 33% and 48%.

                  The set of comparable companies used as peers against UPC comprised of banks which compose the Index Group in the Merger Agreement. The Index Group is comprised of fifteen large regional bank holding companies having assets ranging between $4.5 billion to $30.0 billion with a median of $19.7 billion. The Index peer group and UPC, respectively, had return on average assets on an annualized basis of 1.43% and 1.69%; return on average equity on an annualized basis of 17.98% and 17.93%; net interest margin on an annualized basis of 4.25% and 4.71%; efficiency ratio on an annualized basis of 56.00% and 51.05%; non-interest income to revenue ratio of 33.78% and 26.28%; leverage ratio of 7.49% and 10.96%; tier 1 capital ratio of 9.82% and 16.74%; total capital ratio of 12.58% and 19.79%; non-performing assets to loans and real estate owned of 0.57% and 0.71%; and loan loss reserve to loans of 1.55% and 1.66%.

                  KBW's analysis showed, among other things, the following concerning the market performance of Index peer group and UPC, respectively: that the price to earnings multiple based on 1997 estimated earnings was 18.20 times and 17.31 times; that the price to earnings multiple based on 1998 estimated earnings was 16.25 times and 15.49 times; that the price to cash earnings multiple based on 1997 estimated cash earnings was 17.46 times and
16.00 times; that the price to cash earnings multiple based on 1998 estimated cash earnings was 15.58 times and 14.61 times; that the price to book value multiple was 3.10 times and 2.78 times; that the price to tangible book value was 3.55 times and 2.89 times; that the dividend yield was 2.19% and 2.70%; and that the common dividend payout ratio was 40% and 47%.

                  KBW's analysis further showed the following concerning 1997 and 1998 earnings per share and cash earnings per shares growth rates. For the Index peer group and UPC, respectively, the growth rates for estimated earnings per share were 11.95% and 11.70%; the growth rates for estimated cash earnings per share were 11.94% and 9.46%. In addition, the historical total return analysis for the last three-year period for Index peer group and UPC, respectively, was 43.54% and 48.61%; for the last five-year period was 26.40% and 25.22%; and for the last ten-year period was 23.86% and 23.89%.

                  Selected Transaction Analysis. KBW analyzed certain merger and acquisition transactions based upon the acquisition price (at announcement) relative to latest twelve months earnings, stated book value, stated tangible book value and market price one day prior to announcement, and compared the multiples so obtained to the same multiples that would be generated in the UPC and Peoples transaction. The information analyzed was compiled by KBW from both internal sources and a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry. The analysis included a review and comparison of the average earnings, book value and market multiples represented by a sample of recently completed or announced transactions. The analysis included bank transactions which had a value between $150 million and $750 million during 1997.

                  The banking transactions announced in 1997 that had values within this range included: FirstMerit Corporation and CoBancorp, Inc.; CNB Bancshares, Inc. and Pinnacle Financial; Zions Bancorp and Vectra Banking Corporation; United Bankshares and George Mason Bankshares; Fulton Financial Corporation and Keystone Heritage; Union Planters Corporation and Capital Bancorp; Wachovia Corporation and 1st United Bancorp; Western Bancorp and Santa Monica Bank; Hibernia Corporation and ArgentBank; Zions Bancorporation and GB Bancorporation; Wachovia Corporation and Jefferson Bankshares; and Pacific Century Financial and CU Bancorp. These 1997 bank transactions had an average premium to: trailing earnings of 22.50 times; book of 2.85 times; tangible book of 3.04 times; and, market of 1.17 times. In addition, the 1997 bank transactions had a median premium to: trailing earnings of 21.39 times; book of
2.71 times; tangible book of 2.82 times; and, premium to market of 1.16 times. The UPC and Peoples transaction using closing prices of November 14, 1997, had a premium to: trailing

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


earnings of 20.06 times; book of 2.31 times; tangible book of 2.52 times; and, market of 1.14 times. KBW noted that the UPC and Peoples transaction was within the comparable range of the selected transactions in terms of premium multiples.

                  Contribution Analysis. KBW analyzed the relative contribution made by each of UPC and Peoples to certain balance sheet and income statement items including assets, deposits, shareholders' equity and trailing and estimated net income. Based on the Exchange Ratio of 0.60 shares, the percentage of the combined company to be issued to shareholders of Peoples would be approximately 6.6%. The contribution analysis showed that under the Merger, Peoples would contribute approximately 7.2% of the combined assets, 8.2% of the combined deposits, 8.3% of the combined common shareholders' equity before merger related expenses, and 5.5% of the combined third quarter annualized 1997 net income. KBW noted that the pro forma ownership of Peoples' shareholders in the combined organization was within the range of Peoples' contribution to the combined organization's balance sheet and income statement.

                  Pro Forma Merger Analysis. KBW analyzed certain pro forma effects resulting from the Merger. This analysis indicated that, based on the closing price of UPC Common Stock as of November 14, 1997, the Exchange Ratio and assuming estimated expense savings of 30% of Peoples' non-interest expenses within two years, the transaction would result in a slight decrease in 1998 estimated operating earnings per share and an unchanged estimated cash earnings per share. Cost savings could result from the elimination of senior management duplication, reduction of director fees, new or enhanced product offerings, professional services reduction, corporate and business function overlaps, and data processing integration, among other things. The Merger would slightly increase book value per share and tangible book value per share and slightly decrease the leverage ratio and return on equity.

                  Net Present Value Per Share Analysis. KBW analyzed the net present value of future free capital that would accrue to a holder of a share of Peoples Common Stock assuming Peoples were to remain independent. Free capital is defined as capital, generated through net income and the amortization of nonqualifying intangible assets, which is not utilized for asset growth for future fiscal years. This analysis assumed (i) projected 1998 net income provided by management of Peoples with an assumed 8% annual net income growth;
(ii) projected average asset growth of 6%; (iii) Peoples would maintain a 7% leverage ratio; (iv) market multiples (applicable multiples for Peoples if it were to remain an independent institution) of 15 and 17 times earnings and take-out multiples (applicable multiples that Peoples would achieve if the company were sold) of 19 and 20 times for the fifth fiscal year; and (v) discount rates of 12%, 13% and 14%. The analysis assumes that any initial and future excess capital above the required amount to maintain a 7% leverage ratio is free capital and, along with a terminal value, is present valued at different multiples to earnings and discount rates. Based on such assumptions, KBW's analysis indicated that the present value of a share of Peoples Common Stock, on a standalone basis would range between $25.20 per share to $30.08 per share at market multiples and $29.79 per share to $33.91 per share at take-out multiples. Based upon the assumptions above, KBW noted that the value Peoples would receive in the UPC transaction would exceed the value if Peoples were to remain independent for the next five years and the value if Peoples were sold in the future. KBW stated that the net present value analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Peoples Common Stock.

                  The foregoing description of all of the material analyses prepared by KBW in connection with the rendering of its opinion is a summary, and does not purport to be complete. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying

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





the analyses set forth in KBW's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of UPC and Peoples. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

                  In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of UPC and Peoples. The analyses performed by KBW are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness, from a financial point of view and were provided to the Peoples Board in connection with the delivery of KBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion, along with its presentation to the Peoples Board, was just one of many factors taken into consideration by the Peoples Board in unanimously approving the Merger Agreement.

              Pursuant to the Engagement Letter dated August 14, 1997, Peoples agreed to pay KBW a cash fee of $25,000 upon signing the Engagement Letter. In addition, Peoples agreed to pay KBW a cash fee ("Contingent Fee") equal to 0.15% of the market value of the aggregate consideration, plus 3.5% of any amount exceeding $36.00 per share offered in exchange for the outstanding shares of common stock of Peoples in the Merger. Based on the number of shares of Peoples Common Stock outstanding, the closing price of Union Planters Common Stock on May 22, 1998 and the Exchange Ratio of 0.60 shares of Union Planters Common Stock for each share of Peoples Common Stock, the aggregate consideration for the Merger would be approximately $349 million and would generate a Contingent Fee of approximately $523,000 to KBW. This amount will vary depending on the price of UPC Common Stock and the number of shares of Peoples Common Stock on the Effective Date. For example, based on the closing price of Union Planters Common Stock on March 31, 1998, the aggregate consideration for the Merger would have been $374 million and would have generated a Contingent Fee of approximately $1,020,000 to KBW. The fees paid prior to the Contingent Fee payment will be credited against the Contingent Fee. Peoples has also agreed to reimburse KBW for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by KBW. Peoples has also agreed to indemnify KBW, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the Federal securities laws. In addition, KBW has provided, and may provide in the future, certain investment banking services to Peoples from time to time, for which it has received, and will receive, customary compensation.

              In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, UPC and Peoples, and as a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, equity securities of UPC and Peoples for its own account and for the accounts of its customers. To the extent that KBW has any such position as of the date of the fairness opinion attached as Appendix C hereto, it has been disclosed to Peoples.


              OPINION OF STIFEL, NICOLAUS & COMPANY. Peoples has retained Stifel as financial advisor in connection with the Merger, and to render a fairness opinion with respect thereto. Stifel is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of its investment banking activities, Stifel is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. At the November 17, 1997 meeting of the Board of Directors of Peoples, Stifel rendered its oral opinion that as of the date of such opinion, the Exchange Ratio was fair to the holders of Peoples Common Stock from a financial point of view. Stifel has confirmed its November 17, 1997 oral opinion by delivery of its written opinion to the Peoples Board, dated the date of this Proxy Statement/Propsectus, that, based upon and subject to the various considerations set forth therein, as of the date hereof the Exchange Ratio is fair to the holders of Peoples Common Stock from a financial point of view. Stifel is familiar with Peoples, having acted as the principal market maker for Peoples Common Stock and as Peoples' financial advisor in connection with the Agreement and Plan of Merger. Representatives of Stifel participated in certain portions of the meeting of Peoples' Board of Directors on November 17, 1997 where the proposed Merger was considered and certain officers of Peoples were authorized to enter into the Agreement and Plan of Merger.

              The full text of Stifel's written opinion as of the date hereof which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C to this Prospectus-Proxy Statement and is incorporated herein by reference, and should be read in its entirety in connection with this Prospectus-Proxy Statement. The summary of the opinion of Stifel set forth in this Prospectus-Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

              Stifel's opinion is directed only to the fairness of the Exchange Ratio from a financial point of view and does not constitute a recommendation to any holders of Peoples Common Stock as to how such holders of Peoples Common Stock should vote at the Special Meeting or as to any other matter.

              In connection with its November 17, 1997 oral opinion and its written opinion as of the date hereof, Stifel reviewed and analyzed material bearing upon the financial and operating condition of Peoples and UPC and material prepared in connection with the merger, including among other things:
(a) the Agreement and Plan of Merger; (b) publicly available reports filed with the Commission by Peoples and by UPC; (c) certain other publicly available financial and other information concerning Peoples and UPC and the trading markets for the publicly traded securities of Peoples and UPC; (d) certain other internal information, including projections for Peoples and UPC, relating to Peoples and UPC prepared by the managements of Peoples and UPC and furnished to Stifel for purposes of its analysis; and (e) publicly available information concerning certain other banks and bank holding companies, savings banks and savings and loan associations, savings and loan holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry. Stifel also met with certain officers and representatives of Peoples to discuss the foregoing as well as other matters relevant to its inquiry, including the past and current business operations, results of regulatory examinations, financial condition and future prospects of Peoples and UPC, both separately and on a combined basis. In addition, Stifel reviewed the reported price and trading activity for Peoples and UPC Common Stock, compared certain financial and stock market information for Peoples and UPC with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking and thrift industries, and performed such other studies and analyses as it considered appropriate. Stifel also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking and thrift industries generally.

              In conducting its review and arriving at its opinion, Stifel relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Stifel has relied upon the managements of Peoples and UPC as to the reasonableness and achievability of the projections (and the assumptions and basis therefor) provided to Stifel, and assumed that such projections, including, without limitation, projected cost savings and operating synergies resulting from the Merger, reflected the best currently available estimates
                                       34
and judgments of such Peoples management and UPC representatives and that such projections would be realized in the amounts and time periods estimated. Stifel also assumed, without independent verification, that the aggregate allowances for loan losses for Peoples and UPC were adequate to cover such losses. Stifel did not conduct physical inspections of any of the properties or assets of Peoples or UPC, and Stifel did not make or obtain, and was not furnished with, any evaluations or appraisals of any properties, assets or liabilities of Peoples and UPC. Stifel was retained by the Peoples Board to express an opinion as to the fairness of the Exchange Ratio to the holders of Peoples Common Stock from a financial point of view.

              The financial forecasts furnished to Stifel for UPC and Peoples and estimates of cost savings and operating synergies resulting from the Merger were prepared by the respective managements of each company and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a matter of policy, neither UPC nor Peoples publicly discloses internal management forecasts, projections or estimates of the type furnished to Stifel in connection with its analysis of the financial terms of the Merger, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of either UPC or Peoples, including, without limitation, factors related to the integration of UPC and Peoples and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates. See "AVAILABLE INFORMATION."

              In connection with rendering its November 17, 1997 oral opinion to the Peoples Board, Stifel performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses, and the summary of the presentations by Stifel to the Board of Directors of Peoples as set forth herein does not purport to be a complete description of such presentations. Stifel believes that its analysis and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Peoples or UPC. Any estimates contained in Stifel's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel's analyses was identical to Peoples or UPC or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions, and prospective buyer interest, as well as other factors that could affect the public trading values of the company or companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other.

              The following is a summary of all of the material financial analyses performed by Stifel in connection with providing its oral opinion to Peoples' Board of Directors on November 17, 1997, which was as of such date. In connection with its written opinion dated as of the date of this Joint Proxy Statement/Prospectus, Stifel performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, Stifel did not utilize any methods of analysis in addition to those described.

              Contribution Analysis. Stifel reviewed certain financial information for Peoples and UPC for the nine month period ended September 30, 1997 including net revenues before loan loss provisions, net revenues adjusted for loan loss provisions, net income before extraordinary items, total assets, loans, total deposits, and stockholders' equity and compared the percentage contribution of Peoples to the pro forma combined figures for Peoples and UPC and to the percentage of total outstanding UPC Common Stock that would be owned by the Peoples stockholders as a result of the Merger. The contribution analysis showed that Peoples would contribute 5.4% of pro forma combined net revenues before loan loss provisions, 5.6% of pro forma combined net revenues adjusted for loan loss provisions, 5.8% of pro forma combined net income, 7.4% of pro forma combined total assets, 8.3% of pro forma combined loans, 8.2% of pro forma combined total deposits, and 7.2% of pro forma combined stockholders' equity, while receiving 7.0% of the outstanding shares in the combined institution (before giving effect to the Other Acquisitions announced after November 17, 1997). Ownership figures are based on an exchange ratio of 0.6 shares of UPC Common Stock for each share of Peoples Common Stock. Stifel noted that the Exchange Ratio resulted in pro forma ownership by Peoples' shareholders in the combined organization which was within the range of Peoples' contribution to the combined organization's balance sheet and income statement.

              Accretion/Dilution Summary. Stifel reviewed certain estimated future operating and financial information developed by both Peoples and UPC for the pro forma combined entity resulting from the Merger for the twelve month period ended December 31, 1998. Based on this analysis, Stifel compared Peoples' estimated future stand-alone per share earnings with such estimated figures for the pro forma combined entity for this twelve month period. The Merger is forecast to be accretive on an estimated pro forma basis with respect to earnings per share by amounts ranging from approximately 16.02% to approximately 18.21%, depending on the assumed levels of estimated costs savings and operating synergies resulting from the Merger. Stifel examined the range of estimated cost savings and operating synergies resulting from the Merger of approximately 10% to 35% of Peoples estimated 1998 non-interest expense. A range, rather than a fixed amount of cost savings and operating synergies, was utilized in order to examine the sensitivity of earnings to variances in the actual amount of cost savings and operating synergies realized due to changes in decisions or other factors critical to the timing and amount of savings realized. Cost savings and operating synergies may result from the elimination of senior management duplication, reduction of directors' fees, new or enhanced product offerings, loan and deposit operations consolidation, professional services reduction, corporate and business function overlaps and data processing integration, among other things. This analysis did not purport to be indicative of actual future results. Stifel also reviewed certain historical financial information developed by both Peoples and UPC for the pro forma combined entity resulting from the Merger for the period ended September 30, 1997. Based on this analysis, Stifel compared Peoples' stand-alone book value per share and tangible book value with such calculated figures for the pro forma combined entity at September 30, 1997. The Merger is dilutive on a pro forma basis with respect to book value per share by approximately 16.39% and tangible book value per share by approximately 12.15%.

              Pro Forma Effect on Financial Condition. Stifel reviewed certain estimated operating and financial information developed by both Peoples and UPC for the pro forma combined entity resulting from the Merger for the nine month period ended September 30, 1997. Based on this analysis, Stifel compared certain of Peoples' stand-alone capital ratios as of September 30, 1997 with such estimated figures for the pro forma combined entity as of such date. The Merger is projected to increase certain of Peoples' capital ratios, including total equity to total assets, and tangible total equity to total assets, although Peoples' financial condition is not materially changed as a result of the Merger.

              Present Value Analysis. Applying discounted cash flow analysis to the theoretical future earnings and dividends of Peoples and UPC, Stifel compared the calculated value of a Peoples share to the calculated value of a share of the combined entity. The analysis was based upon a range of assumed returns on assets, an assumed annual asset growth rate of 6% on a stand alone basis and 10% for the combined entity, current dividend rates, a range of assumed price/earnings ratios, and a 10% discount rate. Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for Peoples, UPC and other commercial banks. The stand alone present value of Peoples Common Stock calculated on this basis ranged from $18.02 to $34.08 per share. The present value of one share in the combined company calculated on this basis ranged from $25.05 to $45.15. Based on this analysis, Stifel concluded that the Merger increases the calculated value of a share of Peoples Common Stock. This analysis did not purport to reflect the prices at which shares of Peoples Common Stock may trade.

              Discounted Cash Flow Analysis. Based upon estimates provided by management of the future earnings and a range of pro forma cost savings and operating synergies for the pro forma combined entity, Stifel estimated the present value of future dividends available to be paid by Peoples under various scenarios assuming maintenance of a capital level of approximately 6.5% of assets. Based upon management's estimated profitability ranges and a range of discount rates from 10% to 15%, under UPC ownership, Peoples could theoretically produce future cash flows to UPC with a present value ranging from $18.22 per Peoples share to $47.16 per Peoples share. Under this analysis method, the Exchange Ratio resulted in a calculated value for each share of Peoples Common Stock which was greater than the value calculated for each share of Peoples Common Stock without the Merger. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Peoples Common Stock may trade. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated cost savings and revenue enhancements, earnings growth rates, dividend payout rates and discount rates.

              Summary Analysis of Bank Merger Transactions. Stifel analyzed certain information relating to recent transactions in the banking industry, including information for 295 acquisitions announced in the U.S. between November 11, 1996 and November 11, 1997, as well as for 86 bank acquisitions announced in the Midwest Region of the U.S. during that same time period. Stifel also analyzed 15 bank acquisitions announced in the Southeast and Midwest Region of the U.S. between November 11, 1996 and November 11, 1997 involving sellers with total assets greater than $500 million. Stifel calculated the following ratios with respect to the Merger and the selected transactions:

                                       Peoples First/                All        Selected
                                            UPC       All U.S.    Midwestern    SE & MW
Ratios                                    Merger       Median       Median       Median
------                                 -------------  --------    ----------    --------
Deal Price per share/Book Value             232%         216%         174%         281%
Deal Price per share/Tangible Book
     Value                                  252%         222%         174%         297%
Adjusted Deal Price/6.50% Equity            323%         249%         222%         332%
Deal Price per share/Last 12 months
     earnings per share                   20.06x       18.44x       17.19x       21.39x
Deal Price/Assets                         25.54%       19.52%       17.86%       22.76%
Premium over Tangible Book
     Value/Deposits                       19.26%       11.51%        9.29%       18.54%
Deal Price/Deposits                       31.93%       22.41%       20.70%       28.73%
                                          =====        =====        =====        =====

Stifel noted that the calculated ratios with respect to the Merger are within the range of the calculated values with respect to the selected transactions.

              No company or transaction used in the above analyses as a comparison is identical to UPC, Peoples, or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

              As described above, Stifel's oral opinion and presentation to the Peoples Board of Directors were among the many factors taken into consideration by the Peoples Board in making its determination to approve the Merger.

              For Stifel's services in connection with the Merger, Peoples has agreed to pay Stifel $300,000 and has agreed to reimburse Stifel for certain out-of-pocket expenses. Peoples has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. Stifel has rendered investment banking services to UPC from time to time with respect to other transactions, and expects to continue to do so in the future.

              In the ordinary course of its business, Stifel actively trades equity securities of Peoples and UPC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


EFFECTIVE TIME OF THE MERGER

              Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Kentucky Articles of Merger reflecting the Merger become effective with the Secretary of State of the Commonwealth of Kentucky and the Tennessee Articles of Merger reflecting the Merger become effective with the Secretary of State of the State of Tennessee. Subject to the terms and conditions of the Agreement, unless otherwise agreed upon in writing by UPC and Peoples, the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 45 days following the last to occur of (i) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Peoples approve the Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable by such party). It is anticipated that the Effective Time will occur on the day immediately following the Special Meeting, or promptly thereafter.

              No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Peoples and UPC anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated on or about July 1, 1998. However, delays in the consummation of the Merger could occur.

              The Board of Directors of either Peoples or UPC generally may terminate the Agreement and the Plan of Merger if the Merger is not consummated by August 31, 1998, unless the failure to consummate the transactions contemplated by the Agreement on or before such date is caused by any willful breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."


DISSENTERS' RIGHTS

              Under Kentucky law, a shareholder entitled to vote on the Merger may dissent and obtain payment of the fair value of his or her shares of Peoples Common Stock if the Merger is approved by the shareholders of Peoples. Generally, dissenters' rights are a shareholder's sole remedy for objecting to the Merger. The following summary is not intended to and does not constitute a complete statement or summary of each provision of the Kentucky Revised Statutes relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Subtitle 13 of the KBCA which is attached as Appendix D to this Proxy Statement/Prospectus. Accordingly, any holder of Peoples Common Stock intending to exercise dissenters' rights is urged to review Appendix D carefully and to consult his or her own legal counsel. EACH STEP MUST BE TAKEN IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF SUBTITLE 13 IN ORDER FOR A HOLDER OF PEOPLES COMMON STOCK TO PERFECT DISSENTERS' RIGHTS.

              A shareholder wishing to exercise dissenters' rights must deliver to Peoples, prior to the vote on the Merger at the Special Meeting, a written notice of intent to demand payment for his or her shares if the Merger is consummated and must refrain from voting in favor of the Merger. The written notice of intent must be given in addition to and separate from a vote against approval of the Agreement and Plan of Merger (whether in person or by proxy); a vote against approval of the Agreement and Plan of Merger (whether in person or by proxy) will not constitute such a written notice. The written notice of intent should be sent to Peoples First Corporation, 100 South Fourth Street, Paducah, Kentucky 42002, Attention: Secretary. It is recommended that all required documents to be delivered by mail be sent registered or certified mail with return receipt requested.

              PEOPLES SHAREHOLDERS ELECTING TO EXERCISE THEIR DISSENTERS' RIGHTS UNDER SUBTITLE 13 OF THE KBCA MUST NOT VOTE FOR APPROVAL OF THE MERGER. A VOTE BY A SHAREHOLDER AGAINST APPROVAL OF THE MERGER IS NOT REQUIRED IN ORDER FOR THAT SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS. HOWEVER, IF A SHAREHOLDER RETURNS A SIGNED PROXY FORM BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE MERGER OR A DIRECTION TO ABSTAIN, IF NOT REVOKED, THE SHARES REPRESENTED BY THE PROXY FORM WILL BE VOTED FOR APPROVAL OF THE MERGER, WHICH WILL HAVE THE EFFECT OF WAIVING THAT SHAREHOLDER'S DISSENTERS' RIGHTS.

              If the Merger is approved, within ten days after the Special Meeting (or any adjournment thereof), Peoples (or, after the Effective Time of the Merger, UPC Merger Subsidiary as the surviving corporation) will send to all shareholders exercising their dissenters' rights ("Dissenters") written notice (the "Dissenters' Notice") which will state where the Dissenter must send a demand for payment and where and when his or her share certificates must be deposited; enclose a form for demanding payment to be completed by the Dissenter and returned to Peoples; establish the date (not less than 30 nor more than 60 days after the delivery of the Dissenters' Notice) by which Peoples must receive the demand for payment from the Dissenter; and enclose a copy of Subtitle 13 of the KBCA. After a Dissenter receives the Dissenters' Notice, he or she must deliver the demand for payment to Peoples and deposit his or her shares in accordance with the Dissenters' Notice.

              Upon its receipt of the demand for payment, Peoples will send to each Dissenter a statement containing an estimate by Peoples of the fair value of the Dissenter's shares as of the day before the date of the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger, and payment based on that estimate plus accrued interest. The payment will be accompanied by an explanation of how interest was calculated along with the balance sheet of Peoples as of the end of the most recent fiscal year, an income statement, a statement of changes in shareholders' equity and the latest available interim financial statement. In addition, the Dissenter will be informed of his or her right to demand payment according to the Dissenter's own estimate of the fair value.

              Peoples is not required to send payment with the statement of its estimate of fair value to a Dissenter who was not a beneficial owner of Peoples Common Stock at the time of the first public announcement of the Merger Agreement, but rather may offer to purchase the Dissenter's shares based on the estimate. Any such Dissenter must either accept that amount in full satisfaction or proceed with the exercise of his or her dissenters' rights.

              Within 30 days after Peoples has delivered its estimate of fair value, a Dissenter may notify Peoples of his or her own estimate of the fair value of the shares and demand payment of the balance due under such estimate.

              If an agreement is not reached as to the fair value of the shares, then within 60 days after receiving the Dissenter's payment demand, Peoples must file a petition in the Circuit Court of McCracken County requesting the court to determine the fair value of the shares and the accrued interest. If Peoples fails to institute such a proceeding, it will be required to pay each Dissenter whose demand remains unsettled the amount demanded.

              Each Dissenter who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by Peoples. In an appraisal proceeding, the Circuit Court of McCracken County will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess costs against Peoples, except that the court may assess costs against all or some of the Dissenters, in amounts the court finds equitable, to the extent the court finds the Dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable as follows: [i] against Peoples and in favor of any or all Dissenters if the court finds Peoples did not substantially comply with the requirements set forth in Subtitle 13, or [ii] against either Peoples or a Dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subtitle 13. If the court finds that the services of counsel for any Dissenter were of substantial benefit to other Dissenters similarly situated, and that the fees for those services should not be assessed against Peoples, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the Dissenters who benefited.

              If Peoples does not consummate the Merger within 60 days after the deadline for demanding payment and depositing certificates, it must return all deposited shares. If Peoples fails to do so, the Dissenter may nevertheless proceed with the exercise of his or her Dissenters' rights, and Peoples will have no further right to terminate the Dissenters' rights by returning deposited shares.

              A record shareholder may dissent as to less than all of the Peoples Common Stock registered in his or her name only if he or she dissents with respect to all of the shares beneficially owned by any one person and notifies Peoples in writing of the name and address of each person on whose behalf the record shareholder is asserting dissenters' rights. In that event, the rights of each party shall be determined as if the shares as to which the shareholder has dissented and the shareholder's other shares were registered in the names of different shareholders.

              A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if he or she submits to Peoples the record shareholder's written consent to the dissent no later than the time such beneficial shareholder asserts his or her dissenters' rights, and he or she dissents as to all shares of which he or she is the beneficial owner or over which he or she has the power to direct the vote.

              SHAREHOLDERS OF PEOPLES SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SUBCHAPTER 13 OF THE KBCA WILL RESULT IN A LOSS OF A SHAREHOLDER'S RIGHT TO DISSENT AND IN HIS OR HER BEING BOUND BY THE AGREEMENT AND THE MERGER.

DISTRIBUTION OF UPC STOCK CERTIFICATES

              Promptly after the Effective Time, UPC and Peoples will cause UPB, Memphis, Tennessee, acting in its capacity as Exchange Agent, to mail to the former shareholders of Peoples a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of Peoples Common Stock for certificates representing shares of UPC Common Stock.

              PEOPLES SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

              Upon surrender to the Exchange Agent of Certificates for Peoples Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Peoples Common Stock surrendering such items a certificate or certificates representing the number of shares of UPC Common Stock to which such holder is entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of such shares (without interest thereon), if any. UPC will not be obligated to deliver the consideration to which any former holder of Peoples Common Stock is entitled as a result of the Merger until the holder surrenders such holder's Certificates representing the shares of Peoples Common Stock. Whenever a dividend or other distribution is declared by UPC on UPC Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement, but no dividend or other distribution payable after the Effective Time with respect to UPC Common Stock will be paid to the holder of any unsurrendered Peoples Common Stock Certificate until the holder duly surrenders such Certificate. Upon surrender, both the UPC Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payment to be paid in lieu of a fractional share (without interest), will be delivered and paid with respect to the shares represented by such Certificate. If any Peoples Common Stock Certificate has been lost, stolen, or destroyed, upon the submission of an affidavit claiming the Certificate to be lost, stolen, or destroyed by the Shareholder of record and, if required by UPC, the posting by such person of a bond in such amount as UPC may reasonably direct as indemnity against any claim that may be made against UPC with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of UPC Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to the Agreement.

              At the Effective Time, the stock transfer books of Peoples will be closed to holders of Peoples Common Stock and no transfer of shares of Peoples Common Stock by any such holder will thereafter be made or recognized. If Certificates representing shares of Peoples Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for shares of UPC Common Stock and a check for the amount due in lieu of fractional shares and undelivered dividends, if any, deliverable in respect thereof.


CONDITIONS TO CONSUMMATION OF THE MERGER

              Consummation of the Merger is subject to various conditions, including (i) receipt of the approval of the Agreement and the Plan of Merger by holders of a majority of the outstanding Peoples Common Stock, (ii) receipt of certain regulatory approvals required for consummation of the Merger, (iii) receipt by UPC of a written opinion of counsel from Wyatt, Tarrant & Combs and by Peoples of a written opinion of counsel from Brown, Todd & Heyburn, PLLC as to the tax-free nature of the Merger (except to the extent of cash received),
(iv) receipt of approval of the shares of UPC Common Stock issuable pursuant to the Merger for listing on the NYSE, subject to official notice of issuance, (v) the Registration Statement being declared effective under the Securities Act,
(vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of Peoples and UPC as set forth in the Agreement, (vii) the performance of all agreements and the compliance with all covenants of Peoples and UPC as set forth in the Agreement,
(viii) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Peoples or UPC, (ix) receipt by UPC as of the Effective Time, with a copy to Peoples, of a letter from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment, (x) the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the Agreement (xi) receipt by UPC of the approval of its shareholders of an amendment to its Restated Charter increasing the number of authorized shares of UPC Common Stock to at least 150,000,000 and in any event to a sufficient number to consummate the Merger, (xii) receipt by Peoples of opinions from KBW and Stifel to the effect that the Merger is fair to Peoples shareholders from a financial point of view; and (xiii) satisfaction of certain other conditions, including the receipt of certain legal opinions and various certificates from the officers of Peoples and UPC. See "-- Regulatory Approval" and "-- Waiver, Amendment, and Termination."

              No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before August 31, 1998, the Agreement may be terminated and the Merger abandoned by a vote of a majority of the Board of Directors of either Peoples or UPC. See "-- Waiver, Amendment, and Termination."


REGULATORY APPROVAL

              THE MERGER MAY NOT PROCEED IN THE ABSENCE OF RECEIPT OF THE REQUISITE REGULATORY APPROVAL. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVAL WILL BE OBTAINED OR AS TO THE TIMING OF SUCH APPROVAL. APPLICATIONS FOR THE APPROVAL DESCRIBED BELOW HAVE BEEN SUBMITTED TO THE APPROPRIATE REGULATORY AUTHORITIES.

              It is a condition to the consummation of the Merger that UPC and Peoples shall have received all applicable regulatory approvals to consummate the transactions contemplated by the Agreement, without the imposition of any condition which in the reasonable judgment of the UPC Board would so materially adversely impact the financial or economic benefits of the transactions contemplated by the Agreement and the Plan of Merger that, had such condition or requirement been known, UPC would not, in its reasonable judgment, have entered into the Agreement. There can be no assurance that such approvals will not contain terms, conditions or requirements which cause such approvals to fail to satisfy such condition to the consummation of the Merger.

              Peoples and UPC are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

              The Merger is subject to the prior approval of the Federal Reserve, pursuant to Section 3 of the BHC Act. In evaluating the Merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which the Federal Reserve may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise. By letter dated April 1, 1998, the Federal Reserve advised UPC that the Merger had been approved.


WAIVER, AMENDMENT, AND TERMINATION

              To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after shareholder approval of the Agreement and the Plan of Merger has been obtained. In addition, prior to or at the Effective Time, either Peoples or UPC, or both, acting through their respective Boards of Directors, chief executive officers, or other authorized officers, may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of Peoples or UPC, as the case may be.

              The Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of Peoples and UPC; (ii) by the Peoples Board or the UPC Board (a) if any inaccuracy of any representation or warranty of the other party contained in the Agreement cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (b) if a material breach by the other party of any covenant or agreement contained in the Agreement cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (c) if (1) any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal; (2) the shareholders of Peoples fail to vote their approval of the Agreement and the transactions contemplated thereby as required by the KBCA and the Agreement at the Special Meeting, or (3) the shareholders of UPC, at the 1998 Annual Meeting of Shareholders of UPC, fail to vote their approval of an amendment to the Restated Charter of UPC to increase the number of authorized shares of UPC Common Stock, to the extent UPC would not have sufficient authorized shares of UPC Common Stock available for issuance in the Merger or (d) if the Merger is not consummated by August 31, 1998, provided that the failure to consummate is not caused by any willful breach of the Agreement by the party electing to terminate; or (iii) by the Peoples Board pursuant to the relevant provisions of the Agreement described in " -- Possible Adjustment of Exchange Ratio."

              If the Merger is terminated as described above, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, and maintain the confidentiality of certain information obtained will survive. In addition, termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement. The Option Agreement will be governed by its own terms as to its termination. See "-- Expenses and Fees" and "-- Option Agreement."


CONDUCT OF BUSINESS PENDING THE MERGER

              The Agreement obligates Peoples to conduct its business only in the usual, regular, and ordinary course, before the Effective Time, and imposes certain limitations on the operations of Peoples and its banking subsidiaries before the Effective Time. Among other things, Peoples has agreed that, absent the prior written consent of UPC and except as otherwise permitted by the Agreement, it will not: (i) become responsible for any obligation for borrowed money in excess of an aggregate of $500,000, except in the ordinary course of business consistent with past practices; (ii) pay any dividends, except in accordance with past practices, or, subject to certain exceptions, exchanging any shares of its capital stock, issuing any additional shares of its capital stock, or giving any person the right to acquire any such shares; (iii) acquire control over any other entity; (iv) subject to certain exceptions, grant any increase in compensation or benefits, or pay any bonus, to any of its directors, officers, or employees; or (v) except as previously disclosed to UPC, modify or adopt any employee benefit plans, including any employment contract. See Article 7 of the Agreement, which is attached as Appendix A to this Proxy Statement. The Agreement authorizes Peoples to declare and pay regular quarterly dividends on the Peoples Common Stock in accordance with its past practice in an amount not to exceed $0.24 per share per quarter. The Agreement contemplates that the Merger will be timed to occur at such a time that the Peoples shareholders will not fail to receive a dividend during a quarterly period, nor will they receive a dividend on both their Peoples Common Stock and the UPC Common Stock they receive in the Merger during the same quarterly period.

              Peoples has also agreed that, except with respect to the Agreement, the Plan of Merger, and the transactions contemplated thereby, no Peoples company or any representative thereof shall directly or indirectly solicit any acquisition proposal or, except to the extent necessary to comply with the fiduciary duties of the Peoples Board as advised by counsel, furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any acquisition proposal, but Peoples may communicate information about such an acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel.

              In the Agreement, UPC and Peoples each also agree not to take any action which would (a) materially adversely affect its ability to obtain any consents required for the transactions contemplated by the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences of the Merger"), (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement.

              The Agreement also provides that, pending the Closing, UPC will continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the UPC Common Stock and the business prospects of UPC or its subsidiaries and generally not take any action with respect to certain types of acquisitions (Acquisition Proposals, as defined in the Agreement), which could be reasonably expected to result in the Merger not being consummated, although UPC and its subsidiaries are not restricted from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the reasonable judgment of UPC, desirable in the conduct of the business of UPC and the UPC subsidiaries and would not, in the reasonable judgment of UPC, likely delay the Effective Time to a date subsequent to August 31, 1998. See Section 7.3 of the Agreement.


MANAGEMENT AND OPERATIONS AFTER THE MERGER

              Consummation of the Merger will not alter the present management team or Board of Directors of UPC or UPC Merger Subsidiary. Information concerning the management of UPC is included in the documents incorporated herein by reference. See "DOCUMENTS INCORPORATED BY REFERENCE." The current officers and directors of Peoples Bank will continue to serve in their respective capacities on behalf of Peoples Bank. UPC Merger Subsidiary, as the sole shareholder of Peoples Bank at that time, may alter the composition of the Board of Directors of Peoples Bank. It is currently expected that Peoples Bank would be merged with and into UPB as soon as practicable following the Effective Time. At such time, executive officers of Peoples Bank could be offered positions as regional officers of UPB and directors of Peoples Bank could be offered positions as advisory directors of UPB. For additional information regarding the interests of certain persons in the Merger, see "-- Interests of Certain Persons in the Merger."

              UPC Merger Subsidiary will be the surviving corporation resulting from the Merger and shall continue to be governed by the laws of the State of Tennessee and operate in accordance with its Charter and Bylaws.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

              GENERAL. Certain members of Peoples' management and the Peoples Board may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of Peoples generally. The Peoples Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

              EMPLOYMENT AGREEMENTS. Peoples is a party to employment agreements with Aubrey W. Lippert and Allan B. Kleet dated as of July 17, 1997. The agreements provide for minimum base salaries for Mr. Lippert and Mr. Kleet of $290,000 and $181,385, respectively, and entitle them to receive certain other employee benefits and to participate in incentive bonus, stock option, and deferred compensation plans. The agreements provide for an initial term through December 31, 1999.

              On December 31 of each year the terms of the employment agreements automatically extend for one year unless Peoples otherwise notifies the officer within 60 days before the applicable renewal date. If Peoples chooses not to extend the agreement, the officer may either remain until the end of the then-current term of his agreement, or may choose to terminate the agreement and be paid an amount equal to three times the sum of his highest base salary and highest annual bonus earned in any year during his employment ("final highest earnings").

              The employment agreements provide that if the officer's employment is terminated for cause, the officer will be provided base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid. If termination of employment is due to death or disability, the officer will be provided base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid, and will receive a severance payment equal to three times his final highest earnings (as defined above).

              When Peoples and UPC entered into the Agreement on November 17, 1998, Messrs. Lippert and Kleet became entitled to certain rights provided by the employment agreements upon the occurrence of a change in control of Peoples. Messrs. Lippert and Kleet have the option to extend the terms of their employment agreements for an additional three-year period, beginning on the later of the date of the renewal notice or the date of the change in control. Upon the commencement of any such renewal term, any remaining period of the then-current term of the employment agreement will be canceled. During the extended renewal term following a change in control, the officer may resign without penalty upon 90 days prior notice and receive a lump-sum payment equal to three times his final highest earnings (as defined above). With respect to benefits paid, accrued or accelerated by virtue of a change in control, the agreements require Peoples to make certain tax gross-up payments to cover the income tax and excise tax liabilities of the officers with respect to such benefits, including tax liabilities associated with the gross-up payments. The benefits for Mr. Lippert and Mr. Kleet would total approximately $1,526,000 and $729,000, respectively.

              Peoples and UPC have entered into a letter agreement relating to Mr. Lippert's service with UPC after the Merger. The letter agreement provides that Mr. Lippert's employment agreement with Peoples will be terminated as of the Effective Time, and Mr. Lippert will be paid the severance benefits to which he is entitled. Upon termination of the employment agreement, Mr. Lippert will remain an employee at will at a mutually agreed upon compensation level.

              The letter agreement also provides that after the Merger, UPC will issue an aggregate of 20,000 restricted shares of UPC Common Stock to the executive management of Peoples Bank. The letter agreement contemplates that Mr. Lippert will be awarded between 40% and 60% of these restricted shares. The restricted shares will vest over a five year period and will be conditioned upon the continued employment of the recipient with UPC. A change in control of UPC or the termination of the executive officer's employment without cause will cause the restricted shares to automatically vest. Unvested restricted shares will be forfeited if employment is terminated for any reason other than termination by UPC without cause.

              OFFICER RETENTION AGREEMENTS. Nine officers of Peoples are covered by officer retention agreements that provide them certain protections in the event of a change in control of Peoples (the "Retention Agreements"). The Retention Agreements provide for a "contract period" beginning immediately preceding a "change in control" and ending on December 31 of the second full calendar year thereafter. The initial term of the agreement ends on December 31, 1999, and the officer's rights accrue only if a change in control occurs before that date. The term of the Retention Agreement extends automatically for one additional year on each December 31, unless Peoples elects not to extend such period.

              If the officer is terminated other than for cause during the contract period, the employee will be entitled to receive a lump sum payment equal to the sum of the officer's highest annual base salary for any year preceding his termination of employment and the officer's highest annual bonus payable for any year preceding his termination of employment. If the officer is terminated for cause, the officer will be limited to his accrued salary through termination and any annual incentive bonus that may have been approved but not yet paid. Generally, "cause" includes the willful failure by the officer to perform his duties or acts of gross misconduct.

              STOCK OPTIONS. Peoples has granted Employee Options to executive officers and directors under the Peoples Stock Plan. All Employee Options outstanding not otherwise exercisable became fully exercisable on the date of the Agreement, which constituted a "change in control" under the plan. The Agreement provides that UPC will assume any Employee Options outstanding at the Effective Time on a basis adjusted to reflect the Exchange Ratio. See "DESCRIPTION OF TRANSACTION -- Effect of the Merger on Employee Options."

              The following table sets forth, with respect to (i) each Executive Officer, (ii) a group consisting of all the Executive Officers (the "Executive Officer Group"), and (iii) the Peoples Board as a group (the

"Non-Executive Officer Director Group"), the number of shares of Peoples Common Stock covered by outstanding Employee Options held by such persons as of the Record Date:

                                                      Weighted
                                          Options      Average     Aggregate
                                         Currently    Exercise     Value of
                          Options Held  Exercisable  Per Option    Option(1)
                          ------------  -----------  ----------   ----------
Aubrey W. Lippert            157,476      157,476      12.14      $3,599,901
Allan B. Kleet               116,607      116,607      14.26       2,418,429
George B. Shaw                23,979       23,979      18.13         404,526
Dennis W. Kirtley                 --           --         --              --
David A. Long                 16,461       16,461      19.29         258,602
Executive Officer Group      314,523      314,523      13.76       6,680,469
Non-Executive Officer
Director Group                25,468       25,468      10.46         624,985

---------------------------------

(1) Based on the closing price of Peoples Common Stock of $35.00 as quoted on the Nasdaq National Market on May 22, 1998.


              INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Agreement provides that UPC will, subject to the conditions set forth therein, indemnify the present and former directors, officers, employees, and agents of Peoples and its subsidiaries against all Liabilities (as defined in the Agreement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Agreement to the full extent permitted under any of Kentucky law, Peoples' Articles and Bylaws, and any indemnity agreements previously entered into by Peoples or any of its subsidiaries and any director, officer, employee, or agent of Peoples or any of its subsidiaries. This provision of the Agreement is consistently included in UPC's standard form merger agreement and is not intended to broaden in any manner the scope of indemnification to which the present and former directors, officers, employees, and agents of Peoples and its subsidiaries are entitled, but serves to ratify the legal obligations of Peoples and its subsidiaries (to be assumed by UPC Merger Subsidiary upon consummation of the Merger) to provide indemnification in accordance with Kentucky law, Peoples' Articles and Bylaws, and any indemnification agreements to which Peoples or its subsidiaries is a party with an indemnified person. The indemnification provided under the provisions of such instruments will be subject to the same standards that are currently applicable for determining whether indemnified parties are entitled to indemnification under such instruments.

              The Agreement further provides that UPC will, subject to the conditions set forth in the Agreement, use its reasonable efforts to cause the persons serving as officers and directors of Peoples immediately prior to the Merger to be covered for a period of three years following the Effective Time by Peoples' directors and officers liability insurance policy (or any equivalent substitute therefor), provided that UPC will not be required to expend on an annual basis more than 150% of the current annual amount expended by Peoples to procure such insurance.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

                  The parties to the Merger have not and do not intend to seek a ruling from the Internal Revenue Service ("IRS") as to the federal income tax consequences of the Merger. Instead, UPC has obtained the opinion of Wyatt, Tarrant & Combs (counsel to UPC) and Peoples has obtained the opinion of Brown, Todd & Heyburn PLLC (counsel to Peoples) (collectively, the "Tax Opinions") as to certain of the expected federal income tax consequences of the Merger, copies of which are attached as exhibits to the Registration Statement.

              The Tax Opinions do not address, among other matters: (i) state, local, foreign or other federal tax consequences of the Merger not specifically addressed therein; (ii) federal income tax consequences to shareholders of Peoples subject to special rules under the Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not own such stock as a capital asset; (iii) federal income tax consequences affecting shares of Peoples stock acquired upon exercise of stock options, stock purchase plan rights or otherwise as compensation; (iv) the tax consequences to holders of warrants, options or other rights to acquire shares of such stock; (v) the tax consequences of the parties to the Agreement of the inclusion in income of the amount of the bad-debt reserve maintained by Peoples and/or its subsidiaries and any other amounts resulting from any required change in accounting methods; and (vi) the tax consequences of the parties to the Agreement of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

     Subject to the conditions, qualifications, representations and assumptions contained herein, and in the Tax Opinions, such counsel have opined that:

     [1] The acquisition by UPC Merger Subsidiary of substantially all of the assets of Peoples in exchange for shares of UPC Common Stock and the assumption of liabilities of Peoples pursuant to the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

     [2] Peoples, UPC and UPC Merger Subsidiary will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     [3] No gain or loss will be recognized by Peoples as a result of the Merger.

     [4] No gain or loss will be recognized by UPC Merger Subsidiary or UPC as a result of the Merger.

     [5] No gain or loss will be recognized by the shareholders of Peoples as a result of the exchange of Peoples Common Stock for UPC Common Stock pursuant to the Merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the Peoples Common Stock is a capital asset in the hands of the respective Peoples shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the Peoples Common Stock allocable to the fractional share.

     [6] The tax basis of UPC Common Stock to be received by the shareholders of Peoples will be the same as the tax basis of the Peoples Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     [7] The holding period of the UPC Common Stock to be received by shareholders of Peoples will include the holding period of the Peoples Common Stock surrendered in exchange therefor, provided the Peoples shares were held as a capital asset by the shareholders of Peoples on the date of the exchange.

     [8] A shareholder of Peoples who perfects his dissenter's rights and who receives payment of the fair market value of his shares of Peoples Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code.

              The Tax Opinions are based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the IRS, all existing and in effect on the date of this Proxy Statement and all of which are subject to change at any time, possibly retroactively. Any such change could have a material impact on the conclusions reached in the Tax Opinions. The Tax Opinions represent only such counsel's best judgment as to the expected federal income tax consequences of the Merger and are not binding on the IRS or the courts. The IRS may challenge the conclusions stated therein and shareholders of Peoples may incur the cost and expense of defending positions taken by them with respect to the Merger. A successful challenge by the IRS could have material adverse consequences to the parties to the Merger, including shareholders of Peoples and UPC.

              In rendering the Tax Opinions, such counsel have relied, as to factual matters, solely on the continuing accuracy of (i) the description of the facts relating to the Merger contained in the Agreement and Proxy Statement,
(ii) the factual representations and warranties contained in the Agreement and Proxy Statement and related documents and agreements, and (iii) certain factual matters addressed by representations made by certain executive officers of Peoples, UPC and UPC Merger Subsidiary, as further described in the Tax Opinions and exhibits thereunder. Events occurring after the date of the Tax Opinions could alter the facts upon which the Tax Opinions are based, in which event the conclusions reached therein and in this summary could be materially impacted.

              ACCORDINGLY, FOR ALL OF THE ABOVE REASONS, SHAREHOLDERS OF PEOPLES AND UPC ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

              The obligation of each party to consummate the Merger is conditioned on, among other things, the receipt by UPC of an opinion of Wyatt, Tarrant & Combs and the receipt by Peoples of an opinion of Brown, Todd & Heyburn, PLLC, substantially to the foregoing effect. The conditions relating to the receipt of the tax opinions may be waived by both UPC and Peoples. Neither UPC nor Peoples currently intends to waive the conditions relating to the receipt of the tax opinions. If the conditions relating to the receipt of the tax opinions were waived and the material federal income tax consequences of the Merger were substantially different from those described in this Proxy Statement, Peoples would resolicit the approval of its shareholders prior to consummating the Merger.

ACCOUNTING TREATMENT

              It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Peoples will be carried forward at their previously recorded amounts, and current and prior period financial statements will be restated for all periods as though Peoples and UPC had been combined at the beginning of the earliest period presented.

              In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Peoples Common Stock must be exchanged for UPC Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Time. In addition, it is a condition to closing that Price Waterhouse LLP deliver a letter to UPC, as of the Effective Time, with a copy to Peoples, to the effect the Merger will qualify for pooling-of-interests accounting treatment. UPC will not consummate the Merger if pooling-of-interests accounting treatment is not available.

              For information concerning certain conditions to be imposed on the exchange of Peoples Common Stock for UPC Common Stock in the Merger by affiliates of Peoples and certain restrictions to order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of UPC Common Stock."


EXPENSES AND FEES

              The Agreement provides that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of UPC and Peoples will bear and pay the filing fees payable in connection with the Registration Statement and this Proxy Statement and the printing costs in connection with the Registration Statement and this Proxy Statement based on the relative asset sizes of the parties at December 31, 1996.


RESALES OF UPC COMMON STOCK

              UPC Common Stock to be issued to shareholders of Peoples in connection with the Merger will be registered under the Securities Act. All shares of UPC Common Stock received by holders of Peoples Common Stock and all shares of UPC Common Stock issued and outstanding immediately prior to the Effective Time, will be freely transferable upon consummation of the Merger by those shareholders of Peoples not deemed to be "Affiliates" of Peoples or UPC. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Peoples or UPC at the time of the Special Meeting (generally, executive officers, directors, and 10% or greater shareholders).

              Rule 145 promulgated under the Securities Act restricts the sale of UPC Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Under the rule, during the one year following the Effective Time, Affiliates of Peoples or UPC may resell publicly the UPC Common Stock received by them in the Merger within certain limitations as to the amount of UPC Common Stock sold in any three-month period and as to the manner of sale. After the one-year period, such Affiliates of Peoples who are not Affiliates of UPC may resell their shares without restriction. The ability of Affiliates to resell shares of UPC Common Stock received in the Merger under Rule 145 will be subject to UPC having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell UPC Common Stock received in the Merger. Affiliates also would be permitted to resell UPC Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement does not cover any resales of UPC Common Stock received by persons who may be deemed to be Affiliates of Peoples or UPC.

              Peoples has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of Peoples to execute and deliver to UPC not later than 40 days prior to the Effective Time, an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any Peoples Common Stock held by such Affiliate except as contemplated by the Agreement or the Affiliate Agreement, and will not sell, pledge, transfer or otherwise dispose of any UPC Common Stock received by such Affiliate upon consummation of the Merger (i) except in compliance with the Securities Act and the rules and regulations thereunder and
(ii) until such time as financial results covering 30 days of combined operations of UPC and Peoples have been published. If the Merger qualifies for pooling-of-interests accounting treatment, shares of UPC Common Stock issued to such Affiliates of Peoples in exchange for shares of Peoples Common Stock will not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and Peoples have been published, regardless of whether each such Affiliate has provided an Affiliate

Agreement (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to Affiliates of Peoples). Prior to publication of such results, UPC will not transfer on its books any shares of UPC Common Stock received by an Affiliate pursuant to the Merger. The stock certificates representing UPC Common Stock issued to Affiliates in the Merger may bear a legend summarizing the foregoing restrictions. See "-- Conditions to Consummation of the Merger."


OPTION AGREEMENT

              As an inducement and a condition to UPC entering into the Agreement, Peoples and UPC entered into the Option Agreement which became effective on November 17, 1997, pursuant to which Peoples granted UPC an option (the "Option") entitling it to purchase up to 1,991,406 shares (representing approximately 19.9% of the shares issued and outstanding before giving effect to the issuance of additional shares of Peoples Common Stock pursuant to the exercise of the Option) of Peoples Common Stock under the circumstances described below, at a cash price per share equal to $33.00, subject to possible adjustment in certain circumstances (the "Purchase Price"). This description of the Option Agreement and the Option does not purport to be complete and is qualified in its entirety by reference to the Option Agreement, which is filed as an exhibit to the Registration Statement and incorporated herein by reference.

              Notwithstanding anything to the contrary contained in the Option Agreement, in no event may the Total Profit (as defined below) of UPC exceed $15.0 million and, if it otherwise would exceed such amount, UPC, at its sole election, shall either (a) reduce the number of shares of Peoples Common Stock subject to the Option, (b) deliver to Peoples for cancellation, without consideration, the shares of Peoples Common Stock previously purchased pursuant to the Option, (c) pay cash to Peoples or (d) any combination thereof, so that UPC will not actually realize Total Profit (together with the Total Profit realized by all other holders) in excess of $15.0 million after taking into account the foregoing actions. In addition, the Option may not be exercised for a number of shares of Peoples Common Stock as would, as of the date of exercise, result in UPC's (taking into account all other holders) Notional Total Profit (as defined below) exceeding $15.0 million; provided, however, that this limitation will not restrict any exercise of the Option permitted by the Option Agreement on any subsequent date.

              "Total Profit" means the aggregate sum (before taxes) of the following: (a) the amount received by UPC pursuant to Peoples' repurchase of the Option (or any portion thereof); (b)(i) the amount received by UPC pursuant to Peoples' repurchase of shares of Peoples Common Stock purchased pursuant to the Option Agreement, less (ii) UPC's purchase price for such shares; (c)(i) the net cash amounts received by UPC pursuant to the sale of Peoples Common Stock purchased pursuant to the Option (or any other securities into which such shares may be converted or exchanged) to any unaffiliated party, less (ii) UPC's purchase price of such shares; (d) any amounts received by UPC on the transfer of the Option (or any portion thereof) to any unaffiliated party; and (e) any equivalent amount with respect to a substitute option into which the Option would convert in certain events.

              "Notional Total Profit" means the Total Profit determined as of the date of such proposed exercise, assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Peoples Common Stock purchased pursuant to the Option held by UPC and its affiliates as of such date, were sold for cash at the closing market price of Peoples Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

              If no preliminary or permanent injunction or other order against the delivery of the shares of Peoples Common Stock covered by the Option issued by any court of competent jurisdiction is in effect, UPC may exercise the Option, in whole or in part, at any time, from time to time, if, but only if, a Purchase

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
Event (as defined below) occurs prior to the Option's termination; provided that UPC, at the time, is not in material breach of the Option Agreement or the Agreement. As defined in the Option Agreement, "Purchase Event" means either of the following events:

              (a) without UPC's prior written consent, Peoples authorizing, recommending, publicly proposing, or publicly announcing an intention to authorize, recommend, or propose or entering into an agreement with any third party to effect (i) a merger, consolidation, or similar transaction involving Peoples or any of its subsidiaries (other than transactions solely between Peoples' subsidiaries), (ii) except as permitted by the Agreement, the disposition, by sale, lease, exchange, or otherwise, of 25% or more of the consolidated assets of Peoples and its subsidiaries or (iii) the issuance, sale, or other disposition (including by way of merger, consolidation, share exchange, or any similar transaction) of securities representing 25% or more of the voting power of Peoples or any of its subsidiaries, in each case other than transactions involving Peoples or any of its subsidiaries in which the voting securities outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into securities of the surviving entity) at least 65% of the combined voting power of the voting securities of Peoples or the surviving entity outstanding immediately after the consummation of the transaction)); or

              (b) any person (other than UPC or any UPC subsidiary) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or the formation of any "group" (as defined under the Exchange Act), other than a group of which UPC or any UPC subsidiary is a member, that beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the outstanding shares of Peoples Common Stock.

              The Option will terminate upon the earliest of the following:

              (a) the Effective Time;

              (b) termination of the Agreement in accordance with its terms before the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination of the Agreement under certain circumstances involving generally a willful breach by Peoples of a representation or warranty contained in the Agreement or a breach by Peoples of a covenant contained in the Agreement) (a "Default Termination");

              (c) 12 months after termination of the Agreement by UPC pursuant to a Default Termination; or

              (d) 12 months after termination of the Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event.

              As defined in the Option Agreement, "Preliminary Purchase Event" includes the following events:

              (a) commencement or filing of a registration statement under the Securities Act by any third party of a tender offer or exchange offer to purchase any shares of Peoples Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then-outstanding shares of Peoples Common Stock (a "Tender Offer" or an "Exchange Offer," respectively); or

              (b) failure of the shareholders of Peoples Common Stock to approve the Agreement and the Plan of Merger at the Special Meeting, the failure to have the Special Meeting or another such meeting held for the purpose of voting on the Agreement or the cancellation of such meeting prior


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
     to termination of the Agreement, or the withdrawal or modification by the Peoples Board in a manner adverse to UPC of the recommendation of the Peoples Board with respect to the Agreement, in each case, after public announcement that a third party (i) made a proposal to engage in an acquisition transaction, (ii) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (iii) filed an application or gave a notice under any federal or state statutes or regulations for approval or consent to engage in an acquisition transaction; or

              (c) a third party's public announcement of a proposal to engage in an acquisition transaction; or the filing of an application or notice with any regulatory authority for approval to engage in an acquisition transaction.

              In the event of any change in Peoples Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of securities subject to the Option, and the purchase price therefor shall be adjusted appropriately. In the event that any additional shares of Peoples Common Stock are issued after November 17, 1997 (other than pursuant to an event described in the preceding sentence), the number of shares of Peoples Common Stock subject to the Option will be adjusted so that, after such issuance, it, together with any shares of Peoples Common Stock previously issued pursuant to the Option Agreement, equals 19.9% of the number of shares then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

              Upon the occurrence of a Repurchase Event (as defined below) that occurs prior to the exercise or termination of the Option, at the request of UPC, delivered within 12 months of the Repurchase Event, Peoples will, subject to regulatory restrictions, be obligated to repurchase the Option and any shares of Peoples Common Stock purchased pursuant to the Option Agreement at a specified price.

              As defined in the Option Agreement, a "Repurchase Event" occurs if
(i) any person (other than UPC or any UPC subsidiary) acquires beneficial ownership, or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Peoples Common Stock, or (ii) any of the following transactions is consummated: (a) Peoples consolidates with or merges into any person, other than UPC or one of UPC's subsidiaries, and is not the continuing or surviving corporation of such consolidation or merger; (b) Peoples permits any person, other than UPC or one of UPC's subsidiaries, to merge into Peoples and Peoples shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Peoples Common Stock shall be changed into or exchanged for stock or other securities of Peoples or any other person or cash or any other property or the outstanding shares of Peoples Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (c) Peoples sells or otherwise transfers all or substantially all of its assets to any person, other than UPC or one of UPC's subsidiaries.

              After the occurrence of a Purchase Event, UPC may assign the Option Agreement and its rights thereunder in whole or in part.

              Upon the occurrence of certain events, Peoples has agreed to file with the SEC and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by UPC and its assigns of all or part of the Option and/or any shares of Peoples Common Stock into which the Option is exercisable.


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



                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

              As a result of the Merger, holders of Peoples Common Stock will be exchanging their shares of a Kentucky corporation governed by the KBCA and Peoples' Articles and Bylaws, for shares of UPC, a Tennessee corporation governed by the TBCA and UPC's Charter and Bylaws. Certain significant differences exist between the rights of Peoples shareholders and those of UPC shareholders. In particular, UPC's Charter and Bylaws contain several provisions that may be deemed to have an anti-takeover effect in that they could impede or prevent an acquisition of UPC unless the potential acquiror has obtained the approval of the UPC Board. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the KBCA and the TBCA as well as to UPC's Charter and Bylaws and Peoples' Articles and Bylaws.


ANTI-TAKEOVER PROVISIONS GENERALLY

              The provisions of UPC's Charter and Bylaws described below under the headings, "--Authorized Capital Stock," "-- Amendment of Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Director Removal and Vacancies," "-- Limitations on Director Liability," "-- Indemnification," "-- Special Meeting of Shareholders," "-- Actions by Shareholders Without a Meeting," "-- Shareholder Nominations and Proposals" and "-- Business Combinations" are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist the UPC Board in playing a role if any group or person attempts to acquire control of UPC, so that the UPC Board can further protect the interests of UPC and its shareholders as appropriate under the circumstances, including, if the UPC Board determines that a sale of control is in the best interests of UPC's shareholders, by enhancing the UPC Board's ability to maximize the value to be received by the shareholders upon such a sale.

              Although UPC's management believes the Protective Provisions are, therefore, beneficial to UPC's shareholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, UPC may be able to avoid those expenditures of time and money.

              The Protective Provisions also may discourage open market purchases by a potential acquiror. Such purchases may increase the market price of UPC Common Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of UPC Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquiror to obtain control of UPC through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for UPC's shareholders to replace the Board of Directors or management, even if a majority of the shareholders believe such replacement is in the best interests of UPC. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

              UPC. With the amendment approved by shareholders of UPC at its 1998 Annual Meeting of Shareholders, UPC's Charter authorizes the issuance of up to (i) 300,000,000 shares of UPC Common Stock, of which 84,893,432 shares were issued and outstanding as of April 30, 1998, and (ii) 10,000,000 shares of no par value preferred stock ("UPC Preferred Stock"), of which no shares of UPC Series A Preferred Stock, and 1,179,343 shares of UPC Series E Preferred Stock were issued and outstanding as of April 30, 1998.

              The UPC Board may authorize the issuance of additional shares of UPC Common Stock without further action by UPC's shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which UPC's capital stock may be listed.

              With certain exceptions, the UPC Board may issue, without any further action by the shareholders, shares of UPC Preferred Stock, in one or more classes or series, with such voting, conversion, dividend, and liquidation rights as specified in UPC's Charter. In providing for the issuance of such shares, the UPC Board may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of UPC capital stock, the voting powers if any of such series, and any other preferences, privileges, and powers of such series.

              In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of UPC, the holders of any series of UPC Preferred Stock will have priority over holders of UPC Common Stock.

              The authority to issue additional shares of UPC Common Stock or UPC Preferred Stock provides UPC with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of UPC Common Stock and UPC Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of UPC. In addition, the sale of a substantial number of shares of UPC voting stock to persons who have an understanding with UPC concerning the voting of such shares, or the distribution or declaration of a dividend of shares of UPC voting stock (or the right to receive UPC voting stock) to UPC shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of UPC.

              In 1989, the UPC Board adopted a Share Purchase Rights Plan ("Preferred Share Rights Plan") and distributed a dividend of one Preferred Share Unit Purchase Right ("Preferred Share Right") for each outstanding share of UPC Common Stock. In addition, under the Preferred Share Rights Plan, one Preferred Share Right is to be automatically, and without further action by UPC, distributed in respect to each share of UPC Common Stock issued after adoption of the Preferred Share Rights Plan. The Preferred Share Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Preferred Share Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Preferred Share Rights would separate from UPC Common Stock and each holder of a Preferred Share Right (other than the potential acquiror) would be entitled to purchase certain equity securities of UPC at prices below their market value. UPC has authorized 750,000 shares of Series A Preferred Stock for issuance under the Preferred Share Rights Plan and no shares have been


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
issued as of the date of this Proxy Statement. Until a Preferred Share Right is exercised, the holder thereof, as such, has no rights of a shareholder of UPC, including the right to vote or receive dividends.

              PEOPLES. Peoples' Articles authorize the issuance of up to 30,000,000 shares of Peoples Common Stock, of which 10,024,311 shares were issued and outstanding as of the Record Date, and 6,000,000 shares of preferred stock, none of which are issued or outstanding. The Peoples Board generally may authorize the issuance of additional authorized shares of Peoples Common Stock without further action by Peoples' shareholders upon receipt of valid consideration in exchange for such shares.

              On January 18, 1995, the Peoples Board declared a dividend distribution of one right (a "Peoples Right") for each outstanding share of Peoples Common Stock to stockholders of record at the close of business on January 31, 1995 (the "Record Date"). Following adjustments for 5% stock dividends on Peoples Common Stock declared on January 13, 1995, March 18, 1996 and March 20, 1997, the number of Peoples Rights associated with each share of Peoples Common Stock is 0.8638. Each Peoples Right entitles the registered holder to purchase from Peoples a unit consisting of one-hundredth of a share (a "Unit") of Junior Participating Preferred Stock at a purchase price of $60.00 per Unit, subject to adjustment. The description and terms of the Peoples Rights are set forth in a Rights Agreement dated as of January 18, 1995, as amended (the "Peoples Rights Agreement") between Peoples and Registrar and Transfer Company, as Rights Agent. In connection with the transactions contemplated by the Agreement, Peoples amended its Rights Agreement to provide that the agreements entered into in connection with the Merger would not trigger the Peoples Rights. Pursuant to the Agreement, Peoples agreed to terminate the Peoples Rights Agreement and to take all steps necessary to cause all Peoples Rights to cease to exist immediately prior to the Effective Time.


AMENDMENT OF CHARTER AND BYLAWS

              UPC. The Charter of UPC provides that amendments thereto may be adopted in any manner permitted by the TBCA. The TBCA provides that a corporation's charter may be amended by a majority of votes entitled to be cast on the amendment, subject to any condition the Board of Directors may place on its submission of the amendment to the shareholders. The Charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the Charter governing directors and to remove a director from office whether with or without cause. A two-thirds vote is also required to amend, alter, or repeal the article of the Charter relating to business combinations.

              The UPC Board may adopt, amend, or repeal the Bylaws by a majority vote of the entire Board of Directors. The Bylaws may also be amended or repealed by action of UPC's shareholders.

              UPC's Charter provides that all corporate powers of UPC shall be exercised by the Board of Directors except as otherwise provided by law. The Board of Directors may designate an executive committee consisting of five or more directors and may authorize such committee to exercise all of the authority of the Board of Directors, including the authority to adopt, amend and repeal the Bylaws, to submit any action to the shareholders, to fill vacancies on the Board of Directors or any committee, to declare dividends or other corporate distributions, and to issue or reissue any capital stock or any warrant, right or option to acquire capital stock of the corporation.

              PEOPLES. Certain provisions of Peoples' Articles may not be amended, repealed, or otherwise changed without approval of the shareholders by a variable supermajority vote.

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



              The power to amend, alter, or repeal the Peoples Bylaws, and to adopt new Bylaws is vested in the Peoples Board or the shareholders. The Bylaws generally may be amended by resolution of a majority of the Board or a vote of a majority of the shareholders.


CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

              UPC. The Charter of UPC provides that the UPC Board is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of UPC's having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for UPC's shareholders to change a majority of the members of the Board. The purpose of dividing the UPC Board into classes is to facilitate continuity and stability of leadership of UPC by ensuring that experienced personnel familiar with UPC will be represented on the UPC Board at all times, and to permit UPC's management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquiror could obtain working control of the Board, this provision may discourage some potential mergers, tender offers, or takeover attempts.

              Pursuant to the Charter of UPC, each shareholder is entitled to one vote for each share of UPC Common Stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareholder has the right to distribute all of his votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of UPC Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining UPC Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a shareholder who acquires less than a majority of the shares of UPC Common Stock to obtain representation on the UPC Board.

              PEOPLES. Kentucky law requires cumulative voting in the election of directors. Under cumulative voting, each shareholder is entitled to vote the number of shares owned by him on the record date multiplied by the number of directors to be elected. Each shareholder may cast all of his votes for a single nominee or may distribute his votes in any manner among as many candidates as the shareholder sees fit.

              Peoples' Articles authorize Peoples' Board to establish the number of directors. The number of Peoples' directors is currently set at seventeen. Peoples' directors are divided into three classes.


DIRECTOR REMOVAL AND VACANCIES

              UPC. UPC's Charter provides that a director may be removed by the shareholders only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in UPC Common Stock. Vacancies on the Board of Directors may be filled by the Board of Directors or shareholders, as provided under the UPC Bylaws and the TBCA. The term of a director appointed to fill a vacancy expires at the next meeting of shareholders at which directors are elected.

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




              PEOPLES. Peoples' Articles provide that the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, is required to remove a director or the entire board with or without cause. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part. Vacancies on the Peoples Board may be filled by the Peoples Board, as provided under the Peoples Bylaws and the KBCA. The term of a director appointed to fill a vacancy expires at the next meeting of shareholders at which directors are elected.


LIMITATIONS ON DIRECTOR LIABILITY

              UPC. UPC's Charter does not address the issue of director liability to the corporation.

              PEOPLES. Peoples' Articles limit the liability of directors to Peoples and its shareholders to the extent permitted by KRS 271B.2-020. KRS 271B.2-020 does not relieve a director of his or her liability, monetary or otherwise, for the following actions: (i) for any transaction in which the director's personal financial interest is in conflict with the financial interest of the corporation or its shareholders; (ii) for acts of omissions not in good faith or which involve intentional misconduct or are known by the director to violate law; (iii) actions involving an improper distribution in violation of KRS 271B.8-330; and (iv) for any transaction from which the director derived an improper personal benefit.


INDEMNIFICATION

              UPC. Under the TBCA, subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding, because he or she is or was a director, against liability incurred in the proceeding if (i) he or she conducted himself or herself in good faith; (ii) he or she reasonably believed
(a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and (b) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful (the "Standard of Conduct"). Moreover, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director of his or her good faith belief that he or she has met the Standard of Conduct, a written undertaking by or on behalf of a director to repay such amount if it shall ultimately be determined that he or she is entitled to be indemnified by the corporation against such expenses and a determination is made that the facts known to those making the determination would preclude indemnification. Before any such indemnification is made, it must be determined that such indemnification would not be precluded by the TBCA.

              A director may also apply for court-ordered indemnification under certain circumstances. Unless a corporation's charter of incorporation provides otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and (iii) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

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




              UPC's Charter and Bylaws provide for the indemnification of its directors and officers, to the fullest extent permitted by Tennessee law.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling UPC pursuant to the foregoing provisions, UPC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

              PEOPLES. Under Kentucky law, a corporation has broad powers of indemnification. A person may be indemnified for judgments, penalties, fines, settlements, and reasonable expenses incurred by that person in proceedings in connection with the person's official capacity in the corporation. Indemnification against reasonable legal expenses incurred by a person in such a proceeding is mandatory when the person is wholly successful in the defense of the proceeding. Peoples' Articles require Peoples to indemnify its directors, officers, employees, and agents.


SPECIAL MEETING OF SHAREHOLDERS

              UPC. UPC's Bylaws provide that special meetings of shareholders may be called, unless otherwise prescribed by law, for any purpose or purposes whatever at any time by the Chairman of the Board, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

              PEOPLES. Kentucky law provides that special meetings of shareholders of a Kentucky corporation may be called by its board of directors or the persons authorized to do so by the articles of incorporation or bylaws, or by holders of at least 33-1/3% (or such higher or lower percentage as is contained in the articles of incorporation) of all votes entitled to be cast on any issue at the special meeting.

              Peoples' Bylaws provide that special meetings of its shareholders may be called by its Chairman or Board of Directors, and must be called by the Chairman or the Board at the request of holders of not less than one-fifth of all shares of Peoples' Common Stock entitled to vote at the meeting.


ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

              UPC. UPC's Charter and Bylaws provide that any action required or permitted to be taken by UPC shareholders at a duly called meeting of shareholders may be effected by the unanimous written consent of the shareholders entitled to vote on such action.

              PEOPLES. Peoples' Bylaws state that any action required or permitted to be taken by the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the action taken.


SHAREHOLDER NOMINATIONS AND PROPOSALS

              UPC. UPC's Charter and Bylaws do not address whether a shareholder may nominate members of the Board of Directors.

              Holders of UPC Common Stock are entitled to submit proposals to be presented at an annual meeting of UPC shareholders. The UPC Bylaws provide that any proposal of a shareholder which is to be presented at any annual meeting of shareholders shall be sent so as to be received by UPC not less than 120 days in advance of the date of the proxy statement issued in connection with the previous year's annual meeting.

              PEOPLES. Peoples' Bylaws generally provide that any shareholder of the corporation may nominate persons for election to the Board of Directors. The shareholder must provide written notice of such nomination to the President of Peoples not less than 14 days but not more than 50 days prior to the date of the meeting at which the election of directors is to be held. The shareholder's notice must set forth certain information relating to the person whom the shareholder proposes to nominate.


BUSINESS COMBINATIONS

              UPC. UPC's Charter requires the affirmative vote of the holders of two-thirds or more of the outstanding UPC Common Stock for approval of a merger, consolidation, or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. A two-thirds vote is not required for any merger or consolidation of UPC with or into any corporation or entity of which a majority of the outstanding shares of all classes of capital stock entitled to vote in the election of directors is owned by UPC or any UPC company.

              The requirement of a super-majority vote of shareholders to approve certain business transactions, as described above, may discourage a change in control of UPC by allowing a minority of UPC's shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the Board of Directors could cause a two-thirds vote to be required to approve a transaction thereby enabling management to retain control over the affairs of UPC and their positions with UPC. The primary purpose of the supermajority vote requirement, however, is to encourage negotiations with UPC's management by groups or corporations interested in acquiring control of UPC and to reduce the danger of a forced merger or sale of assets.

              As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 103 of Title 48 of the Tennessee Code, which impose certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

              The TBCA generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder, unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws. The TBCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

              The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third, or a majority) of the shares of certain Tennessee corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares." Interested shares are those shares held by the acquiring person, officers of the corporation, and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approval is required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The Tennessee CSAA applies only to those Tennessee corporations whose charters or bylaws contain an express declaration that control share acquisitions in respect of the shares of such corporations are governed by and subject to the provisions of such act. UPC's Charter and Bylaws do not currently contain such an express declaration.

              The Tennessee Greenmail Act ("Tennessee GA") prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

              The TBCA provides that no Tennessee corporation having any class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act or any of its officers or directors may be held liable at law or in equity for either having failed to approve the acquisition of shares by an interested shareholder on or before the date such interested shareholder's share acquisition date, or for seeking to enforce or implement the provisions of the TBCA or the Tennessee CSAA, or for failing to adopt or recommend any charter or bylaw amendment or provision in respect of any one or more of these acts or the Tennessee GA, or for opposing any merger, exchange, tender offer, or significant disposition of the assets of the resident domestic corporation or any subsidiary of such corporation because of a good faith belief that such merger, exchange, tender offer, or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the corporation's charter in connection with the merger, exchange, tender offer or significant disposition of assets.

              The acts described above along with the provisions of UPC's Charter regarding business combinations might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of UPC Common Stock, the acquiror would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquiror would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

              As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.

              PEOPLES. Except with respect to the election of directors and matters that are required by statute to be submitted to shareholders, any act of the shareholders of a Kentucky corporation requires that more votes be cast for than against the matter at a meeting at which a quorum is present. The affirmative vote of a majority of all the outstanding shares of a Kentucky corporation entitled to vote is required to approve certain actions specified in the corporate statutes such as mergers, share exchanges, certain sales of assets, and amendments of the articles of incorporation, among other things.

              Peoples' Articles require the affirmative vote of the holders of at least two-thirds of the outstanding Shares of the voting stock of Peoples to approve the sale of all or substantially all of the assets of Peoples or any subsidiary; the sale of all or part of the shares of any subsidiary; the distribution, by way of spin-off, dividend or other similar transaction of any shares or assets of any subsidiary; any merger or consolidation to which Peoples or any subsidiary is a party or any split-off or split-up of the Corporation. The supermajority requirements would not apply if either the higher voting requirements of Peoples' "fair price" article apply or the proposal was approved by a majority of the directors then in office.

              Peoples' Articles contain a "fair price" provision that requires the affirmative vote of the holders of at least 80% of the outstanding shares of Peoples voting stock to approve mergers, share exchanges and certain other "business combinations" (as defined in the Articles) between Peoples and an entity controlled by a beneficial owner of more than 20% of Peoples' voting stock (an "Interested Shareholder"). The supermajority voting provision does not apply if the transaction is either approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Shareholder or if certain minimum price and procedural requirements are met.


LIMITATIONS ON ABILITY TO VOTE STOCK

              UPC. UPC's Charter and Bylaws do not contain any provision restricting a shareholder's ability to vote shares of UPC voting stock.

              PEOPLES. Peoples' Articles and Bylaws also do not contain any provision restricting a shareholder's ability to vote shares of Peoples Common Stock.


DISSENTERS' RIGHTS OF APPRAISAL

              UPC. Under the TBCA, a shareholder is generally entitled to dissent from a corporate action, and obtain payment of the fair value of his shares in the event of: (i) consummation of a plan of merger to which the corporation is a party, unless shareholder approval is not required by the TBCA;
(ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of substantially all of the corporation's property other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or to a plan by which substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale; (iv) an amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preferential right of the shares, (b) creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares, (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (d) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights, or (e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the TBCA; or
(v) any corporate
action taken pursuant to a shareholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. UPC's Charter and Bylaws do not provide for any such additional dissenters' rights.

              PEOPLES. The rights of appraisal of dissenting shareholders of Peoples are governed by the KBCA, which generally provides for dissenters' rights in similar events as under the TBCA. Peoples' Articles and Bylaws do not provide for any additional dissenters' rights.


SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

              UPC. The TBCA provides that a shareholder may inspect and copy books and records during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

              PEOPLES. The KBCA similarly provides that a shareholder may inspect certain books and records if he or she gives the corporation written demand stating the purpose of the inspection at least five business days before the date he or she wishes to inspect the books and records. Under certain instances, the demand must be made in good faith and for a proper purpose and the records he or she desires to inspect must be directly related to the stated purpose of such holder's inspection.


DIVIDENDS

              UPC. UPC's ability to pay dividends on UPC Common Stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

              There are various statutory limitations on the ability of the UPC Banking Subsidiaries to pay dividends to UPC. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

              PEOPLES. The KBCA provides that, subject to any restrictions in the corporation's articles of incorporation, and other customary restrictions similar to those contained in the TBCA, a Kentucky corporation may make distributions to its shareholders. Substantially all of the funds available for the payment of dividends by Peoples are derived from its subsidiary depository institution. There are various statutory limitations on the ability of Peoples' subsidiary depository institution to pay dividends to Peoples.


                     COMPARATIVE MARKET PRICES AND DIVIDENDS

              UPC Common Stock is traded on the NYSE under the symbol "UPC." Peoples Common Stock is quoted on the Nasdaq National Market under the symbol "PFKY." The following table sets forth, for the indicated periods, the high and low closing sale prices for the UPC Common Stock and Peoples Common Stock as reported by the NYSE and Nasdaq National Market, respectively, and the cash dividends declared per share of UPC Common Stock and Peoples Common Stock for the indicated periods. The stock prices and dividend amounts have been restated to give effect to stock splits and stock dividends. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                                                 UPC                                        PEOPLES
                                               --------------------------------------------------------------------------------
                                                                                Cash                                    Cash
                                                                              Dividends                               Dividends
                                                                              Declared                                Declared
                                                    Price Range               Per Share        Price Range            Per Share
                                               ----------------------         ---------   ---------------------       ---------
                                               High              Low                       High           Low
                                               ----              ---                       ----           ---
1998
   First Quarter                               67.31            58.38          $ .50      $39.88         $34.75         $ .24
   Second Quarter
     (through May 22, 1998)                    62.56            57.94            .50       37.9375        34.375          .24
                                                                               -----

                                                                                                                        -----

     Total                                                                     $1.00                                    $ .48
                                                                               =====                                    =====

1997
   First Quarter                              $47.75           $38.38           $.320     $26.50         $23.33         $ .19
   Second Quarter                              52.13            41.25            .375      29.25          23.50           .19
   Third Quarter                               56.50            49.25            .400      34.75          27.75           .22
   Fourth Quarter                              67.88            57.00            .400      39.50          28.50           .22
                                                                               ------                                    ----

     Total                                                                     $1.495                                   $ .82
                                                                               ======                                   =====

1996
   First Quarter                              $31.75           $29.00           $.27      $22.38         $19.50         $ .14
   Second Quarter                              31.25            29.63            .27       22.62          19.76           .15
   Third Quarter                               36.25            28.63            .27       21.90          20.00           .15
   Fourth Quarter                              41.38            34.63            .27       24.29          20.95           .19
                                                                                ----                                    -----

     Total                                                                     $1.08                                    $ .63
                                                                               =====                                    =====

---------------

(1) These amounts have been adjusted to reflect 5% stock dividends declared on Peoples Common Stock on January 17, 1996 and January 21, 1997.

              On May 22, 1998, the last sale prices of UPC Common Stock and Peoples Common Stock as reported on the NYSE and Nasdaq National Market, respectively, were $58.06 and $35.00 per share, respectively. On November 17, 1997, the last business day prior to public announcement of the proposed Merger, the last sale prices of the UPC Common Stock and Peoples Common Stock as reported by the NYSE and Nasdaq National Market, respectively, were $60.00 and $31.88, respectively.

              The holders of UPC Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although UPC currently intends to continue to pay quarterly cash dividends on the UPC Common Stock, there can be no assurance that UPC's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors. The Agreement provides that Peoples may not declare and pay cash dividends, other than regular quarterly cash dividends, on the shares of Peoples Common Stock.

              UPC and Peoples are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their subsidiary depository institutions. UPC's and Peoples' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                               BUSINESS OF PEOPLES

GENERAL

              Peoples, headquartered in Paducah, Kentucky, is a bank holding company registered with the Federal Reserve under the BHC Act. In recent years, Peoples has been one of the ten largest independent financial institutions headquartered in Kentucky. Peoples conducts a complete range of commercial and personal banking activities through its banking subsidiary, The Peoples First National Bank & Trust Company of Paducah ("Peoples Bank"). Peoples Bank operates 28 branches in ten Western Kentucky counties and in Montgomery County, Tennessee.

              Peoples is a Kentucky corporation incorporated on March 1, 1983 to become the bank holding company for Peoples Bank. Since 1985, Peoples has acquired six banking institutions in Western Kentucky and one in Northern Tennessee that have been merged into Peoples Bank since 1994.

              As of March 31, 1998, Peoples had total consolidated assets of approximately $1.5 billion, total consolidated loans of approximately $1.1 billion, total consolidated deposits of approximately $1.2 billion, and total consolidated shareholders' equity of approximately $157.3 million.

              The principal executive offices of Peoples are located at 100 South Fourth Street, Paducah, Kentucky and its telephone number at such address is (502) 441-1200. Additional information with respect to Peoples and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."


BENEFICIAL OWNERSHIP OF PEOPLES COMMON STOCK

              The following table lists, as of December 31,1997, each holder of record of Peoples Common Stock who had filed with Peoples a copy of a Schedule 13D or a Schedule 13G, indicating that the filers individually, or with a group, is, or may be deemed to be, a beneficial owner of 5.0% or more of the outstanding shares of Peoples Common Stock.

                                       Amount and Nature of
                                          Percentage of
        Name and Address               Beneficial Ownership      Percentage of Class(1)
        ----------------               --------------------      ----------------------
Peoples First National Bank                1,147,544 (2)                  11.5%
 and Trust Company
100 S. Fourth Street
P.O. Box 1920
Paducah, Kentucky 42001

All Directors and Officers of              1,165,406                      11.2%
 Peoples and Executive
 Officers of its Subsidiary
 banks as a Group (29 persons) (3) (4)

---------------

(1) The calculation of percentage of class beneficially owned is based on the shares of Peoples Common Stock outstanding on December 31, 1997.

(2) Includes 847,181 shares Peoples Bank holds in a fiduciary capacity, as trustee, executor or otherwise, including 693,024 shares held with sole voting and dispositive power, and 154,157 shares held with shared voting and dispositive power. In addition, Peoples Bank holds 300,363 shares as Trustee for the Peoples' Employee Stock Ownership Plan (the "ESOP"), with respect to which Peoples Bank has sole dispositive power. Peoples Bank must vote 300,363 shares as specifically directed by each ESOP member with respect to the shares allocated to that member's account.

(3) The number of shares owned by individual directors and executive officers of the Corporation and the nature of their beneficial ownership are set forth in the table under "Item 10. Directors and Executive Officers of the Registrant" in the Peoples Form 10-K. Other officers of Peoples and executive officers of the Banks beneficially own 114,562 shares.

(4) Shares of Common Stock subject to options that are or will become exercisable within 60 days have been deemed outstanding for computing the percentage of class of the group, whose members hold the options, but are not deemed outstanding for computing the percentage of class of any other person.

                                 BUSINESS OF UPC

GENERAL

              UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, UPC had total consolidated assets of approximately $18.4 billion, total consolidated loans of approximately $12.7 billion, total consolidated deposits of approximately $13.6 billion, and total consolidated shareholders' equity of approximately $1.8 billion.

              UPC conducts its business activities through its principal bank subsidiary, the $15.7 billion asset UPB founded in 1869 and headquartered in Memphis, Tennessee, with branches in Alabama, Kentucky, Louisiana, Mississippi, Missouri and Tennessee. UPC also had, as of March 31, 1998, four other financial institution subsidiaries, the largest of which being Union Planters Bank of Florida, Miami, Florida, which had total consolidated assets as of March 31, 1998 of approximately $2.2 billion. Effective January 1, 1998, UPC consolidated substantially all of its bank subsidiaries into UPB. It is likely that UPC will continue to consolidate its various bank subsidiaries into UPB in the future, to the extent allowed by law. Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 518 banking offices and 676 ATMs. UPC's total deposits at March 31, 1998 are allocable by state to its banking offices (before consolidating adjustments) approximately as follows: $6.7 billion in Tennessee; $2.9 billion in Mississippi; $1.3 billion in Florida; $1.2 billion in Missouri; $596 million in Arkansas; $598 million in Louisiana; $412 million in Alabama; and $103 million in Kentucky.

              Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed 13 acquisitions in 1994, three in 1995, seven in 1996, and 6 in 1997, adding approximately $3.8 billion in total assets in 1994, $1.3 billion in 1995, $4.2 billion in 1996, and $3.6 billion in 1997. Through April 1, 1998, UPC has completed the acquisition of two institutions with approximately $520 million in total assets (the "Recently Completed Acquisitions"). In addition, UPC was, as of that date, a party to definitive agreements to acquire ten financial institutions, in addition to Peoples, and to purchase certain branch locations and assume deposit liabilities of California Federal Bank in Florida ("CalFed Branch Purchase") (collectively, the "Other Pending Acquisitions"). The Other Pending Acquisitions had aggregate total assets of approximately $11.6 billion at March 31, 1998. Collectively, the Recently Completed Acquisitions and the Other Pending Acquisitions are referred to herein as the "Other Acquisitions." The largest of the Other Pending Acquisitions is UPC's proposed acquisition of Magna Group, Inc. ("MGR"), St. Louis, Missouri, which had total consolidated assets of approximately $7.3 billion at March 31, 1998. On May 1, 1998, MGR acquired Charter Financial, Inc. and its subsidiary, Charter Bank, S.B. (the "Charter Acquisition") in a transaction accounted for as a purchase. Located in Sparta, Illinois, Charter Financial, Inc. had at the time of consumation of the acquisitions, total assets of approximately $406 million, total deposits of approximately $309 million, and total shareholders' equity of approximately $67 million. For purposes of this Proxy Statement, including the historical and equivalent pro forma data, the term "Other Acquisitions" and "Other Pending Acquisitions" includes the Charter Acquisition. For information with respect to these acquisitions see "--Recent Developments." For a discussion of UPC's acquisition program, see the caption "Acquisitions" (pages 10, 11 and 12) in UPC's Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (pages 49 and 50) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K and
Exhibit 13 is incorporated by reference herein to the extent indicated herein.

              UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of the acquisitions in addition to the Merger which are currently pending, see "-- Recent Developments."

              The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiaries is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."


RECENT DEVELOPMENTS

              RECENTLY COMPLETED ACQUISITIONS. Since December 31, 1997, UPC has completed the acquisition of two institutions (the "Recently Completed Acquisitions").

                                                       Asset Size
              Institution                             (In Millions)                  Type of Consideration
              -----------                             -------------                  ---------------------
Sho-Me Financial Corp.                                    $374                    Approximately 1,153,459
Mt. Vernon, Missouri and                                                          Shares of UPC Common Stock
its subsidiary, 1st Savings
Bank, f.s.b.

Security Bancshares, Inc., Des                             146                    Approximately 490,821 shares
Arc, Arkansas, and its subsid-                                                    of UPC Common Stock
iaries, Farmers & Merchants

     TOTAL
                                                          ----
                                                          $520
                                                          ====



              OTHER PENDING ACQUISITIONS. UPC has entered into definitive agreements to acquire the following financial institutions in addition to Peoples (collectively, the Other Pending Acquisitions and, together with the Recently Completed Acquisitions, the "Other Acquisitions") which UPC's management considers probable of consummation and which are expected to close in 1998.

                                             Asset Size                                                 Projected
              Institution                 (in Millions)(1)       Type of Consideration(2)             Closing Date
              -----------                 ----------------       ------------------------             ------------
Magna Group, Inc., St. Louis,                  $7,657          Approximately 35,446,000               Third Quarter
Missouri, and its subsidiaries,                                shares of UPC Common Stock                  1998
including Magna Bank, NA., St.
Louis, Missouri, and the Char-
ter Acquisition(3)

Purchase of 24 branches and                     1,465          $110 million deposit premium in        Third Quarter
assumption of $1.5 billion of                                  cash                                        1998
deposits of California Federal
Bank in Florida ("CalFed
Branch Purchase")

                                             Asset Size                                                 Projected
              Institution                 (in Millions)(1)       Type of Consideration(2)             Closing Date
              -----------                 ----------------       ------------------------             ------------
AMBANC Corp., Vincennes,                         734           Approximately 3,398,000 shares          Third Quarter
Indiana and its subsidiaries,                                  of UPC Common Stock                         1998
Ambank Illinois, N.A., and
Ambanc Indiana, N.A.
Merchants Bancshares, Inc.,                      552           Approximately 2,000,000 shares          Third Quarter
Houston, Texas, and its                                        of UPC Common Stock                         1998
subsidiaries, including Mercha-
nts Bank, Houston, Texas

Alvin Bancshares, Inc., Alvin,                   121           Approximately 425,000 shares of         Third Quarter
Texas, and its subsidiary, Alvin                               UPC Common Stock                            1998
State Bank, Alvin, Texas

CB&T, Inc., McMinnville, Ten-                    271           Approximately 1,450,000 shares          Third Quarter
nessee, and its subsidiary, City                               of UPC Common Stock                         1998
Bank & Trust Company, McMi-
nnville, Tennessee

Capital Savings Bancorp, Inc.,                   232           Approximately 801,000 shares of         Third Quarter
Jefferson City, Missouri, and its                              UPC Common Stock                            1998
subsidiary, Capital Savings
Bank, FSB, Jefferson City, Mis-
souri

First National Bancshares of                     217           Approximately 836,000 shares of         Third Quarter
Wetumpka, Inc., Wetumpka,                                      UPC Common Stock                            1998
Alabama, and its subsidiary,
First National Bank, Wetumpka,
Alabama

Transflorida Bank, Boca Raton,                   318           Approximately 1,655,000 shares          Third Quarter
Florida                                                        of UPC Common Stock                         1998

First Community Bancshares,                       41           Approximately 129,000 shares of         Third Quarter
Inc., Middleton, TN, and its                                   UPC Common Stock                            1998
subsidiary, Bank of Middleton,
Middleton, Tennessee

Duck Hill Bank, Duck Hill, Mis-                   20           Approximately 42,000 shares of          Third Quarter
sissippi                                                       UPC Common Stock                            1998
                                             -------

                                 TOTAL       $11,628
                                             =======


_______________

(1)      Approximate total assets at March 31, 1998.
(2) Assumes no adjustment to shares pursuant to exchange rates adjustment mechanisms.
(3)      Includes the pro forma impact of the Charter Acquisition.

              EARNINGS CONSIDERATIONS RELATED TO THE MERGER AND THE OTHER ACQUISITIONS. It is expected that either UPC or the institutions to be acquired in connection with the Merger and the Other Acquisitions will incur charges arising from such acquisitions and from the assimilation of those institutions into the UPC organization. Most of the charges are expected to relate to MGR and the Merger. Anticipated charges would normally arise from matters such as, but not limited to: (i) legal, accounting, financial advisory and consulting fees;
(ii) payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits; (iii) costs associated with elimination of duplicate facilities and branch consolidations;
(iv) data processing charges; (v) cancellation of vendor contracts; and (vi) other contingencies and similar costs which normally arise from the consolidation of operational activities.

              For a discussion of the significant charges UPC has incurred over the past three years incidental to its acquisition program, see the caption "Acquisitions" in UPC's Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K and
Exhibit 13 is incorporated by reference herein to the extent indicated herein.

              The Merger and the Other Acquisitions (other than the acquisition of Duck Hill Bank, the Charter Acquisition and the CalFed Purchase) are expected to be accounted for as a pooling of interests. The Recently Completed Acquisition of Sho-Me Financial Corp. and the Charter Acquisition were, and the Other Pending Acquisitions of Duck Hill Bank and the CalFed Purchase are expected to be accounted for as purchases. UPC currently estimates incurring aggregate pre-tax charges in the range of $100 million to $115 million (approximately $91 million related to MGR) in connection with the consummation of the Merger and the Other Acquisitions. On an after-tax basis these charges are estimated in the range of $75 million to $80 million (approximately $61 million related to MGR). To the extent that UPC's recognition of these merger-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes. The pro forma impact of these charges is reflected in the pro forma balance sheet information included in this Proxy Statement. See "SUMMARY -- Historical and Pro Forma Per Share Data" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION".

              The range of anticipated charges to be incurred in connection with consummating the Merger and the Other Acquisitions is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. These charges are reflected in the pro forma consolidated balance sheet included in this Proxy Statement. Moreover, this range has been based on the due diligence that has been performed to date in connection with Merger and the Other Acquisitions and the range may be subject to change and the actual charges incurred may be higher or lower than what is currently contemplated, once the acquired institutions are assimilated from an operational perspective and various contingencies are either satisfied or eliminated. Furthermore, the range of anticipated charges will change if additional entries are required. UPC regularly evaluates the potential acquisition of, and holds discussions with, various potential acquisition candidates. As a general rule, UPC will publicly announce such acquisitions only after a definitive agreement has been reached, and only then if UPC considers the acquisition to be of such a size as to be a significant acquisition. Since the range of anticipated acquisition-related charges is likely to change with additional acquisitions, and since UPC regularly engages in acquisition, such range could change, and Peoples' shareholders should view such information accordingly.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following tables contain unaudited pro forma condensed consolidated financial statements including a balance sheet as of March 31, 1998 and statements of earnings for the three months ended March 31, 1998 and for the years ended December 31, 1997, 1996, and 1995. These statements present on a pro forma basis historical results for (i) UPC for all periods, (ii) UPC and MGR for all periods, (iii) UPC, Peoples and the Other Acquisitions (including MGR) for the three months ended March 31, 1998 and for the year ended December 31, 1997, and (iv) UPC, Peoples, MGR, AMBANC and Merchants for the years ended December 31, 1996 and 1995 (see "BUSINESS OF UPC--Recent Developments").

     The Merger and all but four of the Other Acquisitions, are expected to be accounted for using the pooling-of-interests method of accounting. The pro forma information as of March 31, 1998 and for the three months ended March 31, 1998 and for the year ended December 31, 1997, reflect the acquisition of Peoples and the Other Acquisitions as of January 1, 1997. The pro forma information for the years ended December 31, 1996 and 1995, reflect only the acquisition of Peoples, MGR, AMBANC and Merchants because the Other Acquisitions (other than MGR, AMBANC and Merchants) are not individually or in the aggregate, considered material to UPC from a financial statement presentation standpoint. Pro forma financial information are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma balance sheet reflects preliminary estimates by UPC of acquisition related charges to be incurred in connection with consummation of the Merger and the Other Acquisitions; however, the statements of earnings do not reflect these charges. For additional information with respect to the estimated charges UPC anticipates it would incur in connection with the Merger and the Other Acquisitions, see "BUSINESS OF UPC--Recent Developments." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions over the past three fiscal years, see the caption "Acquisitions" (on pages 10, 11 and 12) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in such UPC 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K, and
Exhibit 13 is incorporated by reference herein to the extent indicated herein. See "DOCUMENTS INCORPORATED BY REFERENCE."

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated historical financial statements of UPC which are incorporated by reference herein. Pro forma results are not necessarily indicative of future operating results.

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

                                                                                                              UPC,
                                                                                                             MAGNA,
                                                                                                UPC           AND
                                                                               PRO FORMA        AND          OTHER
                                                       UPC         MAGNA      ADJUSTMENTS      MAGNA      ACQUISITIONS
                                                   -----------   ----------   -----------   -----------   ------------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks..........................  $   660,528   $  220,317                 $   880,845   $ 1,008,839
Interest-bearing deposits at financial
  institutions...................................       20,425           --                      20,425        49,640
Federal funds sold and securities purchased under
  agreements to resell...........................      309,415       95,126                     404,541       545,801
Trading account assets...........................      163,698           --                     163,698       163,698
Loans held for resale............................      253,021           --                     253,021       259,017
Investment securities............................    3,287,664    2,239,113                   5,526,777     7,812,071
Loans............................................   12,754,653    4,379,021                  17,133,674    20,272,013
    Less:  Unearned income.......................      (26,994)         (93)                    (27,087)      (34,152)
           Allowance for losses on loans.........     (223,837)     (59,928)          --       (283,765)     (320,107)
                                                   -----------   ----------    ---------    -----------   -----------
    Net loans....................................   12,503,822    4,319,000                  16,822,822    19,919,754
Premises and equipment                                 338,799      117,253                     456,052       534,387
Accrued interest receivable......................      196,595       46,523                     243,118       279,665
FHA/VA claims receivable.........................      138,626           --                     138,626       138,626
Mortgage servicing rights........................       98,089        1,237                      99,326        99,832
Goodwill and other intangibles...................       78,927      120,951                     199,878       375,339
Other assets.....................................      364,005       91,098       29,060(b)     484,163       519,252
                                                   -----------   ----------    ---------    -----------   -----------
        Total assets.............................  $18,413,614   $7,250,618    $  29,060    $25,693,292   $31,703,921
                                                   ===========   ==========    =========    ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
    Noninterest-bearing..........................  $ 2,290,776   $  641,300                 $ 2,932,076   $ 3,781,318
    Certificates of deposit of $100,000 and
      over.......................................    1,417,728      932,141                   2,349,869     2,854,920
    Other interest-bearing.......................    9,872,723    3,973,247                  13,845,970    17,696,215
                                                   -----------   ----------    ---------    -----------   -----------
        Total deposits...........................   13,581,227    5,546,688           --     19,127,915    24,332,453
Short-term borrowings............................      442,051      891,706                   1,333,757     1,365,605
Short- and medium-term bank notes................      135,000           --                     135,000       139,743
Federal Home Loan Bank advances..................      846,291      106,370                     952,661     1,215,073
Other long-term debt.............................    1,022,644        9,513                   1,032,157     1,037,766
Accrued interest, expenses and taxes.............      182,422       76,604       90,511(b)     349,537       406,185
Other liabilities................................      394,537        8,759                     403,296       410,918
                                                   -----------   ----------    ---------    -----------   -----------
        Total liabilities........................   16,604,172    6,639,640       90,511     23,334,323    28,907,743
                                                   -----------   ----------    ---------    -----------   -----------
Shareholders' equity
    Convertible preferred stock..................       36,972           40                      37,012        37,012
    Common stock                                       419,326       68,075       89,631(a)     577,032       662,544
    Additional paid-in capital...................      272,157      343,601     (150,257)(a)    457,905       580,938
                                                                                  (7,596)(b)
    Retained earnings............................    1,060,029      267,982      (61,451)(b)  1,266,560     1,489,763
    Treasury stock...............................           --      (60,626)      60,626(a)          --            --
    Unearned compensation........................       (9,550)      (7,596)       7,596(b)      (9,550)      (10,021)
    Net unrealized gain on available for sale
      securities.................................       30,508         (498)          --         30,010        35,942
                                                   -----------   ----------    ---------    -----------   -----------
        Total shareholders' equity...............    1,809,442      610,978      (61,451)     2,358,969     2,796,178
                                                   -----------   ----------    ---------    -----------   -----------
        Total liabilities and shareholders'
          equity.................................  $18,413,614   $7,250,618    $  29,060    $25,693,292   $31,703,921
                                                   ===========   ==========    =========    ===========   ===========

(a) Issuance of shares to acquire Magna (32,563,752 Magna shares outstanding times the Exchange Ratio of .9686 equals 31,541,250 shares of UPC Common Stock to be issued).

(b) Merger related charges -- see "Business of UPC -- Recent
     Developments -- Earnings Considerations Related to the Merger and the Other Pending Acquisitions."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                                         UPC, MAGNA,
                                                                             UPC             AND
                                                                             AND            OTHER
                                                             UPC            MAGNA        ACQUISITIONS
                                                        -------------   -------------   --------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
  Interest and fees on loans..........................   $   292,160     $   388,325      $   465,341
  Interest on investment securities
     Taxable..........................................        41,475          69,870           83,000
     Tax-exempt.......................................         7,066          10,836           13,777
  Interest on deposits at financial institutions......           424             470              735
  Interest on federal funds sold and securities
     purchased under agreements to resell.............         2,710           4,837            6,387
  Interest on trading account assets..................         3,020           3,020            3,020
  Interest on loans held for resale...................         2,280           2,280            2,383
                                                         -----------     -----------      -----------
     Total interest income............................       349,135         479,638          574,643
                                                         -----------     -----------      -----------
Interest expense
  Interest on deposits................................       124,085         179,549          221,207
  Interest on short-term borrowings...................         6,016          17,237           21,987
  Interest on long-term debt..........................        28,327          29,936           30,779
                                                         -----------     -----------      -----------
     Total interest expense...........................       158,428         226,722          273,973
                                                         -----------     -----------      -----------
     Net interest income..............................       190,707         252,916          300,670
Provision for losses on loans.........................        17,909          21,459           24,775
                                                         -----------     -----------      -----------
     Net interest income after provision for losses on
       loans..........................................       172,798         231,457          275,895
Noninterest income
  Service charges on deposit accounts.................        25,746          32,074           36,435
  Mortgage servicing income...........................        16,191          16,453           16,890
  Bank card income....................................         7,498           9,426            9,641
  Factoring commissions...............................         7,304           7,304            7,304
  Trust service income................................         2,407           5,723            6,381
  Profits and commissions from trading activities.....         1,847           1,848            1,848
  Investment securities gains.........................         5,215           5,811            6,552
  Other income........................................        29,510          41,058           43,559
                                                         -----------     -----------      -----------
     Total noninterest income.........................        95,718         119,697          128,610

Noninterest expense
  Salaries and employee benefits......................        73,230          96,595          113,940
  Net occupancy expense...............................        10,644          15,473           18,137
  Equipment expense...................................        10,997          13,694           16,052
  Other expense.......................................        58,753          77,892           90,669
                                                         -----------     -----------      -----------
     Total noninterest expense........................       153,624         203,654          238,798
                                                         -----------     -----------      -----------
     Earnings before income taxes.....................       114,892         147,500          165,707
  Applicable income taxes.............................        40,320          52,417           59,139
                                                         -----------     -----------      -----------
     Net earnings.....................................   $    74,572     $    95,083      $   106,568
                                                         ===========     ===========      ===========
Earnings per common share
  Basic...............................................   $       .89     $       .82      $       .80
  Diluted.............................................           .86             .79              .78
Weighted average shares outstanding (in thousands)
  Basic...............................................        83,379         114,868          131,931
  Diluted.............................................        86,974         120,157          137,409

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                             UPC, MAGNA,
                                                                                UPC              AND
                                                                                AND             OTHER
                                                                UPC            MAGNA        ACQUISITIONS
                                                           -------------   -------------   ---------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans..........................   $1,165,925      $1,536,829       $1,839,742
     Interest on investment securities
          Taxable........................................      187,221         290,351          343,598
          Tax-exempt.....................................       29,032          40,516           52,133
     Interest on deposits at financial institutions......        2,627           2,627            3,179
     Interest on federal funds sold and securities
       purchased under agreements to resell..............        9,114          13,760           18,554
     Interest on trading account assets..................       14,956          14,956           14,956
     Interest on loans held for resale...................        7,819           7,819            7,982
                                                            ----------      ----------       ----------
               Total interest income.....................    1,416,694       1,906,858        2,280,144
                                                            ----------      ----------       ----------
Interest expense
     Interest on deposits................................      494,517         698,778          860,526
     Interest on short-term borrowings...................       41,280          81,980          104,620
     Interest on long-term debt..........................      110,512         116,687          120,184
                                                            ----------      ----------       ----------
               Total interest expense....................      646,309         897,445        1,085,330
                                                            ----------      ----------       ----------
               Net interest income.......................      770,385       1,009,413        1,194,814
Provision for losses on loans............................      113,633         142,580          154,163
                                                            ----------      ----------       ----------
               Net interest income after provision for
                 losses on loans.........................      656,752         866,833        1,040,651
Noninterest income
     Service charges on deposit accounts.................      107,248         133,352          151,454
     Mortgage servicing income...........................       57,265          57,265           58,051
     Bank card income....................................       31,317          38,544           39,239
     Factoring commissions...............................       30,140          30,140           30,140
     Trust service income................................        9,020          21,663           24,355
     Profits and commissions from trading activities.....        7,295           7,295            7,295
     Investment securities gains.........................        2,104           4,688            5,481
     Other income........................................      117,221         139,945          153,075
                                                            ----------      ----------       ----------
               Total noninterest income..................      361,610         432,892          469,090
                                                            ----------      ----------       ----------
Noninterest expense
     Salaries and employee benefits......................      284,648         372,959          440,212
     Net occupancy expense...............................       44,813          64,140           73,676
     Equipment expense...................................       43,812          53,579           62,466
     Other expense.......................................      324,431         379,663          430,225
                                                            ----------      ----------       ----------
               Total noninterest expense.................      697,704         870,341        1,006,579
                                                            ----------      ----------       ----------
               Earnings before income taxes..............      320,658         429,384          503,162
Applicable income taxes..................................      111,897         147,948          173,787
                                                            ----------      ----------       ----------
               Net earnings..............................   $  208,761      $  281,436       $  329,375
                                                            ==========      ==========       ==========
Earnings per common share
     Basic...............................................   $     2.54      $     2.48       $     2.52
     Diluted.............................................         2.45            2.40             2.45
Weighted average shares outstanding (in thousands)
     Basic...............................................       80,336         111,418          128,555
     Diluted.............................................       85,195         117,884          135,180

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                         UPC          UPC, MAGNA,
                                                                         AND       PEOPLES, AMBANC,
                                                           UPC          MAGNA        AND MERCHANTS
                                                       -----------   -----------   -----------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans......................  $1,095,148    $1,380,299       $1,535,342
     Interest on investment securities
          Taxable....................................     247,716       340,745          372,233
          Tax-exempt.................................      30,839        37,980           45,560
     Interest on deposits at financial
       institutions..................................       1,593         1,593            1,910
     Interest on federal funds sold and securities
       purchased under agreements to resell..........      16,948        19,462           21,664
     Interest on trading account assets..............      13,895        13,895           13,895
     Interest on loans held for resale...............       6,852         6,852            7,241
                                                       ----------    ----------       ----------
               Total interest income.................   1,412,991     1,800,826        1,997,845
                                                       ----------    ----------       ----------
Interest expense
     Interest on deposits............................     512,668       670,856          755,680
     Interest on short-term borrowings...............      64,689        93,501          100,543
     Interest on long-term debt......................      90,782        97,530           97,680
                                                       ----------    ----------       ----------
               Total interest expense................     668,139       861,887          953,903
                                                       ----------    ----------       ----------
               Net interest income...................     744,852       938,939        1,043,942
Provision for losses on loans........................      68,948        79,228           84,198
                                                       ----------    ----------       ----------
               Net interest income after provision
                 for losses on loans.................     675,904       859,711          959,744
Noninterest income
     Service charges on deposit accounts.............     107,535       130,978          141,119
     Mortgage servicing income.......................      63,003        63,003           63,003
     Bank card income................................      24,975        30,988           31,636
     Factoring commissions...........................      26,066        26,066           26,066
     Trust service income............................      10,130        19,512           21,496
     Profits and commissions from trading
       activities....................................       5,765         5,765            5,765
     Investment securities gains.....................       4,099         4,916            4,942
     Other income....................................      78,929        89,632           94,739
                                                       ----------    ----------       ----------
               Total noninterest income..............     320,502       370,860          388,766
                                                       ----------    ----------       ----------
Noninterest expense
     Salaries and employee benefits..................     282,726       351,868          388,972
     Net occupancy expense...........................      47,215        65,195           70,142
     Equipment expense...............................      44,418        53,149           60,704
     Other expense...................................     357,458       399,991          422,915
                                                       ----------    ----------       ----------
               Total noninterest expense.............     731,817       870,203          942,733
                                                       ----------    ----------       ----------
               Earnings before income taxes..........     264,589       360,368          405,777
Applicable income taxes..............................      93,115       125,755          139,649
                                                       ----------    ----------       ----------
               Net earnings..........................  $  171,474    $  234,613       $  266,128
                                                       ==========    ==========       ==========
Earnings per common share
     Basic...........................................  $     2.13    $     2.18       $     2.24
     Diluted.........................................        2.05          2.11             2.17
Weighted average shares outstanding (in thousands)
     Basic...........................................      77,240       104,539          115,726
     Diluted.........................................      83,542       112,425          123,714

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                         UPC          UPC, MAGNA,
                                                                         AND       PEOPLES, AMBANC,
                                                           UPC          MAGNA        AND MERCHANTS
                                                       -----------   -----------   -----------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans......................  $  986,230    $1,252,376       $1,388,252
     Interest on investment securities
          Taxable....................................     202,890       274,743          304,771
          Tax-exempt.................................      32,400        39,666           47,200
     Interest on deposits at financial
       institutions..................................       5,284         5,284            6,153
     Interest on federal funds sold and securities
       purchased under agreements to resell..........      19,965        21,868           24,547
     Interest on trading account assets..............      14,191        14,191           14,191
     Interest on loans held for resale...............       4,858         4,858            5,184
                                                       ----------    ----------       ----------
               Total interest income.................   1,265,818     1,612,986        1,790,298
                                                       ----------    ----------       ----------
Interest expense
     Interest on deposits............................     478,641       616,666          695,224
     Interest on short-term borrowings...............      44,492        64,725           70,706
     Interest on long-term debt......................      73,234        79,293           79,674
                                                       ----------    ----------       ----------
               Total interest expense................     596,367       760,684          845,604
                                                       ----------    ----------       ----------
               Net interest income...................     669,451       852,302          944,694
Provision for losses on loans........................      33,917        43,909           47,393
                                                       ----------    ----------       ----------
               Net interest income after provision
                 for losses on loans.................     635,534       808,393          897,301

Noninterest income
     Service charges on deposit accounts.............     102,932       125,419          134,243
     Mortgage servicing income.......................      55,903        55,903           55,903
     Bank card income................................      20,758        26,559           27,124
     Factoring commissions...........................      19,519        19,519           19,519
     Trust service income............................       8,326        16,964           18,786
     Profits and commissions from trading
       activities....................................      12,362        12,362           12,362
     Investment securities gains.....................       1,433         1,789            2,008
     Other income....................................      72,477        83,058           87,381
                                                       ----------    ----------       ----------
               Total noninterest income..............     293,710       341,573          357,326
                                                       ----------    ----------       ----------
Noninterest expense
     Salaries and employee benefits..................     264,663       337,656          371,136
     Net occupancy expense...........................      44,061        61,738           66,224
     Equipment expense...............................      42,251        51,218           57,289
     Other expense...................................     256,214       302,794          324,295
                                                       ----------    ----------       ----------
               Total noninterest expense.............     607,189       753,406          818,944
                                                       ----------    ----------       ----------
               Earnings before income taxes..........     322,055       396,560          435,683
Applicable income taxes..............................     110,799       134,082          145,486
                                                       ----------    ----------       ----------
               Net earnings..........................  $  211,256    $  262,478       $  290,197
                                                       ==========    ==========       ==========
Earnings per common share
     Basic...........................................  $     2.79    $     2.56       $     2.56
     Diluted.........................................        2.66          2.46             2.46
Weighted average shares outstanding (in thousands)
     Basic...........................................      72,512        99,346          110,196
     Diluted.........................................      78,798       106,632          117,604

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

                        CERTAIN REGULATORY CONSIDERATIONS

                  The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to UPC. A more complete discussion is included in UPC's 1997 Form 10-K. Information relating to Peoples is included in the Peoples 1997 Form 10-K. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."


GENERAL

                  UPC is a bank holding company registered with the Federal Reserve under the BHC Act. As such, UPC and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

                  The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

                  The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy which is discussed below, and consideration of convenience and needs includes the parties' performance under the Community Reinvestment Act of 1977.

                  The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that UPC and any other bank holding company located in Tennessee may now acquire a bank located in any other state, and any bank holding company located outside Tennessee may lawfully acquire any Tennessee-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. None of the states in which the banking subsidiaries of UPC or Peoples are located has either moved up the date after which interstate branching will be permissible or "opted out." Texas, where one of the Other Acquisitions will occur, however, elected to "opt out," in legislation that expires September 2, 1999. UPC utilized the provisions of the Interstate Banking Act at the end of 1997 to merge substantially all of UPC's Banking Subsidiaries with and into UPB. As a result of such consolidation, UPB is now a multi-state national bank with branches in Tennessee, Alabama, Mississippi, Louisiana, Arkansas, Missouri and Kentucky.


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



                  The BHC Act generally prohibits UPC from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

                  Each of the UPC Banking Subsidiaries is a member of the FDIC, and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

                  The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of UPC and Peoples (the FDIC and the applicable state authority in the case of state-chartered nonmember banks, the Office of Thrift Supervision ("OTS") in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the Office of the Comptroller of the Currency ("OCC") in the case of national banks) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.


PAYMENT OF DIVIDENDS

                  UPC is a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of UPC, including cash flow to pay dividends to its shareholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to UPC, as well as by UPC and Peoples to their shareholders.

                  As to the payment of dividends, each of UPC's state-chartered banking subsidiaries is subject to the respective laws and regulations of the state in which such bank is located, and to the regulations of the bank's primary federal regulator. UPC's subsidiaries that are thrift institutions are subject to the OTS' capital distributions regulations, and those that are national banks are subject to the regulations of the OCC.

                  If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on

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



the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

                  At March 31, 1998, under dividend restrictions imposed under federal and state laws, the UPC Banking Subsidiaries, without obtaining governmental approvals, could declare aggregate dividends to UPC of approximately $172.4 million.

                  The payment of dividends by UPC and the UPC Banking Subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.


CAPITAL ADEQUACY

                  UPC and the UPC Banking Subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of UPC, and the appropriate federal banking regulator in the case of each UPC Banking Subsidiary. There are two basic measures of capital adequacy for bank holding companies and their subsidiary depository institutions that have been promulgated by the Federal Reserve and each of the federal bank regulatory agencies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

                  The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

                  The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1998, UPC's consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 20.71% and 15.66%, respectively.

                  In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. UPC's Leverage Ratio at March 31, 1998, was 10.72%.

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



The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

                  Each of the UPC Banking Subsidiaries is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Each of the UPC Banking Subsidiaries was in compliance with applicable minimum capital requirements as of March 31, 1998. Neither UPC nor any of the UPC Banking Subsidiaries has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

                  Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

                  The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the FDIC, and the OCC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.


SUPPORT OF SUBSIDIARY INSTITUTIONS

                  Under Federal Reserve policy, UPC is expected to act as a source of financial strength for, and to commit resources to support, each of the UPC Banking Subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

                  Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The UPC Banking Subsidiaries are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of UPC's respective investments in such other subsidiary depository institutions.


PROMPT CORRECTIVE ACTION

                  FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

                  Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

                  An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

                  For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of
Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers;
(xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or (xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

                  At December 31, 1997, all of the UPC Banking Subsidiaries had the requisite capital levels to qualify as well capitalized.


                        DESCRIPTION OF UPC CAPITAL STOCK

                  UPC's Charter currently authorizes the issuance of 300,000,000 shares of UPC Common Stock and 10,000,000 shares of UPC Preferred Stock. As of April 30, 1998, 84,893,432 shares of UPC Common Stock were outstanding and approximately 7,947,518 shares were earmarked for issuance in connection with currently outstanding UPC options, UPC's dividend reinvestment plan, and with respect to conversion rights of currently outstanding UPC Series E Preferred Stock (defined next). In addition, as of April 30, 1998, 1,179,343 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the Series E Preferred Stock) were outstanding. As of April 30, 1998, none of UPC's 750,000 authorized shares of Series A Preferred Stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY GOVERNMENTAL AGENCY.


UPC COMMON STOCK

                  GENERAL. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, UPC's Charter or Bylaws or the rules of the NYSE. UPB, a wholly-owned, first-tier subsidiary of UPC, is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock. Its address is Union Planters Bank, National Association, Corporate Trust Department, 6200 Poplar Avenue, Third Floor, Memphis, Tennessee 38119. Its mailing address is P.O. Box 387, Memphis, Tennessee 38147.

                  DIVIDENDS. Subject to the preferential dividend rights applicable to outstanding shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds, if any, for all outstanding UPC Preferred Stock, the holders of the UPC Common Stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the UPC Board.


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



                  UPC has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock. UPC has no such arrangements in effect at the date hereof. In December 1996, UPC caused to be issued $200,000,000 in aggregate liquidation amount of 8.20% Capital Trust Pass - through Securities ("UPC Capital Securities") through a Delaware trust subsidiary. Pursuant to the terms of the governing instruments, UPC would be prohibited from paying dividends on any UPC Common Stock or UPC Preferred Stock if all quarterly payments on the UPC Capital Securities had not been paid in full. The UPC Capital Securities mature in 2026 and may be redeemed under certain circumstances prior to maturity.

                  LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of UPC, after distribution in full of the preferential amounts required to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC, of whatever kind, available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation, or winding-up of UPC for purposes of this paragraph.

                  Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Preferred Stock and UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

                  For a further description of UPC Common Stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."


UPC PREFERRED STOCK

                  SERIES A PREFERRED STOCK. UPC's Charter provides for the issuance of up to 750,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Registration Statement on Form 8-A, dated January 19, 1989, and filed February 1, 1989 (SEC File No. 0-6919) which is incorporated by reference herein.

                  SERIES E PREFERRED STOCK. As of April 30, 1998, 1,179,343 shares of Series E Preferred Stock were outstanding. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time at a redemption price of $25.00 per share plus any unpaid dividends accrued thereon. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                                  OTHER MATTERS

                  As of the date of this Proxy Statement, the Peoples Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matters shall properly come before the Special Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.


                              SHAREHOLDER PROPOSALS

                  UPC expects to hold its next annual meeting of shareholders after the Merger in April 1999. Under SEC rules, proposals of UPC shareholders intended to be presented at that meeting must be received by UPC at its principal executive offices no later than the date specified in UPC's 1998 annual meeting proxy statement. It is not currently anticipated that Peoples will hold its annual meeting unless the Merger should not be consummated. In the event the Merger is not consummated, proposals of Peoples shareholders intended to be presented at that meeting must have been received by Peoples at its principal executive offices no later than November 1, 1998.


                                     EXPERTS

                  The consolidated financial statements of UPC and subsidiaries incorporated in this Proxy Statement/Prospectus by reference to UPC's Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  The consolidated financial statements incorporated in this Proxy Statement by reference to Peoples' 1997 Form 10-K, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                    OPINIONS

                  The legality of the shares of UPC Common Stock to be issued in the Merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of UPC. E. James House, Jr. is an officer of, and receives compensation from, UPC.

                  Certain tax consequences of the transaction have been passed upon by Wyatt, Tarrant & Combs for UPC and by Brown, Todd & Heyburn PLLC for Peoples.

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


                                   APPENDIX A




                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                           UNION PLANTERS CORPORATION,


                       UNION PLANTERS HOLDING CORPORATION


                                       AND


                            PEOPLES FIRST CORPORATION




                         DATED AS OF NOVEMBER 17, 1997,


             AS RESTATED TO REFLECT AMENDMENT, DATED APRIL 8, 1998

                                TABLE OF CONTENTS

                                                                          Page


ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER..............................  A-1
         1.1      Merger...................................................  A-1
         1.2      Time and Place of Closing................................  A-2
         1.3      Effective Time...........................................  A-2
         1.4      Execution of Option Agreement............................  A-2
         1.5      Restructure of Transaction...............................  A-2

ARTICLE 2 -- TERMS OF MERGER...............................................  A-2
         2.1      Charter..................................................  A-3
         2.2      By-Laws..................................................  A-3
         2.3      Directors and Officers...................................  A-3

ARTICLE 3 -- MANNER OF CONVERTING SHARES...................................  A-3
         3.1      Conversion of Shares.....................................  A-3
         3.2      Anti-Dilution Provisions.................................  A-4
         3.3      Shares Held by Subject Company or Parent.................  A-4
         3.4      Fractional Shares........................................  A-4
         3.5      Conversion of Stock Options..............................  A-4

ARTICLE 4 -- EXCHANGE OF SHARES............................................  A-5
         4.1      Exchange Procedures......................................  A-5
         4.2      Rights of Former Subject Company Shareholders............  A-6

ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY.............  A-6
         5.1      Organization, Standing, and Power........................  A-6
         5.2      Authority; No Breach by Agreement........................  A-7
         5.3      Capital Stock............................................  A-7
         5.4      Subject Company Subsidiaries.............................  A-8
         5.5      Financial Statements.....................................  A-9
         5.6      Absence of Undisclosed Liabilities.......................  A-9
         5.7      Absence of Certain Changes or Events.....................  A-9
         5.8      Tax Matters..............................................  A-9
         5.9      Assets................................................... A-10
         5.10     Intellectual Property.................................... A-11
         5.11     Environmental Matters.................................... A-11
         5.12     Compliance With Laws..................................... A-12
         5.13     Labor Relations.......................................... A-12
         5.14     Employee Benefit Plans................................... A-13
         5.15     Material Contracts....................................... A-14
         5.16     Legal Proceedings........................................ A-14
         5.17     Reports.................................................. A-15
         5.18     Statements True and Correct.............................. A-15
         5.19     Accounting, Tax, and Regulatory Matters.................. A-15
         5.20     Subject Company Rights................................... A-16
         5.21     Article Provisions; Takeover Laws........................ A-16

ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF PARENT...................... A-16
         6.1      Organization, Standing and Power......................... A-17
         6.2      Authority; No Breach by Agreement........................ A-17
         6.3      Capital Stock............................................ A-18
         6.4      Parent Subsidiaries...................................... A-18
         6.5      Financial Statements..................................... A-18
         6.6      Absence of Undisclosed Liabilities....................... A-19
         6.7      Absence of Certain Changes or Events..................... A-19
         6.8      Tax Matters.............................................. A-19
         6.9      Environmental Matters.................................... A-19
         6.10     Compliance With Laws..................................... A-20
         6.11     Legal Proceedings........................................ A-20
         6.12     Reports.................................................. A-21
         6.13     Statements True and Correct.............................. A-21
         6.14     Accounting, Tax, and Regulatory Matters.................. A-21

ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION...................... A-21
         7.1      Affirmative Covenants of Subject Company................. A-21
         7.2      Negative Covenants of Subject Company.................... A-22
         7.3      Covenants of Parent...................................... A-24
         7.4      Adverse Changes in Condition............................. A-24
         7.5      Reports.................................................. A-24
         7.6      No Rights Triggered...................................... A-24

ARTICLE 8 -- ADDITIONAL AGREEMENTS......................................... A-25
         8.1      Registration Statement; Proxy Statement;
                   Shareholder Approval.................................... A-25
         8.2      Authorization of Shares; Exchange Listing................ A-25
         8.3      Applications............................................. A-25
         8.4      Filings With State Offices............................... A-26
         8.5      Agreement as to Efforts to Consummate.................... A-26
         8.6      Investigation and Confidentiality........................ A-26
         8.7      Press Releases........................................... A-27
         8.8      Certain Actions.......................................... A-27
         8.9      Accounting and Tax Treatment............................. A-27
         8.10     Agreement of Affiliates.................................. A-27
         8.11     Employee Benefits and Contracts.......................... A-28
         8.12     Indemnification.......................................... A-28
         8.13     Merger Subsidiary........................................ A-29

ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE............. A-30
         9.1      Conditions to Obligations of Each Party.................. A-30
         9.2      Conditions to Obligations of Parent...................... A-31
         9.3      Conditions to Obligations of Subject Company............. A-32

ARTICLE 10 -- TERMINATION.................................................. A-33
         10.1     Termination.............................................. A-33
         10.2     Effect of Termination.................................... A-35
         10.3     Non-Survival of Representations and Covenants............ A-36

ARTICLE 11 -- MISCELLANEOUS................................................ A-36
         11.1     Definitions.............................................. A-36
         11.2     Expenses................................................. A-43
         11.3     Brokers and Finders...................................... A-43
         11.4     Entire Agreement......................................... A-43

         11.5     Amendments............................................... A-44
         11.6     Waivers.................................................. A-44
         11.7     Assignment............................................... A-44
         11.8     Notices.................................................. A-44
         11.9     Governing Law............................................ A-45
         11.10    Counterparts............................................. A-45
         11.11    Captions................................................. A-45
         11.12    Interpretations.......................................... A-45
         11.13    Enforcement of Agreement................................. A-45
         11.14    Severability............................................. A-46

                      RESTATED AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 17, 1997, by and between Peoples First Corporation, a Kentucky corporation having its principal office located in Paducah, Kentucky ("Subject Company"), Union Planters Holding Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Merger Subsidiary"), and joined in by Union Planters Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Parent"), as restated to reflect the amendment thereto entered into by the Parties as of April 8, 1998.


                                    PREAMBLE

                  The Boards of Directors of Subject Company, Merger Subsidiary and Parent are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement and the Plan of Merger attached hereto at Exhibit 1 and incorporated herein by reference, provide for the acquisition of Subject Company by Parent pursuant to the merger of Subject Company with and into Merger Subsidiary. At the effective time of such merger, the outstanding shares of the common stock of Subject Company shall be converted into the right to receive shares of the common stock of Parent (except as provided in Sections 3.3 and 3.4 of this Agreement). As a result, shareholders of Subject Company shall become shareholders of Parent and Surviving Corporation shall continue to conduct its business and operations as a wholly owned subsidiary of Parent. The transactions described in this Agreement are subject to the approvals of the shareholders of Subject Company, the Board of Governors of the Federal Reserve System, the Department of Financial Institutions of the Commonwealth of Kentucky, and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that (i) for federal income tax purposes this Agreement shall constitute a plan of merger and the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes the Merger shall qualify for treatment as a pooling of interests.

               Immediately after the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, Subject Company and Parent are entering into a stock option agreement pursuant to which Subject Company is granting to Parent an option to purchase shares of Subject Company Common Stock.

                  Certain terms used in this Agreement are defined in Section
11.1 of this Agreement.

                  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

                  1.1 Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of KRS 271B.11-070 of the KBCA and Section 48-21-109 of the TBCA and with the effect provided in KRS 271B.11-060 of the KBCA and Section 48-21-108 of the TBCA (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, which have been or will be approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

                  1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

                  1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the Closing Date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the Commonwealth of Kentucky and the Secretary of State of the State of Tennessee (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on a date designated by Parent which date shall be within 45 days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Subject Company approve this Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party's obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

                  1.4 Execution of Option Agreement. Immediately after the execution of this Agreement by the Parties and as a condition thereto, Subject Company is executing and delivering to Parent a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 2, pursuant to which Subject Company is granting to Parent an option to purchase shares of Subject Company Common Stock.

                  1.5 Restructure of Transaction. Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which Parent may deem advisable; provided, however, that Parent shall not have the right, without the approval of the Board of Directors of Subject Company and, if required by the KBCA, the holders of the Subject Company Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of Subject Company Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement); (ii) changes the intended tax-free effects of the Merger to Parent, Subject Company or the holders of shares of Subject Company Common Stock or changes the intended pooling of interests accounting treatment; (iii) would permit Parent to pay the consideration other than by delivery of Parent Common Stock registered with the SEC (in the manner described in Section 4.1 of this Agreement); (iv) would be materially adverse to the interests of Subject Company or adverse to the holders of shares of Subject Company Common Stock; (v) would materially impede or delay consummation of the Merger; or (vi) would require a vote of Parent's shareholders under relevant state Law. Parent may exercise this right of revision by giving written notice to Subject Company in the manner provided in Section 11.8 of this Agreement which notice shall be in the form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Plan of Merger.

                                    ARTICLE 2

                                 TERMS OF MERGER

                  2.1 Charter. The Charter (the "Charter") of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

                  2.2 By-Laws. The By-laws of Merger Subsidiary (the "By-Laws") in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until otherwise amended or repealed.

                  2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the By-laws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the By-laws of the Surviving Corporation.


                                    ARTICLE 3

                           MANNER OF CONVERTING SHARES

                  3.1 Conversion of Shares. Subject to the provisions of this Article 3 (and Section 7 of the Plan of Merger), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                           (a)      Each share of Parent Capital Stock,
         including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                           (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time.

                           (c) Except for Dissenting Shares, each share of Subject Company Common Stock, including any associated or attached Subject Company Rights, (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.6 shares of Parent Common Stock (subject to possible adjustment as set forth in Section 10.1(f) of this Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

Dissenting Shares shall not be converted pursuant to Section 3.1(c) in the Merger but, at and after the Effective Time, shall present only the right to receive payment in accordance with Subtitle 13 of the KBCA. If a holder of Dissenting Shares becomes ineligible for payment under Subtitle 13 of the KBCA, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(c) effective as of the Effective Time.

                  3.2 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                  3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                  3.5      Conversion of Stock Options.

                           (a) At the Effective Time, each option to purchase or other right with respect to shares of Subject Company Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards, but excluding any Subject Company Rights ("Subject Company Options") granted by Subject Company under the Subject Company Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become options with respect to Parent Common Stock, and Parent shall assume each Subject Company Option, in accordance with the terms of the applicable Subject Company Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Salary and Benefits Committee shall be substituted for Subject Company and the committee of Subject Company's Board of Directors (including, if applicable, the entire Board of Directors of Subject Company) administering such Subject Company Stock Plan, (ii) each Subject Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Parent Common Stock subject to such Subject Company Option shall be equal to the number of shares of Subject Company Common Stock subject to such Subject Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding to the nearest whole share (rounding down with respect to any "incentive stock options"), and (iv) the per share exercise price under each such Subject Company Option shall be adjusted by dividing the per share exercise price under each such Subject Company Option by the Exchange Ratio and rounding to the nearest cent (rounding up with respect to any "incentive stock options"). Notwithstanding clauses (iii) and (iv) of the first sentence of this Section 3.5(a), each Subject Company Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the

         Internal Revenue Code. Parent and Subject Company agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

                           (b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in each Subject Company Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants under such Subject Company Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger including any acceleration of option vesting resulting from the Merger), and Parent shall comply with the terms of each Subject Company Stock Plan to ensure, subject to the provisions of such Subject Company Stock Plan, that Subject Company Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Within 30 days after the Effective Time, Parent shall file a registration statement on Form S-8 with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                           (c) All contractual restrictions or limitations on transfer with respect to Subject Company Common Stock awarded under the Subject Company Stock Plans or any other plan, program, or Contract of Subject Company or any of the Subject Company Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, or Contract, shall remain in full force and effect with respect to shares of Parent Common Stock into which such restricted stock is converted pursuant to Section
         3.1 of this Agreement.


                                    ARTICLE 4

                               EXCHANGE OF SHARES

                  4.1 Exchange Procedures. Promptly after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to the former shareholders of Subject Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Subject Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the merger until such holder surrenders such holder's certificate or certificates representing the shares of Subject Company Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Subject Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Parent nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former Subject Company Shareholders. At the Effective Time, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in
Section 4.1 of this Agreement. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.


                                    ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

                  Subject Company hereby represents and warrants to Parent, except as set forth on the Subject Company Disclosure Memorandum, as follows:

                  5.1 Organization, Standing, and Power. Subject Company is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Kentucky, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Subject Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                  5.2      Authority; No Breach by Agreement.

                           (a) Subject Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Subject Company's duly constituted Board of Directors) in respect thereof on the part of Subject Company, subject to the approval of this Agreement and the Plan of Merger by the holders of the outstanding shares of Subject Company Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Subject Company. Subject to such requisite shareholder approval and assuming due authorization, execution and delivery of this Agreement and the Plan of Merger by each of Parent and Merger Subsidiary, this Agreement (which, for purposes of this sentence, shall not include the Stock Option Agreement) and the Plan of Merger each represents a legal, valid, and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws (including provisions of the U.S., Tennessee and Kentucky Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                           (b) Neither the execution and delivery of this Agreement (which, for purposes of clause (iii) of this sentence, shall not include the Stock Option Agreement) or the Plan of Merger by Subject Company, nor the consummation by Subject Company of the transactions contemplated hereby, nor compliance by Subject Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation, Charter or the By-laws, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Subject Company or any Subject Company Subsidiary under, any Contract or Permit of Subject Company or any Subject Company Subsidiary, except for such Defaults, Liens and Consents, which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Subject Company, its Subsidiaries or any of their respective material Assets.

                           (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Subject Company of the Merger and the other transactions contemplated in this Agreement.

                  5.3      Capital Stock.

                           (a) The authorized capital stock of Subject Company consists of: 30,000,000 shares of Subject Company Common Stock, of which 10,007,118 shares are issued and


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
         outstanding as of the date of this Agreement (exclusive of treasury shares) and not more than 10,574,625 shares will be issued and outstanding at the Effective Time (exclusive of shares issued or issuable pursuant to the Stock Option Agreement); and 6,000,000 shares of preferred stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Subject Company are duly and validly issued and outstanding and are fully paid and nonassessable under the KBCA. None of the outstanding shares of capital stock of Subject Company has been issued in violation of any preemptive rights of the current or past shareholders of Subject Company. As of the date of this Agreement, Subject Company has 150,671 shares of Subject Company Common Stock available for grant under the Subject Company Stock Plans, and there are options to purchase not more than 567,507 shares of Subject Company Common Stock outstanding.

                           (b) Except as set forth in Section 5.3(a) of this Agreement, or as provided in the Stock Option Agreement, there are no shares of capital stock or other equity securities of Subject Company outstanding and no outstanding Rights relating to the capital stock of Subject Company other than the Subject Company Rights.

                  5.4 Subject Company Subsidiaries. Subject Company has disclosed in Section 5.4 of the Subject Company Disclosure Memorandum all of the Subject Company Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the Subject Company Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of Subject Company Subsidiaries). Subject Company or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Subject Company Subsidiaries. Except for the Stock Option Agreement, Subject Company Rights and options outstanding under the Subject Company Stock Plans, no capital stock (or other equity interest) of any Subject Company Subsidiary is or may become required to be issued (other than to another Subject Company Subsidiary) by reason of any rights, and there are no Contracts by which Subject Company or any of the Subject Company Subsidiaries is bound to issue (other than to Subject Company or another of the Subject Company Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Subject Company or any of the Subject Company Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Subject Company or any of the Subject Company Subsidiaries (other than to Subject Company or any of the Subject Company Subsidiaries). There are no Contracts relating to the rights of Subject Company or any Subject Company Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Subject Company or any Subject Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Subject Company Subsidiary held by Subject Company or any Subject Company Subsidiary are fully paid and nonassessable (except pursuant to applicable state law, in the case of the Bank) under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Subject Company or a Subject Company Subsidiary free and clear of any Liens. Each Subject Company Subsidiary is either a bank, federal savings bank, partnership, limited liability corporation, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Subject Company Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. The only Subject Company Subsidiaries that are a depository institution is the Bank and the Thrift. The Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund and the Savings Association Insurance Fund. The Thrift is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Savings Association Insurance Fund. The minute book and other organizational documents (and all amendments thereto) for Subject Company and each Subject Company Subsidiary that is a "Significant Subsidiary" (as such term is defined in Regulation S-X promulgated under the 1934 Act) have been or will be made available to Parent for its review, and are true and complete as in effect as of the date of this Agreement.

                  5.5 Financial Statements. Each of the Subject Company Financial Statements (including, in each case, any related notes) contained in the Subject Company SEC Reports, including any Subject Company SEC Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented, or will fairly present, in all material respects the consolidated financial position of Subject Company and the Subject Company Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

                  5.6 Absence of Undisclosed Liabilities. Neither Subject Company nor any of the Subject Company Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Subject Company as of September 30, 1997, included in the Subject Company Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or (ii) in connection with the transactions contemplated by this Agreement.

                  5.7 Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the Subject Company SEC Reports made available prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                  5.8      Tax Matters.

                           (a) All material Tax Returns required to be filed by or on behalf of Subject Company or any of the Subject Company Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination or refund Litigation with respect to any material Taxes, except as reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement. All material Taxes and other material Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no material Liens with respect to Taxes upon any of the Assets of Subject Company or any of the Subject Company Subsidiaries.

                           (b) Neither Subject Company nor any of the Subject Company Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                           (c) Adequate provision for any material Taxes due or to become due for Subject Company or the Subject Company Subsidiaries for the period or periods through and including the date of the respective Subject Company Financial Statements has been made and is reflected on such Subject Company Financial Statements.

                           (d) Material deferred Taxes of Subject Company and the Subject Company Subsidiaries have been provided for in accordance with GAAP.

                           (e) Subject Company and the Subject Company Subsidiaries are in material compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                           (f) Neither Subject Company nor any of the Subject Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
         Section 280G or 162(m) of the Internal Revenue Code.

                           (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Subject Company or any of the Subject Company Subsidiaries that occurred during or after any Taxable Period in which Subject Company or any of the Subject Company Subsidiaries incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996, except in connection with the transactions contemplated pursuant to this Agreement.

                           (h) Neither Subject Company nor any of the Subject Company Subsidiaries is a party to any tax allocation or sharing agreement and neither Subject Company nor any of the Subject Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Subject Company) or has any material Liability for taxes of any Person (other than Subject Company and the Subject Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor or by Contract or otherwise.

                  5.9 Assets. Except as disclosed or reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement, Subject Company and the Subject Company Subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of Subject Company and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business of Subject Company and its Subsidiaries. All Assets which are material to Subject Company's business on a consolidated basis, held under leases or subleases by the Subject Company or any of the Subject Company Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws (including provisions of the U.S., Tennessee and Kentucky Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Subject Company and the Subject Company Subsidiaries currently maintain insurance in amounts, scope, and coverage which, in the reasonable opinion of management of Subject Company, are adequate for the operations of Subject Company and the Subject Company Subsidiaries. Neither Subject Company nor any of the Subject Company Subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by Subject Company or any of the Subject Company Subsidiaries under such policies.

                  5.10 Intellectual Property. All of the Intellectual Property rights of Subject Company and the Subject Company Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Subject Company, there currently are not, any Defaults thereunder by Subject Company or a Subject Company Subsidiary. Subject Company or a Subject Company Subsidiary owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. Neither Subject Company nor any of the Subject Company Subsidiaries nor, to the Knowledge of Subject Company, their respective predecessors has infringed the Intellectual Property rights of others and, to the Knowledge of Subject Company, none of the Intellectual Property rights as used in the business conducted by Subject Company or the Subject Company Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Neither Subject Company nor the Subject Company Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Subject Company or a Subject Company Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of Subject Company or the Subject Company Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Subject Company or any of the Subject Company Subsidiaries.

                  5.11     Environmental Matters.

                           (a) To the Knowledge of Subject Company, each of Subject Company and the Subject Company Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                           (b) To the Knowledge of Subject Company, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Subject Company, any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities (or Subject Company in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Subject Company or any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor, to the knowledge of Subject Company, is there any reasonable basis for any Litigation of a type described in this sentence.

                           (c) During the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or (iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Prior to the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or (iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                  5.12 Compliance With Laws. Subject Company is duly registered as a bank holding company under the BHC Act. Each of Subject Company and the Subject Company Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such Permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Neither Subject Company nor any of the Subject Company Subsidiaries:

                           (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company; or

                           (b)      has received any notification or
         communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Subject Company or any of the Subject Company Subsidiaries is not in material compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring Subject Company or any of the Subject Company Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                  5.13 Labor Relations. Neither Subject Company nor any of the Subject Company Subsidiaries is the subject of any Litigation asserting that Subject Company or any of the Subject Company Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel Subject Company or any of the Subject Company Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Subject Company or any of the Subject Company Subsidiaries, pending or, to the Knowledge of Subject Company, threatened, or to the Knowledge of Subject Company, is there any activity involving Subject Company's or any of the Subject Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  5.14     Employee Benefit Plans.

                           (a)      Subject Company has disclosed in Section
         5.14 of the Subject Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Subject Company or the Subject Company Subsidiaries or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary are eligible to participate (collectively, the "Subject Company Benefit Plans"). Any of the Subject Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Subject Company ERISA Plan." Neither Subject Company nor any Subject Company Subsidiary maintains any "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No Subject Company Pension Plan is or has been a multi-employer plan within the meaning of
         Section 3(37) of ERISA.

                           (b) All Subject Company Benefit Plans are in material compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Each Subject Company ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has either received a favorable determination letter from the Internal Revenue Service (and Subject Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor. To the Knowledge of Subject Company, neither Subject Company nor any of the Subject Company Subsidiaries has engaged in a transaction with respect to any Subject Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Subject Company to a material Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                           (c) No "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by Subject Company or any of the Subject Company Subsidiaries, or the single-employer plan of any entity which is considered one employer with Subject Company under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. Neither Subject Company nor any of the Subject Company Subsidiaries has provided, or, to Subject Company's knowledge, is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                           (d) Within the six-year period preceding the Effective Time, no material Liability under Subtitle C or D of Title IV of ERISA has been incurred by Subject Company or any of the Subject Company Subsidiaries with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred any material withdrawal Liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Subject Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                           (e) Neither Subject Company nor any of the Subject Company Subsidiaries has any material Liability for retiree health and life benefits under any of the Subject Company Benefit Plans.

                           (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Subject Company or any of the Subject Company Subsidiaries from Subject Company or any of the Subject Company Subsidiaries under any Subject Company Benefit Plan, (ii) materially increase any benefits otherwise payable under any Subject Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                           (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Subject Company Subsidiary and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Subject Company Financial Statements to the extent required by and in accordance with GAAP.

                  5.15 Material Contracts. Except as disclosed in the Subject Company SEC Reports, neither Subject Company, the Subject Company Subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Subject Company or any of the Subject Company Subsidiaries or the guarantee by Subject Company or any of the Subject Company Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts which prohibit or restrict Subject Company or any of the Subject Company Subsidiaries from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contracts between or among Subject Company and the Subject Company Subsidiaries, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract (not disclosed in the Subject Company Financial Statements delivered prior to the date of this Agreement) which is a financial derivative Contract (including various combinations thereof), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Subject Company SEC Report filed by Subject Company with the SEC prior to the date of this Agreement that has not been filed as an exhibit to a Subject Company SEC Report (together with all Contracts referred to in Sections 5.9 and 5.14(a) of this Agreement, the "Subject Company Contracts"). With respect to each Subject Company Contract: (i) the Contract is in full force and effect;
(ii) neither Subject Company nor any Subject Company Subsidiary is in Default thereunder; (iii) neither Subject Company nor its Subsidiaries has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Subject Company, in Default in any respect or has repudiated or waived any material provision thereunder.

                  5.16 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Subject Company, threatened (or unasserted but considered probable of assertion and

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
which if asserted would have at least a reasonable probability of an unfavorable outcome) against Subject Company or any of the Subject Company Subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Subject Company or any of the Subject Company Subsidiaries. Section 5.16 of the Subject Company Disclosure Memorandum includes a summary report of all material Litigation as of the date of this Agreement to which Subject Company or any Subject Company Subsidiary is a party and which names Subject Company or a Subject Company Subsidiary as a defendant or cross-defendant.

                  5.17 Reports. Since January 1, 1994, or the applicable date of organization if later, Subject Company and each Subject Company Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements (the "Subject Company SEC Reports"), (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each Subject Company SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Subject Company Subsidiaries is required to file any SEC Documents.

                  5.18 Statements True and Correct. None of the information supplied or to be supplied by Subject Company for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Subject Company for inclusion in the Proxy Statement to be mailed to Subject Company's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Subject Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Subject Company or the Subject Company Subsidiaries are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                  5.19 Accounting, Tax, and Regulatory Matters. Neither Subject Company nor any of the Subject Company Subsidiaries has taken any action or has any Knowledge of any fact or circumstance relating to Subject Company that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

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                  5.20     Subject Company Rights.

                           (a) Subject Company has taken all necessary action to exclude Parent or any Parent Subsidiary from being deemed an "Acquiring Person" for purposes of the Subject Company Rights Agreement, and to exclude the transactions contemplated by this Agreement, the Plan of Merger and/or the Stock Option Agreement from triggering, resulting in or causing a "Stock Acquisition Date" or "Distribution Date" for purposes of the Subject Company Rights Agreement, so long as, after the date of this Agreement, Parent does not acquire beneficial ownership (within the meaning of Section 13d-3 promulgated under the 1934 Act) of more than 100,000 shares of Subject Company Common Stock in addition to any shares acquired pursuant to this Agreement or pursuant to the Stock Option Agreement or any shares acquired in fiduciary capacity or as a result of debts previously contracted.

                           (b) Subject Company has (i) duly entered into an amendment to the Subject Company Rights Agreement in substantially the form of set forth in Section 5.20 of the Subject Company Disclosure Memorandum, and (ii) taken all other action necessary or appropriate so that, the entering into of this Agreement and the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Merger and/or the purchase of shares of Subject Company Common Stock pursuant to the Stock Option Agreement) do not and will not result in the ability of any person to exercise any Subject Company Rights under the Subject Company Rights Agreement or enable or require the Subject Company Rights to separate from the shares of Subject Company Common Stock to which they are attached or to be triggered or become exercisable.

                           (c)      No "Distribution Date" or "Shares
         Acquisition Date" (as such terms are defined in the Subject Company Rights Agreement) has occurred.

                  5.21 Article Provisions; Takeover Laws. Subject Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation or Charter, as the case may be, By-laws or other governing instruments of Subject Company or any Subject Company Subsidiary or restrict or impair the ability of Parent or any of the Parent Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Subject Company or any Subject Company Subsidiary. Subject Company has taken all necessary action to exempt this Agreement and the Stock Option Agreement from, and the transactions contemplated by hereby and thereby are exempt from, any "super-majority" voting requirements or the requirements of any "moratorium," "fair price," "business combination," "control share," or other anti--takeover provisions under applicable Laws, including Subtitle 12 of the KBCA, or the Articles of Incorporation or Charter, as the case may be, or Bylaws of the Subject Company or any Subject Company Subsidiary (collectively, "Takeover Laws"). The transactions contemplated by this Agreement and the Stock Option Agreement have been approved for purposes of Articles 8(b)(ii) and 9(b)(i) of the Subject Company's Articles of Incorporation.


                                    ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Parent hereby represents and warrants to Subject Company, except as set forth on Parent's Disclosure Memorandum, as follows:


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

                  6.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  6.2      Authority; No Breach by Agreement.

                           (a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement and the Plan of Merger by Parent's duly constituted Board of Directors) in respect thereof on the part of Parent, subject to the adoption of an amendment to the charter of Parent to increase the number of authorized shares of Parent Common Stock. Assuming due authorization, execution and delivery of this Agreement and the Plan of Merger by Subject Company, this Agreement (which, for purposes of this sentence, shall not include the Stock Option Agreement) and the Plan of Merger each represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws (including provisions of the U.S., Tennessee and Kentucky Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                           (b) Neither the execution and delivery of this Agreement (which, for purposes of clause (iii) of this sentence, shall not include the Stock Option Agreement) or the Plan of Merger by Parent, nor the compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's Restated Charter of Incorporation or By-laws (subject to the amendment of the Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock), or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Parent or any Parent Subsidiary under, any Contract or Permit of Parent or any Parent Subsidiary, except for such Defaults, Liens and Consents, which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Parent or any Parent Subsidiary or any of their respective material Assets.

                           (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, or Consent of, any public body or


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         authority is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

                  6.3 Capital Stock. The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which 68,077,181 shares were issued and outstanding as of October 31, 1997, and (ii) 10,000,000 shares of Parent Preferred Stock, of which 2,278,228 shares of Parent Series E Preferred Stock were issued and outstanding as of October 31, 1997. All of the issued and outstanding shares of Parent Capital Stock are, and, subject to the amendment of Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock, all of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger, when issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the TBCA. None of the outstanding shares of Parent Capital Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Parent.

                  6.4 Parent Subsidiaries. Except for Capital Factors, Inc., a majority of the outstanding stock of which may be acquired prior to the Closing Date, Parent or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Parent Subsidiaries. No capital stock (or other equity interest) of any Parent Subsidiary is or may become required to be issued (other than to another Parent Subsidiary) by reason of any rights, and there are no Contracts by which the Parent or any of the Parent Subsidiaries are bound to issue (other than to Parent or any of the Parent Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Parent or any of the Parent Subsidiaries are or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Parent or any of the Parent Subsidiaries (other than to Parent or any of the Parent Subsidiaries). There are no Contracts relating to the rights of Parent or any Parent Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Parent or any of the Parent Subsidiaries. All of the shares of capital stock (or other equity interests) of each Parent Subsidiary held by Parent or any Parent Subsidiary are fully paid and nonassessable (except pursuant to 12 U.S.C.
Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Parent or a Parent Subsidiary free and clear of any Liens. Each Parent Subsidiary is either a bank, a savings association, partnership, limited liability corporation, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Parent Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. The minute book and other organizational documents (and all amendments thereto) for each of Parent and each Parent Subsidiary that is a Significant Subsidiary have been made available to Subject Company for its review, and are true and complete as in effect as of the date of this Agreement.

                  6.5 Financial Statements. Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of

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

unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented, or will fairly present, in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

                  6.6 Absence of Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Parent as of September 30, 1997, included in the Parent Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Neither Parent nor any of the Parent Subsidiaries has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or
(ii) in connection with the transaction contemplated by this Agreement.

                  6.7 Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the Parent SEC Reports made available prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  6.8      Tax Matters.

                           (a) All material Tax Returns required to be filed by or on behalf of Parent or any of the Parent Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, or refund Litigation with respect to any material Taxes, except as reserved against in the Parent Financial Statements delivered prior to the date of this Agreement. All material Taxes and other material Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no material Liens with respect to Taxes upon any of the Assets of Parent or any of the Parent Subsidiaries.

                           (b) Adequate provision for any material Taxes due or to become due for Parent or any of the Parent Subsidiaries for the period or periods through and including the date of the respective Parent Financial Statements has been made and is reflected on such Parent Financial Statements.

                           (c) Material deferred Taxes of Parent and the Parent Subsidiaries have been provided for in accordance with GAAP.

                  6.9      Environmental Matters.

                           (a) To the Knowledge of Parent, each of Parent and the Parent Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                           (b) To the Knowledge of Parent, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Parent or any of the

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         Parent Subsidiaries or any of their respective Operating Properties or
         Participation Facilities (or Parent in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Parent or any of the Parent Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor, to the knowledge of Parent, is there any reasonable basis for any Litigation of a type described in this sentence.

                           (c) During the period of (i) Parent's or any of the Parent Subsidiaries' ownership or operation of any of their respective current properties, (ii) any Parent's or any of the Parent Subsidiaries' participation in the management of any Participation Facility, or (iii) Parent's or any of the Parent Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Parent, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Prior to the period of (i) Parent's or any of Parent Subsidiaries' ownership or operation of any of their respective current properties,
         (ii) Parent's or any of Parent Subsidiaries' participation in the management of any Participation Facility, or (iii) Parent or any of Parent Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Parent, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  6.10 Compliance With Laws. Parent is duly registered as a bank holding company under the BHC Act. Each of Parent and the Parent Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of the Parent Subsidiaries:

                           (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; or

                           (b)      has received any notification or
         communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Parent or any Parent Subsidiary is not in material compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring Parent or any Parent Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                  6.11 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Parent or any Parent Subsidiary, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor are there any Orders of any

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Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Parent or any Parent Subsidiary.

                  6.12 Reports. Since January 1, 1994, or the applicable date of organization if later, Parent and each Parent Subsidiary has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements (the "Parent SEC Reports"), (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including, the financial statements, exhibits, and schedules thereto complied in all material respects with all applicable Laws. As of its respective date, each Parent SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for Parent Subsidiaries that are registered as a broker, dealer, or investment advisor, no Parent Subsidiary is required to file any SEC Documents.

                  6.13 Statements True and Correct. None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement to be filed by Parent with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion in the Proxy Statement to be mailed to Subject Company's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Parent or any Parent Subsidiary with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Parent or any Parent Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                  6.14 Accounting, Tax, and Regulatory Matters. Neither Parent nor any Parent Subsidiary has taken any action or has any Knowledge of any fact or circumstance relating to Parent that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.


                                    ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

                  7.1 Affirmative Covenants of Subject Company. Unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or expressly provided for in the Subject Company Disclosure Memorandum, Subject Company shall and shall cause each of the Subject Company Subsidiaries to (i) operate its business only in the usual, regular, and

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ordinary course, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and
(iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

                  7.2 Negative Covenants of Subject Company. Except as specifically permitted by this Agreement or as and to the extent expressly disclosed or provided for in the Subject Company Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Subject Company Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Parent, which consent shall not be unreasonably withheld:

                           (a) amend the Articles of Incorporation, Charter, By-laws, or other governing instruments of Subject Company or any Subject Company Subsidiary; or

                           (b) incur any additional debt obligation for borrowed money (other than indebtedness of Subject Company or the Subject Company Subsidiaries to each other) in excess of an aggregate of $500,000 (for Subject Company and the Subject Company Subsidiaries on a consolidated basis) except in the ordinary course of the business of the Subject Company Subsidiaries consistent with past practices (which shall include, for the Subject Company Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material Asset of Subject Company or any of the Subject Company Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust-powers, and Liens in effect as of the date hereof that are disclosed in the Subject Company Disclosure Memorandum); or

                           (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Subject Company or any of the Subject Company Subsidiaries, or declare or pay any dividend or make any other distribution in respect of Subject Company's capital stock, provided that Subject Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Subject Company Common Stock at a rate not in excess of $0.24 per share with usual and regular record and payment dates in accordance with past practice, provided, that, notwithstanding the provisions of Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Subject Company Common Stock do not become entitled to receive both a dividend in respect of their Subject Company Common Stock and a dividend in respect of Parent Common Stock or fail to be entitled to receive any dividend; or

                           (d) except (I) for this Agreement, (II) pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof under the Subject Company Stock Plans or (III) pursuant to the Stock Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell,

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         pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or any other capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                           (e) adjust, split, combine or reclassify any capital stock of Subject Company or any of the Subject Company Subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Subject Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subject Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Subject Company Subsidiary) or any Asset having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                           (f)      except for purchases of investment
         securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Subsidiary of Subject Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                           (g) grant any increase in compensation or benefits to the employees or officers of Subject Company or the Subject Company Subsidiaries, except in the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of Subject Company or the Subject Company Subsidiaries; grant any material increase in fees or other increases in compensation or other benefits to directors of Subject Company or the Subject Company Subsidiaries; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Subject Company); or

                           (h) enter into or amend any employment Contract between Subject Company or the Subject Company Subsidiaries and any Person (unless such amendment is required by Law) that Subject Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                           (i) adopt any new employee benefit plan of Subject Company or the Subject Company Subsidiaries or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Subject Company or the Subject Company Subsidiaries other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practices; or

                           (j) make any material change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                           (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Subject Company or the Subject Company Subsidiar-


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

         ies for material money damages or restrictions upon the operations of Subject Company or the Subject Company Subsidiaries; or

                           (l) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

                  7.3 Covenants of Parent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent covenants and agrees that it shall (i) continue to conduct its business and the business of the Parent Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Parent Common Stock and the business prospects of Parent and the Parent Subsidiaries, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (c) result in Parent entering into an agreement with respect to an Acquisition Proposal with a third party which could be reasonably expected to result in the Merger not being consummated or an agreement with respect to an Acquisition Proposal to be consummated prior to the Closing Date which would effect a change in the number or kind of shares of Parent Common Stock held by Parent shareholders immediately prior to such consummation; provided, that the foregoing shall not prevent Parent or any Parent Subsidiary from acquiring any other Assets or businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Parent, desirable in the conduct of the business of Parent and the Parent Subsidiaries and would not, in the reasonable judgment of Parent, likely delay the Effective Time to a date subsequent to the date set forth in Section 10.1(e) of this Agreement.

                  7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                  7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                  7.6 No Rights Triggered. Subject Company shall take all steps necessary to ensure that the entering into of this Agreement, the Plan of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby or by the Stock Option Agreement, do not and

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
will not result in the grant of any Rights (including Subject Company Rights) to any person (i) under Subject Company's Articles of Incorporation or Bylaws, (ii) under the Subject Company Rights Agreement, or (iii) to exercise or receive certificates for Rights (including Subject Company Rights), or acquire any property in respect of Rights, under the Subject Company Rights Agreement. Subject Company will cause the Subject Company Rights Agreement to be terminated, and shall take all steps necessary to cause all Subject Company Rights to cease to exist and be of no effect, immediately prior to the Effective Time.


                                    ARTICLE 8

                              ADDITIONAL AGREEMENTS

                  8.1 Registration Statement; Proxy Statement; Shareholder Approval. Each of Parent and Subject Company shall prepare and file the Registration Statement, of which the Proxy Statement shall form a part, with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and Parent shall take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger. Each of Parent and Subject Company shall furnish all information concerning it and the holders of its capital stock as the other Party may reasonably request in connection with such action. Subject Company shall call a Shareholders' Meeting, to be held after the Registration Statement is declared effective by the SEC for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. Assuming the Registration Statement is then effective, the Subject Company shall call the Shareholders' Meeting to be held not later than 40 days after the Parent's 1998 Annual Meeting of Shareholders. Otherwise, the Subject Company shall call a Shareholders' Meeting as soon thereafter as practicable after the Registration Statement is declared effective by the SEC. In connection with the Shareholders' Meeting, (i) the Board of Directors of Subject Company shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its shareholders the approval of the Merger, and (ii) the Board of Directors (subject to compliance with its fiduciary duties as advised by counsel) and officers of Subject Company shall use their reasonable efforts to obtain shareholder approval.

                  8.2 Authorization of Shares; Exchange Listing. Parent shall submit to its shareholders, at the 1998 Annual Meeting of Shareholders of Parent, a proposal to amend the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock by an amount at least equal to the number of shares of Parent Common Stock issuable in connection with the Merger, and, subject to the approval of such amendment by the shareholders of Parent, shall cause such amendment to become effective and reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing shares of Parent Common Stock in accordance with the provisions of Sections 3.1 and 3.5 of this Agreement and the Plan of Merger. Parent shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the holders of Subject Company Common Stock or Subject Company Options pursuant to the Merger, and Parent shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

                  8.3 Applications. Parent shall prepare and file, and Subject Company shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement; provided, however, that no party shall be required to seek any Consents for the exercise of any rights or performance of any obligations under the Stock Option Agreement except as set forth in such agreement. At least five business days prior to each filing, Parent shall provide Subject Company and its counsel with copies of

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
such applications. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

                  8.4 Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, Parent and Subject Company shall execute and file the Articles of Merger with the Secretary of State of the State of Tennessee and the Secretary of State of the Commonwealth of Kentucky in connection with the Closing.

                  8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement; provided, however, that no party shall be required to seek any Consents or take any other actions for the exercise of any rights or performance of any obligations under the Stock Option Agreement except as set forth in such agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; provided, however, that no party shall be required to seek any Consents or take any other actions for the exercise of any rights or performance of any obligations under the Stock Option Agreement except as set forth in such agreement.

                  8.6      Investigation and Confidentiality.

                           (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party's customers, jeopardize any attorney-client privilege or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party shall affect the representations and warranties of the other Party.

                           (b) Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents, consultants, and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Regulatory Authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Parties gathered from the other Parties, or their respective officers, directors, employees, agents, consultants or Representatives, pursuant to this Agreement, or pursuant to the Confidentiality Agreement, dated September 23, 1997, between Parent and Subject Company, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the Party receiving such documents or information,
         (b) in the public domain through no fault of such receiving Party, or
         (c) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement.

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
         Except as provided in Sections 8.1, 8.2 and 8.3 hereof, no Party will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Party's auditors, Representatives and other consultants and advisors who need such documents or information in connection with this Agreement or the Stock Option Agreement, and the transactions contemplated hereby and thereby, and the Parties agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.

                  8.7 Press Releases. Prior to the Effective Time, Subject Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

                  8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, after the date of this Agreement, neither Subject Company, the Subject Company Subsidiaries nor any Representatives thereof retained by Subject Company or the Subject Company Subsidiaries shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Subject Company's Board of Directors as advised by counsel, Subject Company, the Subject Company Subsidiaries, or Representatives thereof shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Subject Company may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Subject Company shall promptly notify Parent orally and in writing in the event that it receives any Acquisition Proposal or inquiry related thereto. Subject Company shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

                  8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

                  8.10 Agreement of Affiliates. Subject Company has disclosed in Section 8.10 of the Subject Company Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of Subject Company as of the date of this Agreement for purposes of Rule 145 under the 1933 Act. Subject Company shall use its reasonable efforts to cause each such Person to deliver to Parent not later than 40 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Subject Company Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Parent Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such affiliates of Subject Company in exchange for shares of Subject Company Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.10 (and Parent shall be entitled to place restrictive legends


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

upon certificates for shares of Parent Common Stock issued to affiliates of Subject Company pursuant to this Agreement to enforce the provisions of this
Section 8.10). Parent shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Parent Common Stock by such affiliates.

                  8.11     Employee Benefits and Contracts.

                           (a) Following the Effective Time, Parent shall provide to officers and employees of the Subject Company and any Subject Company Subsidiary, employee benefits under employee benefit and welfare plans of Parent or the Parent Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided by Parent or a Parent Subsidiary to their similarly situated officers and employees. For purposes of participation, vesting, and (except in the case of retirement plans) benefit accrual under such employee benefit plans, the service of the employees of the Subject Company and any Subject Company Subsidiary prior to the Effective Time shall be treated as service with Parent or a Parent Subsidiary participating in such employee benefit plans.

                           (b) Except as set forth in the Supplemental Letter, Parent shall, and shall cause the Parent Subsidiaries to, honor in accordance with their terms the Subject Company Benefit Plans, each as amended to the date hereof, and other contracts, arrangements, commitments or understandings disclosed in Section 8.11 of the Subject Company Disclosure Memorandum. Parent and Subject Company hereby acknowledge that consummation of the Merger will constitute a "Change in Control" for purposes of all employee benefit plans, contracts, arrangements and commitments that contain change in control provisions and, except as set forth in the Supplemental Letter, agree to abide by the provisions of any employee benefit plan, contract, arrangement or commitment which relates to a Change in Control.

                  8.12     Indemnification.

                           (a) After the Effective Time, Parent shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the Subject Company and any Subject Company Subsidiary (each, an "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under any of Kentucky Law, Subject Company's Articles of Incorporation and By-laws as in effect on the date hereof and any indemnity agreements entered into prior to the date of this Agreement by Subject Company or any Subject Company Subsidiary and any director, officer, employee or agent of Subject Company or any Subject Company Subsidiary, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Parent is required to effectuate any indemnification, Parent shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Party.

                           (b) Parent shall use its reasonable efforts (and Subject Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time Subject Company's existing directors' and officers' liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Subject Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering

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

         persons who are currently covered by such insurance; provided, that the Surviving Corporation shall not be obligated to make aggregate annual premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Subject Company's directors and officers, 150% of the annual premium payments on Subject Company's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                           (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Parent thereof, provided that the failure so to notify shall not affect the obligations of Parent under this Section 8.12 unless and to the extent such failure materially increases Parent's Liability under this Section
         8.12. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent shall be obligated pursuant to this paragraph (c) to pay for only two firms of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                           (d)      If either Parent or the Surviving
         Corporation or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.12.

                           (e) Parent shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.12.

                           (f) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                  8.13 Merger Subsidiary. Prior to the Effective Time, the outstanding capital stock of Merger Subsidiary shall consist of 1,000 shares of Merger Subsidiary Common Stock, all of which shares shall be owned by Parent. Parent, as the sole stockholder of Merger Subsidiary, shall vote prior to the Effective Time the shares of Merger Subsidiary Common Stock in favor of this Agreement.

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

                                    ARTICLE 9

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

                  9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                           (a) Shareholder Approval. The shareholders of Subject Company shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

                           (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (other than matters relating to the raising of additional capital or the disposition of Assets or deposit Liabilities and associated branches) which in the reasonable judgment of the Board of Directors of Parent would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

                           (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                           (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                           (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

                           (f) Exchange Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                           (g) Tax Matters. Parent shall have received a written opinion of counsel from Wyatt, Tarrant & Combs, and Subject Company shall have received a written opinion of counsel

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
         from Brown, Todd & Heyburn, PLLC, in form and substance reasonably satisfactory to Parent and Subject Company, respectively, dated as of the Effective Time, in each case substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of
         Section 368(a) of the Internal Revenue Code, (ii) Parent, Merger Subsidiary and Subject Company will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized by the shareholders of Subject Company who exchange all of their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock), (iv) the tax basis of the Parent Common Stock received by shareholders of Subject Company who exchange Subject Company Common Stock solely for Parent Common Stock in the Merger will be the same as the tax basis of the Subject Company Common Stock surrendered in exchange therefor, (v) the holding period of the Parent Common Stock received by shareholders of Subject Company in the Merger will include the period during which the shares of Subject Company Common Stock surrendered in exchange therefor were held, provided such Subject Company Common Stock was held as a capital asset by the holder of such Subject Company Common Stock at the Effective Time, and (vi) neither Subject Company nor Parent will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, such counsel shall require and be entitled to rely upon representations and covenants of officers of Parent, Subject Company, shareholders of Subject Company and others reasonably satisfactory in form and substance to such counsel.

                           (h)      Amendment of Parent's Charter. The
         shareholders of Parent shall have approved an amendment to Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock to at least 150,000,000 and in any event to a sufficient number of authorized shares of Parent Common Stock to enable Parent to issue authorized shares of Parent Common Stock in accordance with its obligations under Article 3 of this Agreement and the Plan of Merger.

                  9.2 Conditions to Obligations of Parent. The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.6(a) of this Agreement:

                           (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Subject Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Subject Company set forth in Sections 5.1, 5.2, 5.3, 5.19, 5.20, and
         5.21 of this Agreement shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Subject Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.19, 5.20, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Subject Company, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                           (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Subject Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                           (c) Certificates. Subject Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Subject Company's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent shall request.

                           (d) Parent Pooling Letter. Parent shall have received a copy of a letter, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to it and in a form reasonably acceptable to it, from Price Waterhouse LLP to the effect that the Merger will qualify for pooling of interests accounting treatment.

                  9.3 Conditions to Obligations of Subject Company. The obligations of Subject Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Subject Company pursuant to Section 11.6(b) of this Agreement.

                           (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Parent set forth in Sections 6.1, 6.2, 6.3 and 6.14 of this Agreement shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 6.1, 6.2, 6.3 and 6.14) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                           (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                           (c) Certificates. Parent shall have delivered to Subject Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's or Merger Subsidiary's Boards of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Subject Company shall request.

                           (d) Subject Company Pooling Letter. Subject Company shall have received a copy of the letters contemplated by
         Section 9.2(d).

                           (e) Fairness Opinion. Subject Company shall have received opinions from Keefe, Bruyette & Woods, Inc. and Stifel, Nicolaus & Company, Inc. to the effect that the Merger is fair to Subject Company shareholders from a financial point of view dated the date of the Proxy Statement.


                                   ARTICLE 10

                                   TERMINATION

                  10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Subject Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                           (a) By mutual consent of the Board of Directors of Parent and the Board of Directors of Subject Company; or

                           (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) of this Agreement in the case of Parent; or

                           (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                           (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Subject Company fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the KBCA and this Agreement at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon, or (iii) the shareholders of Parent, at the 1998 Annual Meeting of Shareholders of Parent, fail to vote their approval of an amendment to the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock, to the extent Parent would not have sufficient authorized shares of Parent Common Stock available for issuance in the Merger; or

                           (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by August 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                           (f) By the Board of Directors of Subject Company upon written notice to Parent at any time during the ten-day period commencing two days after the Determination Date, if either:


                                    A.       Both of the following conditions
                  are satisfied:

                                             (1)      the Average Closing Price
                           shall be less than the product of (i) 0.85 and (ii) the Starting Price; and

                                            (2)       (i) the quotient obtained
                           by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.10 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio"); or

                                    B.       The Average Closing Price shall be
                  less than the product obtained by multiplying 0.80 times the Starting Price;

         subject, however, to the following four sentences. If Subject Company refuses to consummate the Merger pursuant to this Section 10.1(f), it shall give prompt written notice thereof to Parent which notice shall specify which of the clauses A. or B. is applicable (or if both would be applicable, which clause is being invoked); provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Parent shall have the option in the case of a failure to satisfy the condition in clause A., to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.85, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Parent Ratio. During the five-day period commencing with its receipt of such notice, Parent shall have the option, in the case of a failure to satisfy the condition in clause B., to elect to increase the Exchange Ratio to the quotient obtained by dividing (i) the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect), by
         (ii) the Average Closing Price. If Parent makes an election contemplated by the preceding two sentences, within such five-day period, it shall give prompt written notice to Subject Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(f).

                  For purposes of this Section 10.1(f), the following terms shall have the meanings indicated:

                  "Average Closing Price" shall mean the average of the daily last sales prices of Parent Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Parent) for the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                  "Determination Date" shall mean the later of the date (i) of the Shareholders' Meeting and (ii) on which the Consent of the Board of Governors of the Federal Reserve System shall be received (without regard to any requisite waiting period thereof).

                  "Index Group" shall mean the 15 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that any such company or companies are removed from the Index Group as a result of any of the events described in the preceding sentence, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 15 bank holding companies and the weights attributed to them are as follows:

                Bank Holding Companies                    Weighting
-------------------------------------------          -------------------

 AmSouth Bancorporation                                            5.99%
 BB&T Corporation                                                 10.41
 Crestar Financial Corporation                                     7.75
 First American Corporation                                        3.94
 First of America Bank Corporation                                 7.04
 First Security Corporation                                        5.10
 First Tennessee National Corporation                              5.25
 Firstar Corporation                                               7.55
 Huntington Bancshares, Inc.                                       9.30
 Marshall & Ilsley Corporation                                     7.40
 Mercantile Bancorporation, Inc.                                   9.05
 National Commerce Bancorp                                         2.11
 Old Kent Financial Corporation                                    4.62
 Regions Financial Corporation                                     7.30
 SouthTrust Corporation                                            7.19
                                                                 ------

         Total                                                   100.00%
                                                                 ======


                  "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                  "Starting Date" shall mean the fourth full trading day after the announcement by press release of the Merger.

                  "Starting Price" shall mean the closing price per share of Parent Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Parent) on the Starting Date.

                  If Parent or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Parent shall be appropriately adjusted for the purposes of applying this Section 10.1(f).

                  10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.6(b), Section
11.2 and Section 11.3 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to the terms of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement. The Stock Option Agreement shall be governed by its terms as to its termination.

                  10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

                                   ARTICLE 11

                                  MISCELLANEOUS

                  11.1     Definitions.

                           (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                  "Affiliate" of a Person shall mean any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

                  "Agreement" shall mean this Agreement, including the Stock Option Agreement and the Exhibits delivered pursuant hereto and incorporated herein by reference.

                  "Articles of Merger" shall mean the Articles of Merger to be executed by Subject Company and filed with the Secretary of State of the Commonwealth of Kentucky and the Secretary of State of the State of Tennessee relating to the Merger as contemplated by Section 1.1 of this Agreement.

                  "Assets" of a Person shall mean all of the assets, properties,businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "Bank" shall mean Peoples First National Bank and Trust
         Company.

                  "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

                  "Closing Date" shall mean the date on which the Closing occurs.

                  "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

                  "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

                  "Dissenting Shares" shall mean any shares of Subject Company Common Stock with respect to which the record or beneficial holder has properly perfected the holder's rights to dissent under Subtitle 13 of Chapter 27IB of the KBCA.

                  "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C.

         6901 et seq.("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with Subject Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

                  "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
         Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                  "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart--Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software

         (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "KBCA" shall mean the Kentucky Business Corporation Act.

                  "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or General Counsel of such Person.

                  "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its Subsidiaries which are not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

                  "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                  "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement in accordance with applicable Law, provided that "Material Adverse Effect" and "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party, (d) changes in economic conditions or interest rates generally affecting financial institutions, or (e) the direct effects of compliance with this Agreement (including the expense associated with the vesting of benefits under the various employee benefit plans of Subject Company as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement.

                  "Merger Subsidiary" shall mean Union Planters Holding Corporation, a wholly owned subsidiary of Parent organized under the Laws of the State of Tennessee.

                  "Merger Subsidiary Common Stock" shall mean the $1.00 par value common stock of Merger Subsidiary.

                  "NASD" shall mean the National Association of Securities Dealers, Inc.

                  "NYSE" shall mean the New York Stock Exchange, Inc.

                  "1933 Act" shall mean the Securities Act of 1933, as amended.

                  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "Parent Capital Stock" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

                  "Parent Common Stock" shall mean the $5.00 par value common stock of Parent.

                  "Parent Disclosure Memorandum" shall mean the written information entitled "Parent Memorandum" delivered prior to the date of this Agreement to Subject Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

                  "Parent Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997 and for each of the three years ended December 31, 1996, 1995 and 1994, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

                  "Parent Preferred Stock" shall mean the no par value preferred stock of Parent and shall include the (i) Series A Preferred Stock and
         (ii) Series E 8% Cumulative, Convertible Preferred Stock, of Parent ("Parent Series E Preferred Stock").

                  "Parent Rights" shall mean the preferred stock purchase rights issued pursuant to the Parent Rights Agreement.

                  "Parent Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between Parent and UPNB, as Rights Agent.

                  "Parent Subsidiaries" shall mean the Subsidiaries of Parent and any corporation, bank, or other organization acquired as a Subsidiary of Parent in the future and owned by Parent at the Effective Time.

                  "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "Party" shall mean either Subject Company or Merger Subsidiary or Parent, and "Parties" shall mean, collectively, Subject Company, Merger Subsidiary and Parent.

                  "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                  "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Plan of Merger" shall mean the Plan of Merger of even date herewith entered into by Parent, Merger Subsidiary and Subject Company, in the form of Exhibit 1.

                  "Proxy Statement" shall mean the proxy statement used by Subject Company to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Parent relating to the issuance of the Parent Common Stock to holders of Subject Company Common Stock.

                  "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the 1933 Act with respect to the shares of Parent Common Stock to be issued to the shareholders of Subject Company in connection with the transactions contemplated by this Agreement.

                  "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Department of Financial Institutions of the Commonwealth of Kentucky, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

                  "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

                  "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person.

                  "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Law.

                  "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "Shareholders' Meeting" shall mean the meeting of the shareholders of Subject Company to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                  "Stock Option Agreement" shall mean the Stock Option Agreement of even date herewith issued to Parent by Subject Company, substantially in the form of Exhibit 2.

                  "Subject Company Common Stock" shall mean the common stock of Subject Company.

                  "Subject Company Disclosure Memorandum" shall mean the written information entitled "Subject Company Disclosure Memorandum" delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

                  "Subject Company Financial Statements" shall mean (i) the consolidated statements of financial position (including related notes and schedules, if any) of Subject Company as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, and for each of the three fiscal years ended December 31, 1996, 1995 and 1994, as filed by Subject Company in SEC Documents, and (ii) the consolidated statements of financial position of Subject Company (including related notes and schedules, if any) and related statements of operations, shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

                  "Subject Company Rights" shall mean the junior participating preferred stock purchase rights issued pursuant to the Subject Company Rights Agreement.

                  "Subject Company Rights Agreement" shall mean that certain Rights Agreement, dated January 18, 1995, between Subject Company and Boatman's Trust Company, as Rights Agent, as amended by the First Amendment, dated October 20, 1997, between Subject Company and Boatman's Trust Company, as Rights Agent, and by the Second Amendment, dated November 17, 1997, between Subject Company and Registrar and Trust Company, as successor trustee.

                  "Subject Company Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Subject Company.

                  "Subject Company Subsidiaries" shall mean the Subsidiaries of Subject Company, which shall include Subject Company Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, or other organization acquired as a Subsidiary of Subject Company in the future and owned by Subject Company at the Effective Time.

                  "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such equity the equity securities of which are owned or controlled in a fiduciary capacity.

                  "Supplemental Letter" shall mean the supplemental letter of even date herewith relating to certain understandings and agreements with respect to certain employment matters following the Effective Time in addition to those included in this Agreement.

                  "Surviving Corporation" shall mean Merger Subsidiary as the surviving corporation resulting from the Merger.

                  "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

                  "TBCA" shall mean the Tennessee Business Corporation Act.

                  "Thrift" shall mean Peoples First, FSB.

                           (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Average Closing Price....................................   Section 10.1(f)
Closing..................................................   Section  1.2
Determination Date.......................................   Section 10.1(f)
Effective Time  .........................................   Section  1.3
ERISA Affiliate .........................................   Section 5.14(c)
Exchange Agent  .........................................   Section  4.1
Exchange Ratio  .........................................   Section  3.1(c)
Indemnified Party........................................   Section 8.12(a)
Index Group .............................................   Section 10.1(f)
Index Price .............................................   Section 10.1(f)

                                      A-42


Index Ratio .............................................   Section 10.1(f)
Maximum Amount ..........................................   Section 8.12(b)
Merger  .................................................   Section  1.1
Parent Ratio.............................................   Section 10.1(f)
Parent SEC Reports.......................................   Section 6.12
Starting Date............................................   Section 10.1(f)
Starting Price...........................................   Section 10.1(f)
Subject Company Benefit Plans............................   Section 5.14(a)
Subject Company Contracts ...............................   Section 5.15
Subject Company ERISA Plan...............................   Section 5.14(a)
Subject Company Options..................................   Section  3.5(a)
Subject Company Pension Plan.............................   Section 5.14(a)
Subject Company SEC Reports .............................   Section 5.17
Takeover Laws............................................   Section 5.20
Tax Opinion..............................................   Section  9.1(g)

                           (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                  11.2     Expenses.

                           (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement based on the relative Asset sizes of the Parties at December 31, 1996.

                           (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

                  11.3 Brokers and Finders. Except for Keefe, Bruyette & Woods, Inc. and Stifel Nicolaus & Company Inc. each as to Subject Company, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Subject Company or Parent other than those disclosed in the previous sentence, each of Subject Company and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability incurred by such party in respect of any such claim.

                  11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, including, without limitation, the Confidentiality Agreement, dated September 23, 1997, between Parent and Subject Company. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.12 of this Agreement.

                  11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained.

                  11.6     Waivers.

                           (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Subject Company, to waive or extend the time for the compliance or fulfillment by Subject Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

                           (b) Prior to or at the Effective Time, Subject Company, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations of Subject Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Subject Company.

                           (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach of a waiver of any other condition or of the breach of any other term of this Agreement.

                  11.7 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

                  11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the person at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Subject Company:                 Peoples First Corporation
                                 100 South Fourth Street
                                 Paducah, Kentucky  42001
                                 Attention:  Aubrey W. Lippert
                                 Telecopy Number:  (502) 441-1526

Copy to Subject Counsel:         Brown, Todd & Heyburn, PLLC
                                 3200 Providian Center
                                 Louisville, Kentucky 40202-3363
                                 Attention:  R. James Straus, Esq.
                                 Telecopy Number:  (502) 581-1087

Parent:                          Union Planters Corporation
                                 7130 Goodlett Farms Parkway
                                 Memphis, Tennessee  38018
                                 Attention:  Jackson W. Moore
                                 Telecopy Number:  (901) 580-2939

Copy to Counsel:                 Union Planters Corporation
                                 7130 Goodlett Farms Parkway
                                 Memphis, Tennessee  38018
                                 Attention:  E. James House, Jr., Esq.
                                 Telecopy Number:  (901) 580-2939

                                                   and

                                 Wyatt, Tarrant & Combs
                                 2800 Citizens Plaza
                                 Louisville, Kentucky  40202
                                 Attention:  Stewart E. Conner, Esq.
                                 Telecopy Number:  (502) 589-0309

                  11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Kentucky, without regard to any applicable conflicts of Laws.

                  11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

                  11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

                  11.13 Enforcement of Agreement. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be enforceable, the provision shall be interpreted to be only so broad as is enforceable.


                  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                                     PEOPLES FIRST CORPORATION


By: /S/ EILEEN M. DUOBINIS-GRAY             By:  /S/ AUBREY W. LIPPERT
   -----------------------------                 -------------------------------------

Title:  SECRETARY                           Title:  CHAIRMAN, PRESIDENT AND CEO
      --------------------------                   -----------------------------------


[CORPORATE SEAL]



ATTEST:                                     UNION PLANTERS CORPORATION


By: /S/ E. JAMES HOUSE, JR.                 By:   /S/ JACKSON W. MOORE
   -----------------------------                 -------------------------------------
                                                     Jackson W. Moore

Title: CORPORATE SECRETARY                  Title: President & Chief Operating Officer
      --------------------------                   -----------------------------------



ATTEST:                                     UNION PLANTERS HOLDING CORPORATION


By:  /S/ LYNN L. LANIGAN                    By:   /S/ JACKSON W. MOORE
   -----------------------------                 -------------------------------------
                                                     Jackson W. Moore

Title:  SECRETARY                           Title: President
      --------------------------                   -----------------------------------



[CORPORATE SEAL]

                                   APPENDIX B

                                 PLAN OF MERGER
                          PROVIDING FOR THE MERGER OF
               PEOPLES FIRST CORPORATION, A KENTUCKY CORPORATION,
                                 WITH AND INTO
                       UNION PLANTERS HOLDING CORPORATION


               THIS PLAN OF MERGER is made and entered into as of November 17, 1997, by and between Peoples First Corporation, a Kentucky corporation ("Subject Company"), Union Planters Holding Corporation, a Tennessee corporation ("Merger Subsidiary"), and joined in by Union Planters Corporation, a Tennessee corporation ("Parent").

               This Plan of Merger is entered into concurrently with, and pursuant to, the Plan and Agreement of Merger (the "Acquisition Agreement"), dated the date hereof, between Subject Company and Merger Subsidiary, and joined in by Parent.

               Capitalized terms used but not defined herein shall have the meanings assigned to them in the Acquisition Agreement.

         1. SUBJECT COMPANY. Subject Company is corporation duly organized under the laws of the Commonwealth of Kentucky and has its principal office located in Paducah, Kentucky. The authorized capital stock of Subject Company consists of (a) shares of common stock ("Subject Company Common Stock"), and
(b) shares of preferred stock.

         2. MERGER SUBSIDIARY. Merger Subsidiary is a corporation duly organized under the laws of Tennessee and has its principal office located in Memphis, Tennessee. The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock ("Merger Subsidiary Common Stock"), of which 1,000 shares are validly issued and outstanding and owned by Parent, fully paid and nonassessable.

         3. PARENT. Parent is a corporation duly organized under the laws of Tennessee and has its principal office located in Memphis, Tennessee. The authorized capital stock of Parent consists of shares of common stock ("Parent Common Stock"), and (b) shares of preferred stock ("Parent Preferred Stock"). Parent will issue shares of Parent Common Stock in the Merger (as defined below), and will own all of the outstanding shares of the Surviving Corporation.

         4. MERGER. Subject to the terms and conditions of this Plan of Merger and the Acquisition Agreement, at the Effective Time (as defined in Section 5 below), Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of KRS 271B.11-070 of the KBCA and
Section 48-21-109 of the TBCA and with the effect provided in KRS 271B.11-060 of the KBCA and Section 48-21-108 of the TBCA (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Plan of Merger and the Acquisition Agreement, which have been or will be approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

         5. EFFECTIVE TIME. The Merger and other transactions contemplated by the Acquisition Agreement and this Plan of Merger shall become effective on the Closing Date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the Commonwealth of Kentucky and the Secretary of State of the State of Tennessee (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each of Subject Company, Merger Subsidiary and Parent, Subject Company, Merger Subsidiary and Parent shall use their reasonable efforts to cause the Effective Time to occur on a date designated by Parent which date shall be within 45 days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Subject Company approve the Acquisition Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to the obligations of each of Subject Company, Merger Subsidiary and Parent under the Agreement shall have been satisfied or waived (to the extent waivable by such party).

           6. SURVIVING CORPORATION - CORPORATE MATTERS. From and after the Effective Time, until changed or amended in accordance with the Charter of Incorporation and Bylaws of the Surviving Corporation, or otherwise in accordance with law:

                  (a) Charter. The Charter (the "Charter") of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

                  (b) By-Laws. The By-laws of Merger Subsidiary (the "By-Laws") in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until otherwise amended or repealed.

                  (c) Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the By-laws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the By-laws of the Surviving Corporation.

           7.     MANNER OF CONVERSION OF SHARES.

                  (a) Conversion of Shares. Subject to the provisions of this Section 7, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                         (i) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                         (ii) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time.

                         (iii) Except for Dissenting Shares, each share of Subject Company Common Stock, including any associated or attached Subject Company Rights, (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.6 shares of Parent Common Stock (subject to possible adjustment as set forth in Section 7(f) of this Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

Dissenting Shares shall not be converted pursuant to Section 7(a)(iii) in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Subtitle 13 of the KBCA. If a holder of Dissenting Shares becomes ineligible for payment under Subtitle 13 of the KBCA, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 7(a)(iii) effective as of the Effective Time.

                  (b) Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                  (c) Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  (d) Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                  (e)    Conversion of Stock Options.

                         (i) At the Effective Time, each option to purchase or other right with respect to shares of Subject Company Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards, but excluding any Subject Company Rights ("Subject Company Options") granted by Subject Company under the Subject Company Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become options with respect to Parent Common Stock, and Parent shall assume each Subject Company Option, in accordance with the terms of the applicable Subject Company Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Salary and Benefits Committee shall be substituted for Subject Company and the committee of Subject Company's Board of Directors (including, if applicable, the entire Board of Directors of Subject Company) administering such Subject Company Stock Plan, (ii) each Subject Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Parent Common Stock subject to such Subject Company Option shall be equal to the number of shares of Subject Company Common Stock subject to such Subject Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding to the nearest whole share (rounding down with respect to any "incentive stock options"), and (iv) the per share exercise price under each such Subject Company Option shall be adjusted by dividing the per share exercise price under each such Subject Company Option by the Exchange Ratio and rounding to the nearest cent (rounding up with respect to any "incentive stock options"). Notwithstanding clauses (iii) and (iv) of the first sentence of this Section 7(e)(i), each Subject Company Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Parent and Subject Company agree to take all necessary steps to effectuate the foregoing provisions of this Section 7(e).

                           (ii) As soon as practicable after the Effective Time, Parent shall deliver to the participants in each Subject Company Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants under such Subject Company Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 7(e)(i) after giving effect to the Merger including any acceleration of option vesting resulting from the Merger), and Parent shall comply with the terms of each Subject Company Stock Plan to ensure, subject to the provisions of such Subject Company Stock Plan, that Subject Company Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Within 30 days after the Effective Time, Parent shall file a registration statement on Form S-8 with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                           (iii) All contractual restrictions or limitations ON transfer with respect to Subject Company Common Stock awarded under the Subject Company Stock Plans or any other plan, program, or Contract of Subject Company or any of the Subject Company Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, or Contract, shall remain in full force and effect with respect to shares of Parent Common Stock into which such restricted stock is converted pursuant to Section 7(a) of this Agreement.

                  (f) Adjustment of Exchange Ratio. If the Board of Directors of Subject Company provides written notice to Parent in accordance with the Acquisition Agreement that Subject Company refuses to consummate the Merger because, at any time during the ten-day period commencing two days after the Determination Date, if either:

                           A.       Both of the following conditions are
                  satisfied:

                                    (1)     the Average Closing Price shall be
                  less than the product of (i) 0.85 and (ii) the Starting Price; and

                                    (2)     (i) the quotient obtained by
                  dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.10 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio"); or

                                    B.      The Average Closing Price shall be
                  less than the product obtained by multiplying 0.80 times the Starting Price;

which notice shall specify which of the clauses A. or B. is applicable (or if both would be applicable, which clause is being invoked); then during the five-day period commencing with its receipt of such notice, Parent shall have the option to elect to increase the Exchange Ratio as follows: During the five-day period commencing with its receipt of such notice, Parent shall have the option, in the case of a failure to satisfy the condition in clause A., to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.85, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Parent Ratio. During the five-day period commencing with its receipt of such notice, Parent shall have the option, in the case of a failure to satisfy the condition in clause B., to elect to increase the Exchange Ratio to the quotient obtained by dividing (i) the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect), by (ii) the Average Closing Price. If Parent makes an election contemplated by the preceding two sentences, within such five-day period, it shall give prompt written notice to Subject Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7(f) and this Plan of Merger shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Plan of Merger to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7(f).

                  For purposes of this Section 7(f), the following terms shall have the meanings indicated:

                  "Average Closing Price" shall mean the average of the daily last sales prices of Parent Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Parent) for the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                  "Determination Date" shall mean the later of the date (i) of the Shareholders' Meeting and (ii) on which the Consent of the Board of Governors of the Federal Reserve System shall be received (without regard to any requisite waiting period thereof).

                  "Index Group" shall mean the 15 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that any such company or companies are removed from the Index Group as a result of any of the events described in the preceding sentence, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 15 bank holding companies and the weights attributed to them are as follows:


            Bank Holding Companies                                  Weighting
-------------------------------------------------               ---------------
 AmSouth Bancorporation                                                    5.99%
 BB&T Corporation                                                         10.41
 Crestar Financial Corporation                                             7.75
 First American Corporation                                                3.94
 First of America Bank Corporation                                         7.04
 First Security Corporation                                                5.10
 First Tennessee National Corporation                                      5.25
 Firstar Corporation                                                       7.55
 Huntington Bancshares, Inc.                                               9.30
 Marshall & Ilsley Corporation                                             7.40
 Mercantile Bancorporation, Inc.                                           9.05
 National Commerce Bancorp                                                 2.11
 Old Kent Financial Corporation                                            4.62
 Regions Financial Corporation                                             7.30
 SouthTrust Corporation                                                    7.19
                                                                ---------------

         Total                                                           100.00%
                                                                ===============

                  "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                  "Starting Date" shall mean the fourth full trading day after the announcement by press release of the Merger.

                  "Starting Price" shall mean the closing price per share of Parent Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Parent) on the Starting Date.

                  If Parent or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Parent shall be appropriately adjusted for the purposes of applying this Section 7(f).

         8.       SURRENDER OF CERTIFICATES AND EXCHANGE OF SHARES.

                  (a) Exchange Procedures. Promptly after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to the former shareholders of Subject Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Subject Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 7(c) of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 7(a) of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 8(b) of this Agreement. To the extent required by Section 7(d) of this Agreement, each holder of shares of Subject

Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the merger until such holder surrenders such holder's certificate or certificates representing the shares of Subject Company Common Stock for exchange as provided in this Section 8(a). The certificate or certificates of Subject Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Parent nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

                  (b) Rights of Former Subject Company Shareholders. At the Effective Time, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 8(a) of this Agreement, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 7(c) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 7(a) and 7(d) of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of the Acquisition Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 8(a) of this Agreement. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

           9. TAX REORGANIZATION. The Boards of Directors of Parent, Merger Subsidiary and Subject Company have each approved, or will approve, the Acquisition Agreement and this Plan of Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

           10.    EFFECT OF MERGER. From and after the Effective Time:

                  (a) Subject Company shall, as provided in Chapter 271B of the KBCA and the TBCA, be merged into and continued in Merger Subsidiary, which at all times after the Effective Time shall be referred to as the "Surviving Corporation" and the separate existence of Subject Company shall cease;

                  (b) The title to all real estate and other property owned by each corporation party to the Merger shall be vested in the Surviving Corporation without reversion or impairment;

                  (c) The Surviving Corporation shall have all liabilities of each corporation which is a party to the Merger; and

                  (d) A proceeding pending against Subject Company may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for Subject Company.

           11. AMENDMENT, TERMINATION. This Plan of Merger shall terminate automatically, and be of no further effect, if the Acquisition Agreement is terminated in accordance with its terms prior to the Effective Time. This Plan of Merger may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after shareholder approval of this Agreement has been obtained.

           12. DEFINITIONS. Capitalized terms not otherwise defined in this Plan of Merger shall have the following meanings:

                  "Affiliate" of a Person shall mean any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

                  "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

                  "Dissenting Shares" shall mean any shares of Subject Company Common Stock with respect to which the record or beneficial holder has properly perfected the holder's rights to dissent under Subtitle 13 of Chapter 27IB of the KBCA.

                  "KBCA" shall mean the Kentucky Business Corporation Act.

                  "NYSE" shall mean the New York Stock Exchange, Inc.

                  "Parent Capital Stock" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

                  "Parent Common Stock" shall mean the $5.00 par value common stock of Parent.

                  "Parent Preferred Stock" shall mean the no par value preferred stock of Parent and shall include the (i) Series A Preferred Stock and (ii) Series E 8% Cumulative, Convertible Preferred Stock, of Parent ("Parent Series E Preferred Stock").

                  "Parent Rights" shall mean the preferred stock purchase rights issued pursuant to the Parent Rights Agreement.

                  "Parent Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between Parent and UPNB, as Rights Agent.

                  "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Department of Financial Institutions of the Commonwealth of Kentucky, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

                  "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person.

                  "Shareholders' Meeting" shall mean the meeting of the shareholders of Subject Company to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                  "Subject Company Common Stock" shall mean the common stock of Subject Company.

                  "Subject Company Rights" shall mean the junior participating preferred stock purchase rights issued pursuant to the Subject Company Rights Agreement.

                  "Subject Company Rights Agreement" shall mean that certain Rights Agreement, dated January 18, 1995, between Subject Company and Boatman's Trust Company, as Rights Agent, as amended by the First Amendment, dated October 20, 1997, between Subject Company and Boatman's Trust Company, as Rights Agent, and by the Second Amendment, dated November 17, 1997, between Subject Company and Registrar and Trust Company, as successor trustee.

                  "Subject Company Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Subject Company.

                  "Surviving Corporation" shall mean Merger Subsidiary as the surviving corporation resulting from the Merger.

                  "TBCA" shall mean the Tennessee Business Corporation Act.


                  IN WITNESS WHEREOF, each of the parties has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                                     PEOPLES FIRST CORPORATION


By: /S/ EILEEN M. DUOBINIS-GRAY             By:  /S/ AUBREY W. LIPPERT
    -------------------------------            -------------------------------------------

Title:  SECRETARY                           Title:  CHAIRMAN, PRESIDENT AND CEO
      -----------------------------               ----------------------------------------

[CORPORATE SEAL]


ATTEST:                                     UNION PLANTERS CORPORATION


By: /S/ E. JAMES HOUSE, JR.                 By:   /S/ JACKSON W. MOORE
   --------------------------------            -------------------------------------------
                                                   Jackson W. Moore

Title: CORPORATE SECRETARY                  Title: President & Chief Operating Officer
      -----------------------------               ----------------------------------------



ATTEST:                                     UNION PLANTERS HOLDING CORPORATION


By:  /S/ LYNN L. LANIGAN                    By:   /S/ JACKSON W. MOORE
   --------------------------------            -------------------------------------------
                                                      Jackson W. Moore


Title:  SECRETARY                           Title: President
      -----------------------------               ----------------------------------------


[CORPORATE SEAL]

                                   APPENDIX C

                 [LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]



                                              May 29, 1998

The Board of Directors
Peoples First Corporation
100 South Fourth Street
Paducah, KY  42002

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Peoples First Corporation ("Peoples") of the exchange ratio in the proposed merger (the "Merger") of which Peoples is to merged with and into Union Planters Holding Corporation, a wholly owned subsidiary of Union Planters Corporation ("Union Planters"), pursuant to the Agreement and Plan of Merger, dated as of November 17, 1997, between Peoples and Union Planters (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of common stock, without par value, of Peoples (the "Common Shares") will be converted into 0.60 shares of common stock, par value $5.00 per share, of Union Planters. In connection with the Merger, the parties entered into an option agreement, dated November 17, 1997, (the "Option Agreement") pursuant to which Peoples granted to Union Planters an option to acquire, under certain circumstances, a certain number of outstanding common shares, all as set forth more fully in the Option Agreement.

         Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Peoples and Union Planters, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Peoples and Union Planters for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to

The Board of Directors
Peoples First Corporation
May 29, 1998
Page 2 of 3

Peoples. We have acted exclusively for the Board of Directors of Peoples in rendering this fairness opinion and will receive a fee from Peoples for our services.

         In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Peoples and Union Planters and the Merger, including among other things, the following: (i) the Agreement; (ii) the Plan of Merger; (iii) the Option Agreement; (iv) the Registration Statement on Form S-4 (including the proxy statement/prospectus for the special meeting of stockholders of Peoples to be held in connection with the Merger) dated November 17, 1997; (v) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 1996 of Peoples and Union Planters; (vi) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Peoples and Union Planters and certain other communications from Peoples and Union Planters to their respective stockholders; and (vii) other financial information concerning the businesses and operations of Peoples and Union Planters furnished to us by Peoples and Union Planters for purposes of our analysis. We have also held discussions with senior management of Peoples and Union Planters regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Peoples and Union Planters with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

         In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Peoples and Union Planters as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managments. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Peoples and Union Planters are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Peoples or Union Planters, nor have we examined any individual credit files.

The Board of Directors
Peoples First Corporation
May 29, 1998
Page 3 of 3



         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:
(i) the historical and current financial position and results of operations of Peoples and Union Planters; (ii) the assets and liabilities of Peoples and Union Planters; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio in the Merger is fair, from a financial point of view, to holders of the Common Shares.

                                        Very truly yours,


                                        Keefe, Bruyette & Woods, Inc.

            [LETTERHEAD OF STIFEL, NICOLAUS & COMPANY, INCORPORATED]


                                                                    May 29, 1998



Board of Directors
Peoples First Corporation
100 South Fourth Street
Paducah, KY  42001



Members of the Board:

         You have requested our opinion as to the fairness from a financial point of view to the shareholders of Peoples First Corporation ("Peoples") of the exchange ratio (the "Exchange Ratio") of 0.6 shares of common stock, par value $5.00 per share, of Union Planters Corporation ("UPC") to be exchanged for each share of common stock, par value $1.00 per share, of Peoples pursuant to the terms of the Agreement and Plan of Merger, dated as of November 17, 1997 (the "Agreement") by and between Peoples and UPC. For the purposes of our opinion, we have assumed that the merger of Peoples with a subsidiary of UPC pursuant to the Agreement (the "Merger") will constitute a tax-free reorganization as contemplated by the Agreement and the Merger will qualify as a pooling of interests for accounting purposes. We have also assumed that the trading range of the common stock of Peoples and UPC will be such that the "collar" provisions of Section 9.3(e) of the Agreement will not come into effect so as to change the Exchange Ratio from 0.6 shares of common stock of UPC for each share of common stock of Peoples.

         Stifel, Nicolaus & Company, Incorporated ("Stifel"), as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Peoples and UPC and have completed our financial analysis of this transaction. In the ordinary course of its business, Stifel actively trades equity securities of Peoples and UPC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

         In rendering our opinion, we have reviewed among other things: the Agreement; the financial statements of Peoples and UPC included in their respective Annual Reports on Form 10-K for the 5 years ended December 31, 1997, and their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998; certain internal financial analyses and forecasts for Peoples and UPC prepared by their respective managements; and certain internal financial forecasts for Peoples and UPC on a combined basis, giving effect to the Merger, prepared by

Board of Directors - Peoples First Corporation
Page 2


the management of Peoples and UPC. We have conducted conversations with Peoples' senior management regarding recent developments and management's financial forecasts for Peoples and UPC. In addition, we have spoken to members of Peoples' senior management and UPC's senior management regarding factors which affect each entity's business. We have also compared certain financial and securities data of Peoples and UPC with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Peoples and UPC, reviewed the financial terms of certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We also took into account our assessment of general economic, market and financial conditions and our experience in securities valuations and our knowledge of the commercial banking industry generally.

         In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us and have not assumed any responsibility for independently verifying any such information. With respect to the financial forecasts supplied to us (including without limitation, projected cost savings and operating synergies resulting from the Merger), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Peoples and UPC as to the future operating and financial performance of Peoples and UPC, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Peoples or UPC since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the financial statements of Peoples and UPC are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of Peoples' or UPC's assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of Peoples or UPC. We relied on advice of counsel to Peoples as to all legal matters with respect to Peoples, the Agreement and the transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived.

         Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Our opinion is directed to the Board of Directors of Peoples for its information and assistance in connection with its consideration of the financial terms of the transaction contemplated by the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction, nor have we expressed any opinion as to the prices at which any securities of Peoples or UPC might trade in the future. Except as

Board of Directors - Peoples First Corporation
Page 3

required by applicable law, including without limitation federal securities laws, our opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent.

         Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the Exchange Ratio pursuant to the Agreement is fair to the holders of Peoples Common Stock from a financial point of view.


Very truly yours,





STIFEL, NICOLAUS  &  COMPANY, INCORPORATED

                                   APPENDIX D


                        SUBTITLE 13. DISSENTERS' RIGHTS

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

              271B.13-010. DEFINITIONS. As used in this subtitle:

                  (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

                  (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13- 200 to 271B.13-280.

                  (3) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12- 220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

                  (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                  (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

                  (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

                  (7) "Shareholder" means the record shareholder or the beneficial shareholder. (Enact. Acts 1988, ch. 23, ss.123, effective January 1, 1989.)

                  271B.13-020. RIGHT TO DISSENT. (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                  (a) Consummation of a plan of merger to which the corporation is a party:

         1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

         2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

                  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                  (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

         1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

         2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

         3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

         4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

                  (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

                  (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

                  (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation. (Enact. Acts 1988, ch. 23, ss.124, effective January 1, 1989.)

                  271B.13-030. DISSENT BY NOMINEE AND BENEFICIAL OWNERS. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                  (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. (Enact. Acts 1988, ch. 23, ss.125, effective January 1, 1989.)

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

                  271B.13-200. NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

                  (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220. (Enact. Acts 1988, ch. 23, ss.126, effective January 1, 1989.)

                  271B.13-210. NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

                  (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                  (b) Shall not vote his shares in favor of the proposed action.

                  (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter. (Enact. Acts 1988, ch. 23, ss.127, effective January 1, 1989.)

                  271B.13-220. DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

                  (2) The dissenters' notice shall be sent no later than ten
(10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

                  (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

                  (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

                  (e) Be accompanied by a copy of this subtitle. (Enact. Acts 1988, ch. 23, ss.128, effective January 1, 1989.)

                  271B.13-230. DUTY TO DEMAND PAYMENT. (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection
(2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

                  (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

                  (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle. (Enact. Acts 1988, ch. 23, ss.129, effective January 1, 1989.)

                  271B.13-240. SHARE RESTRICTIONS. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

                  (2) The person for whom dissenters' right are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (Enact. Acts 1988, ch. 23, ss.130, effective January 1, 1989.)

                  271B.13-250. PAYMENT. (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

                  (2) The payment shall be accompanied by:

                  (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  (b) A statement of the corporation's estimate of the fair value of the shares;

                  (c) An explanation of how the interest was calculated; and

                  (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280. (Enact. Acts 1988, ch. 23, ss.131, effective January 1, 1989.)

                  271B.13-260. FAILURE TO TAKE ACTION. (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

                  (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure. (Enact. Acts 1988, ch. 23, ss.132, effective January 1, 1989.)

                  271B.13-270. AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

                  (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280. (Enact. Acts 1988, ch. 23, ss.133, effective January 1, 1989.)

                  271B.13-280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13- 250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

                  (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

                  (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

                  (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

                  (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares. (Enact. Acts 1988, ch. 23, ss. 134, effective January 1, 1989.)

                          JUDICIAL APPRAISAL OF SHARES

                  271B.13-300 COURT ACTION. (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

                  (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

                  (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

                  (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

                  (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

                  (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

                  (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270. (Enact. Acts 1988, ch. 23, ss.135, effective January 1, 1989.)

                  271B.13-310. COURT COSTS AND COUNSEL FEES. (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

                  (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

                  (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

                  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Enact. Acts 1988, ch. 23, ss.136, effective January 1, 1989.)

                                                        APPENDIX - FORM OF PROXY


[X]  PLEASE MARK VOTES                                     REVOCABLE PROXY
     AS IN THIS EXAMPLE                           PEOPLE FIRST CORPORATION
                                                                                                              FOR   AGAINST  ABSTAIN

                   SPECIAL MEETING OF STOCKHOLDERS                    1. Approval of the Agreement and Plan   [  ]   [   ]    [  ]
                            JUNE 30, 1998                                of Merger, dated as of November 17,
                                                                         1997, as amended by the Amendment
     The undersigned hereby appoints Henry O. Whitlow and Gary B.        thereto dated April 8, 1998, by and between Peoples First
     Houston, or either of them in case the other is unable or           Corporation, Union Planters Holding Corporation, and
     unwilling to act, as Proxies, each with the power to appoint        joined in by Union Planters Corporation, as more fully
     his/her substitute, and hereby authorizes them to represent         described in the Proxy Statement/Prospectus, dated
     and to vote, as designated below, all of the shares of voting       May 29, 1998.
     stock of Peoples First Corporation held of record by the
     undersigned on May 15, 1998, at the Special Meeting of           2. In their discretion, the Proxies are authorized to vote
     Shareholders of Peoples First Corporation to be held on             upon such other business as may properly come before the
     June 30, 1998, or any adjournments thereof. The undersigned         meeting or any adjournments thereof.
     acknowledges receipt of the Proxy Statement/Prospectus, dated
     May 29, 1998, relating to the Special Meeting of Shareholders.                 THIS PROXY IS SOLICITED ON BEHALF OF
                                                                                          THE BOARD OF DIRECTORS.

                                                                          THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
                                                                      MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO
                                                                      DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                                                                          Please sign exactly as name appears on the Proxy Card.
                                                                      When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by
                                                                      President or other authorized officer. If a partnership,
                                                                      please sign in partnership name by authorized person.

     Please be sure to sign and date    Date
      this Proxy in the box below.
     ------------------------------------------------------------
     -                                                          -

       -Stockholder sign above--Co-holder (if any) sign above-

--------------------------------------------------------------------------------
  -DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.-

                           PEOPLES FIRST CORPORATION

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